Exhibit 10.33

MASTER LEASE AGREEMENT

BY AND AMONG

THE ENTITIES LISTED ON SCHEDULE 1-A ATTACHED HERETO,

(collectively, jointly and severally, “Lessor”)

AND

THE ENTITIES LISTED ON SCHEDULE 1-B ATTACHED HERETO,

(collectively, jointly and severally, as “Lessee”)

October 3, 2016

i

ARTICLE XI. LIENS		43
11.1.	General Restrictions; Acknowledgment of Intercreditor	43
ARTICLE XII. PERMITTED CONTESTS		43
12.1.	Permitted Contests	43
ARTICLE XIII. INSURANCE		44
13.1.	General Insurance Requirements	44
13.2.	Additional Insurance	47
13.3.	Endorsements and Other Requirements	47
13.4.	Evidence of Insurance	47
13.5.	Increase in Limits	48
13.6.	Blanket Policy	48
13.7.	No Separate Insurance	48
ARTICLE XIV. FIRE AND CASUALTY		49
14.1.	Insurance Proceeds	49
14.2.	Reconstruction in the Event of Damage or Destruction Covered by Insurance	49
14.3.	Reconstruction in the Event of Damage or Destruction Not Covered by Insurance	50
14.4.	Lessee’s Personal Property	50
14.5.	Restoration of Lessee’s Property	50
14.6.	No Abatement of Rent	50
14.7.	Damage Near End of Term	50
14.8.	Waiver	50
ARTICLE XV. CONDEMNATION		51
15.1.	Parties’ Rights and Obligations	51
15.2.	Total Taking	51
15.3.	Partial Taking	51
15.4.	Award Distribution	51
15.5.	Temporary Taking	51
ARTICLE XVI. DEFAULT		51
16.1.	Events of Default	51
16.2.	Additional Expenses	59
16.3.	Waivers	59
16.4.	Application of Funds	60
16.5.	Notices by Lessor	60
ARTICLE XVII. LESSOR’S RIGHT TO CURE		60
ARTICLE XVIII. INTENTIONALLY DELETED		61
ARTICLE XIX. HOLDING OVER		61
ARTICLE XX. INTENTIONALLY DELETED		61
ARTICLE XXI. RISK OF LOSS		61
ARTICLE XXII. INDEMNIFICATION		61

ARTICLE XXIII. ASSIGNMENT, SUBLETTING AND SUBLEASE SUBORDINATION		63
23.1.	Assignment and Subletting	63
23.2.	Sublease Limitations	64
23.3.	Sublease Subordination and Non-Disturbance	65
23.4.	Existing Subleases	65
ARTICLE XXIV. OFFICER’S CERTIFICATES; FINANCIAL STATEMENTS; NOTICES AND OTHER CERTIFICATES		66
ARTICLE XXV. INSPECTIONS		68
ARTICLE XXVI. NO WAIVER		68
ARTICLE XXVII. REMEDIES CUMULATIVE		68
ARTICLE XXVIII. SURRENDER		68
ARTICLE XXIX. NO MERGER OF TITLE		69
ARTICLE XXX. TRANSFERS BY LESSOR; SEVERANCE RIGHTS		69
30.1.	Transfers by Lessor	69
30.2.	Severance Rights	69
ARTICLE XXXI. QUIET ENJOYMENT		70
ARTICLE XXXII. NOTICES		70
ARTICLE XXXIII. APPRAISAL		71
ARTICLE XXXIV. PURCHASE RIGHTS		72
34.1.	Lessor’s Option to Purchase Lessee’s Personal Property	72
34.2.	Lessee’s First Right of Refusal	72
ARTICLE XXXV. INTENTIONALLY DELETED		74
ARTICLE XXXVI. FINANCING OF THE LEASED PROPERTY		74
ARTICLE XXXVII. SUBORDINATION AND NON-DISTURBANCE		74
ARTICLE XXXVIII. LICENSES		75
38.1.	Maintenance of Licenses	75
38.2.	No Transfers or Alterations of Licenses	75
38.3.	Notifications; Corrective Actions	75
38.4.	Termination of Lease	76
38.5.	Material Condition of Lease	76
38.6.	Cooperation; Applicable Transfer Requirements	77
ARTICLE XXXIX. INTENTIONALLY DELETED		77
ARTICLE XL. MISCELLANEOUS		77
40.1.	General	77
40.2.	Bankruptcy Waivers	77
40.3.	Lessor’s Expenses	78
40.4.	Prevailing Party Expenses	78
40.5.	Entire Agreement; Modifications	79
40.6.	Lessor Securities Offering and Filings	79
40.7.	Non-Recourse as to Parties	79
40.8.	Coveants, Restrictions and Reciprocal Easements	80
40.9.	Force Majeure	80
40.10.	Management Agreements	80

40.11.	Non-Competition	81
40.12.	Governing Law	81
40.13.	Jurisdiction and Venue	81
40.14.	True Operating Lease	82
40.15.	[Intentionally Deleted]	82
40.16.	Compliance with Anti-Terrorism Laws	82
40.17.	Electronically Transmitted Signatures	82
40.18.	Waiver of Jury Trial	83
40.19.	Counterparts	83
40.20.	Survival	83
40.21.	Continuation of Defaults	83
40.22.	Specific Performance	83
40.23.	Joint Drafting	83
40.24.	Joint and Several Obligations	84
40.25.	Representations, Agreements and Covenants relating to Certain Properties	84
40.26.	Necessary Actions	84
40.27.	Arbitration	84
40.28.	Intercreditor Agreement	85
ARTICLE XLI. MEMORANDUM OF LEASE		85

EXHIBITS AND SCHEDULES:

Exhibit A-1	Good Samaritan Land
Exhibit A-2	Holy Family Land
Exhibit A-3	Morton Land
Exhibit A-4	St. Anne’s Land
Exhibit A-5	St. Elizabeth Land
Exhibit B-1	Permitted Exceptions - Good Samaritan Land
Exhibit B-2	Permitted Exceptions - Holy Family Land
Exhibit B-3	Permitted Exceptions - Morton Land
Exhibit B-4	Permitted Exceptions - St. Anne’s Land
Exhibit B-5	Permitted Exceptions - St. Elizabeth Land
Exhibit C	Existing Subleases
Exhibit D	Excluded Subsidiaries
Schedule 1-A	Lessors
Schedule 1-B	Lessees
Schedule 1-C	Non-Permitted Assignees
Schedule 3.1(a)	Lease Bases
Schedule 10.3	Capital Additions
Schedule 40.25	State Specific Provisions

MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT (the “Lease”) is dated this 3rd day of October, 2016 (the “Initial Commencement Date”), and is by and among the entities listed on Schedule 1-A attached hereto and made a part hereof by reference and incorporation (collectively, jointly and severally, the “Lessor”), having their principal office at c/o MPT Operating Partnership, L.P., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and the entities listed on Schedule 1-B attached hereto and made a part hereof by reference and incorporation (collectively, jointly and severally, the “Lessee”), having their principal office at c/o Steward Health Care System LLC, 500 Boylston Street, Fifth Floor, Boston, MA 02116, Attn: Joseph C. Maher, Jr.

STATEMENT OF INTENT

Subject to Articles V, XIV, XV, XXX and Section 16.1, this Lease constitutes one unitary, indivisible, non-severable true lease of all the Leased Property. This Lease does not constitute separate leases contained in one document each governed by similar terms. The use of the expression “unitary lease” to describe this Lease is not merely for convenient reference. It is the conscious choice of a substantive appellation to express the intent of Lessor and Lessee in regard to an integral part of this transaction, which is to accomplish the creation of an indivisible lease. Lessor and Lessee agree that from an economic point of view the portions of the Leased Property leased pursuant to this Lease constitute one economic unit and that the Rent and all other provisions have been negotiated and agreed to based upon a lease of all the portions of the Leased Property as a single, composite, inseparable transaction. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), all provisions of this Lease, including definitions, commencement and expiration dates, rental provisions, use provisions, renewal provisions, breach, default, enforcement, termination and assignment and subletting provisions, shall apply equally and uniformly to all the Leased Property as one unit and are not severable. The economic terms of this Lease would have been substantially different had separate leases or a “divisible” lease been acceptable to Lessor. A default of any of the terms or conditions of this Lease occurring with respect to any particular Property shall constitute a default under this Lease with respect to all the Leased Property. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), Lessor and Lessee agree that the provisions of this Lease shall at all times be construed, interpreted and applied such that the intention of Lessor and Lessee to create a unitary lease shall be preserved and maintained. Lessor and Lessee agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property.

W I T N E S S E T H:

WHEREAS, Lessor is the current owner of that certain real property more particularly described on Exhibits A-1 et seq. attached hereto and incorporated herein by reference (each together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto, and any other parcel of land acquired or leased and made subject to this Lease collectively, the “Land”), and is also the current owner of all of the Leased Improvements (as hereinafter defined) located on the Land;

WHEREAS, Lessor desires to lease the Land and Leased Improvements to Lessee, and Lessee desires to lease the same from Lessor, on the terms and conditions hereinafter provided.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Certain Defined Terms. Capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.1.

ABL Credit Agreement: That certain Credit Agreement, dated as of the date hereof, among Citibank, N.A., as administrative agent on behalf of itself and the other lenders a party thereto, Steward Health and its Subsidiaries and applicable Affiliates a party thereto.

Additional Charges: As defined in Section 3.2.

Adjustment Date: As defined in Section 3.1(b).

Affiliate: With respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 25% or more of the outstanding capital stock, shares or Equity Interests of such Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise; provided that neither Cerberus Capital Management, L.P., nor any of its Affiliates (other than Steward Health and its subsidiaries) nor Ralph de la Torre, M.D. shall be deemed to be an Affiliate of Steward Health or any Facility Lessee.

AIREA: The American Institute of Real Estate Appraisers, or any successor organization.

Allocated Base Rent: With respect to each Property, the portion of the Base Rent payable with respect to such Property.

Allocated Deposit: As defined in Section 9.2.

Anti-Terrorism Laws: Any applicable laws, statutes and regulations relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws, statutes and regulations comprising or implementing the Bank Secrecy Act, and the laws, statutes and regulations administered by OFAC.

Award: All compensation, sums or anything of value awarded, paid or received from a total or partial Condemnation.

Bankruptcy Code: Chapter 11 U.S.C. § 101, et seq.

Base Rent: As defined in Section 3.1(a).

Binding Agreement: As defined in Section 34.2(a).

Blocked Person: Any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, or (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “security blocked person” on the OFAC List.

Borrower Affiliates: Collectively, Steward Carney Hospital, Inc., Steward Norwood Hospital, Inc., Nashoba Valley Medical Center, A Steward Family Hospital, Inc., and Steward Holy Family Hospital, Inc. (in such capacity), each a Delaware corporation.

Business: With respect to each of the Properties, the primary operation of a healthcare facility thereon and ancillary facilities related thereto, in each case, the engagement in and pursuit and conduct of any business venture or activity incident thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which money centers in the City of New York, New York are authorized or obligated by law or executive order to close.

Capital Additions: With respect to each Property, (a) extraordinary renovations or expansions of buildings, structures or other improvements currently located on that Property (or on additional parcels added to such Property), (b) the addition of one or more parcels of land to such Property (whether by purchase or ground lease), or (c) the addition of one or more new buildings or additional structures placed on such Property or any such additional parcels of land, including, without limitation, the construction of a new wing or new story.

Capital Lease Obligations: With respect to any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Collections: Any and all payments received for patient related services that are posted to Lessee’s accounting system for a Facility, including, without limitation, any such payments received from patients, insurance companies, managed care and preferred provider organizations, Medicaid, Medicare, or other payors.

Casualty Impacted Property: As defined in Section 14.2(a).

CERCLA: As defined in the definition of “Hazardous Materials Laws.”

Change of Control Transaction: Shall mean (i) Steward Health ceasing to own, in the aggregate, directly or indirectly, one hundred percent (100%) of the voting Equity Interests of any Facility Lessee, or (ii) a majority of the voting Equity Interests of Steward Health or Steward Health Care Holdings, LLC are sold or transferred to a Person, and, following such sale or transfer, (A) such Person is not a Qualified Transferee or, (B) after giving pro forma effect to such sale or transfer, there exists a breach of Section 16.1(j) or (k), without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing, neither (i) the sale or transfer of Equity Interests of Steward Health or Steward Health Care Holdings, LLC between or to the existing holders of the Equity Interests of Steward Health or Steward Health Care Holdings, LLC, as of the date hereof, (ii), the sale or transfer of Equity Interests held directly or indirectly by Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus Capital Management”), between or to any other fund or managed account that, directly or indirectly, is controlled by Cerberus Capital Management, (iii) the sale or transfer of Equity Interests held directly or indirectly by Ralph de la Torre, M.D. between or to any other Person for which Ralph de la Torre, M.D. owns, beneficially, directly or indirectly, 51% or more of the outstanding capital stock, shares or Equity Interests of such Person, nor (iv) a Qualified Public Offering shall constitute a Change of Control. For the avoidance of doubt, the entering into a written agreement or the granting of an option to acquire Equity Interests or the issuance of debt convertible into Equity Interests shall be deemed to be the issuance of Equity Interests for purposes of determining whether a Change of Control Transaction has occurred. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise.

Claim: As defined in Section 8.2(c).

CMS: As defined in Section 38.1.

Code: The United States Internal Revenue Code of 1986, as amended through the date hereof, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

Commencement Date: The Initial Commencement Date, provided that as to any New Property, Commencement Date shall mean the date that such New Property becomes subject to this Lease.

Condemnation: Either (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending, in all of the foregoing cases with respect to any portion of the Leased Property.

Condemnor: Any public or quasi-public authority having the power of Condemnation.

Consolidated Fixed Charges: For any period, for Steward Health and its Subsidiaries on a consolidated basis, an amount equal to the sum for such period of (a) scheduled rent payments, plus, (b) consolidated interest charges, plus (c) consolidated maintenance capital expenditures, plus (d) scheduled principal payments of consolidated funded debt.

CPI: The Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). If the Consumer Price Index is discontinued or revised during the term of this Lease, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Consumer Price Index had not been discontinued or revised.

Credit Enhancements: With respect to each Property, all security deposits, security interests, letters of credit, pledges, guaranties, prepaid rent or other sums, deposits or interests held by Lessee, if any, with respect to such Property, and the Tenant Leases relating to such Property for the Tenants or subtenants thereunder.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Decision Period: As defined in Section 34.2(a).

Declarations: As defined in Section 40.8.

Defaulted Property: As defined in Section 16.1B.

DHS: As defined in Section 38.1.

DHHS: As defined in Section 38.1.

EBITDAR: For any period of four consecutive fiscal quarters of the Steward Health, Net Income for such period plus, to the extent not otherwise included in the determination of Net Income for such period, all proceeds of business interruption insurance policies, if any, received during such period, in an amount representing the earnings for the applicable period that such proceeds are intended to replace; plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) rent expense for realty for such period, (v) (A) any non-cash extraordinary expenses, losses or charges for such period, (B) any severance costs or early retirement expenses incurred or paid in such period and (C) any other unusual or non-recurring expenses, losses or charges for such period provided the aggregate amount of items in this clause (C) shall not exceed (I) $35,000,000 for any such period ending on or prior to December 31, 2016 and (2) 10% of EBITDAR for any such period ending after December 31, 2016 (without giving effect to the adjustments in this clause (v)(C) or clauses (x) and (y) of clause (xiv)(B) below), (vi) any expenses, losses or charges from disposed, abandoned or discontinued operations for such period, (vii) any other non-cash expenses, losses or charges for such period (but excluding any non-cash expense, loss or charge in respect of an item that was included in Net Income in a prior period and any non-cash expense, loss or charge that relates to the write-down or write-off of inventory), (viii) any up-front fees, transaction costs, commissions, expenses, premiums or charges incurred or paid prior to the date of this Lease related to the issuance of Equity Interests, any investment, any acquisition, any asset sale or other disposition, any recapitalization or any incurrence of Indebtedness (in each case whether or not consummated) during such period, including (A) such fees, expenses or charges related to this Lease or the ABL Credit Agreement and any amendment or other modification of this Lease or the ABL Credit Agreement and (B) such fees, expenses or charges incurred or paid in such period prior to the date of this Lease by Steward Health or any of its Subsidiaries in connection with any acquisition consummated by the Steward Health or any of its Subsidiaries prior to the date of this Lease, (ix) any non-cash interest expense for such period in respect of any Plan, (x) any non-cash losses realized in such period in connection with adjustments to any Plan due to changes in actuarial assumptions, valuations or studies, (xi) any net working capital adjustment, earn-out or other deferred purchase price payment incurred in connection with any investment permitted under this Lease or any investment consummated prior to the date of this Lease, and paid or accrued during such period, (xii) any management, monitoring, consulting or advisory fees or expenses paid to Cerberus Capital Management, L.P. or any of its Affiliates (or any accruals relating to such fees and expenses) during such period to the extent otherwise permitted under this Lease, (xiii)(A) any charge, expense or loss to the extent that a corresponding amount is received in cash by Steward Health or any of its Subsidiaries from a Person other than Steward Health Care Holdings, LLC or any of its Subsidiaries under any agreement or insurance providing for reimbursement of such expense or (B) any charge, expense or loss with respect to any liability or casualty event, business interruption or product recall to the extent covered by insurance proceeds received in cash during such period, and (xiv)(A) any up-front fees, transaction costs, commissions, expenses, premiums or charges incurred or paid on or after the date of this Lease related to the issuance of Equity Interests, any investment, any acquisition, any asset sale or other disposition, any recapitalization or any incurrence of Indebtedness permitted hereunder (in each case whether or not consummated) during such period, including (I) such fees, expenses or charges related to this Lease or the ABL Credit Agreement and any amendment or other modification of this Lease or the ABL Credit Agreement and (II) such fees, expenses or charges incurred or paid in such period on or after the date of this Lease by Steward Health or any of its Subsidiaries in connection with any acquisition consummated by Steward Health or any of its Subsidiaries prior to the date of this Lease and (B) the amount of (I) any restructuring charges or reserves or non-recurring integration costs or business optimization expenses for such period, including any one-time costs incurred in connection with acquisitions permitted by this Lease and costs related to the closure and/or consolidation of facilities (including costs relating to initiatives aimed at profitability) and (II) any net cost savings and synergies projected by the Steward Health in good faith to be realized as a result of specified actions taken prior to or during such period or to be taken within the first twelve months following of the end of such period; provided that in no event shall the sum of (x) the aggregate amounts under clause (xiv)(B) plus (y) the aggregate amount of any fees, costs, expenses, premiums or charges payable in respect of liabilities or fines paid or payable by Steward Health or its Subsidiaries pursuant to the Stark law (also known as the physician self-referral law) included in any calculation pursuant to this clause (a), exceed 15% of EBITDAR for such period (without giving effect to the adjustments described in the foregoing clauses (x) and (y)); minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash expenses, losses or charges described in clause (a)(vii) taken in a prior period, (ii) any extraordinary gains and any extraordinary non-cash items of income for such period, all calculated for Steward Health and its Subsidiaries on a consolidated basis and (iii) any gains or income from disposed, abandoned or discontinued operations for such period (without giving effect to the financial results or accounts of the Excluded Subsidiaries) in accordance with GAAP.

Entered Property: As defined in Section 16.1A.

Environmental Indemnification Agreement: That certain Environmental Indemnification Agreement, dated as of the date hereof, executed and delivered by each Guarantor to and in favor of Lessor and certain of its Affiliates, as the same may be amended, modified and/or restated from time to time.

Equity Cure Expiration Date. As defined in Section 16.1(l).

Equity Cure Right. As defined in Section 16.1(l).

Equity Interests: With respect to any Person, the voting power, ownership, or other equitable interests of such Person, including any interest represented by any capital stock, convertible or participating debt instruments, membership interest, partnership interest, or any similar interest therein.

Equity Purchase Agreement: That certain Equity Purchase Agreement, dated as of September 26, 2016, among Steward Health, MPT and certain of their respective Affiliates, as the same may be modified, amended or restated from time to time.

Escalator: As defined in Section 3.1(b).

Escrow Invoice: As defined in Section 3.2.

Event of Default: As defined in Section 16.1.

Excluded Subsidiary: Any now existing or hereafter acquired direct or indirect subsidiary of a Steward Health, if (a) such subsidiary is identified on Exhibit D , (b) such subsidiary is not wholly-owned by Steward Health or any of its Subsidiaries and Steward Health or its Subsidiaries own in aggregate less than 80% of the voting stock of such subsidiary, (c) such subsidiary is a controlled foreign corporation (as that term is defined in the Code), (d) such subsidiary is organized as a non-profit corporation and does not distribute its surplus funds to its equity-holders or (e) such subsidiary is prohibited by applicable law from being, or otherwise requires the consent of any Governmental Body (which has not been obtained after Steward Health has used commercially reasonable efforts to obtain such consent) having jurisdiction over it to be, joined as a Lessee hereunder or under any other Obligation Document.

Existing Subleases: As defined in Section 23.4.

Extension Notice: As defined in Article II.

Extension Term(s): As defined in Article II.

Facility: Each of the Good Samaritan Facility, the Holy Family Facility, the Morton Facility, the St. Anne’s Facility and the St. Elizabeth Facility, sometimes collectively referred to as the “Facilities.”

Facility Instrument: A note (whether secured or unsecured), loan agreement, credit agreement, guaranty, security agreement, mortgage, deed of trust or other agreement pursuant to which a Facility Lender has provided financing to Lessor in connection with the Leased Property or any part thereof, or funding provided to Lessee, if such funding is provided by Lessor or any Affiliate of Lessor (other than any Obligor) or in connection with a Capital Addition, and any and all renewals, replacements, modifications, supplements, consolidations and extensions thereof.

Facility Lender: A holder (which may include any Affiliate of Lessor) of any Facility Instrument.

Facility Lessee: The Good Samaritan Lessee, with respect to the Good Samaritan Property; the Holy Family Lessee, with respect to the Holy Family Property; the Morton Lessee, with respect to the Morton Property; the St. Anne’s Lessee, with respect to the St. Anne’s Property; the St. Elizabeth Lessee, with respect to the St. Elizabeth Property; and the Lessee party thereto, with respect to any New Property.

Facility Lessor: The Good Samaritan Lessor, with respect to the Good Samaritan Property; the Holy Family Lessor, with respect to the Holy Family Property; the Morton Lessor, with respect to the Morton Property; the St. Anne’s Lessor, with respect to the St. Anne’s Property; the St. Elizabeth Lessor, with respect to the St. Elizabeth Property; and the Lessor party thereto, with respect to any New Property.

Facility Loan: A loan made by a Facility Lender.

Fair Market Value: With respect to each Property, the Fair Market Value of such Property, including all Capital Additions with respect thereto, (a) as shall be determined in accordance with the appraisal procedures set forth in Article XXXIII or in such other manner as shall be mutually acceptable to Lessor and Lessee, and (b) which shall not take into account any reduction in value resulting from any damage, destruction or condemnation of any part of such Property or any indebtedness to which such Property is subject (other than indebtedness owed to Lessor that is secured by the Property) and which encumbrance Lessee or Lessor is otherwise required to remove pursuant to any provision of this Lease or agrees to remove at or prior to the closing of the transaction as to which such Fair Market Value determination is being made. With respect to each Property, and notwithstanding anything contained in this Lease to the contrary, any appraisal of such Property shall assume the Lease is in place for a term of fifteen (15) years, and shall not take into account any purchase options.

Fair Market Value Rent: With respect to each Property, the fair market annual rental value of the Property as of the first day of each Extension Term with the following characteristics: an absolute net lease for a five year term with no more than one (1) five-year extension option of comparable healthcare facility space, with the Leased Property considered as vacant and in its then “as is” condition but with all of Lessee’s Personal Property removed, with Lessor providing no services to Lessee, and an annual increase in base rent after the first year of the term equal to the Escalator. The calculation of Fair Market Value Rent shall also take into account all other reasonable relevant factors. Lessor shall advise Lessee (the “Rent Notice”) of Lessor’s determination of Fair Market Value Rent within sixty (60) days following Lessee’s exercise of the extension option for the applicable Extension Term. If Lessee disputes Lessor’s determination of Fair Market Value Rent, the dispute shall be resolved by arbitration as provided in Section 40.27. If the Allocable Base Rent payable during the applicable Extension Term is not determined prior to the first day of such Extension Term, then, commencing on the first Business Day of such Extension Term, Lessee shall pay Allocable Base Rent in an amount equal to the Allocable Base Rent payable by Lessee during the last year of the Fixed Term or the prior Extension Term, as applicable, as increased by the Escalator (the “Interim Rent”). Upon final determination of the Allocable Base Rent for each Extension Term (if this occurs after the commencement of such Extension Term), Lessee shall commence paying such Allocable Base Rent as so determined, and within thirty (30) days after such determination Lessee shall pay any deficiency in prior payments of Allocable Base Rent.

Financial Statements: For any fiscal year or other accounting period for the applicable Person, balance sheets, statements of operations and capital accounts, and statements of cash flows setting forth in comparative form the corresponding figures for the year-earlier fiscal period, all prepared in accordance with GAAP.

Fixed Term: As defined in Article II.

Fixtures: All equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on, or used in connection with, and that are, in each case, permanently affixed to the Land, or affixed or incorporated into the buildings and structures on the Land, including, without limitation, all affixed furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

Force Majeure: As defined in Section 40.9.

GAAP: Generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

Good Samaritan Facility: That certain two hundred twenty-four (224)-licensed bed general acute care hospital facility operated at the Good Samaritan Land, commonly known as “Good Samaritan Medical Center.”

Good Samaritan Land: That certain real property located in Plymouth County, Massachusetts as more particularly described on Exhibit A-2 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Good Samaritan Lessee: Steward Good Samaritan Medical Center, Inc., a Delaware corporation, together with its successors and permitted assigns.

Good Samaritan Lessor: MPT of Brockton-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

Good Samaritan Property: The Good Samaritan Land and related Leased Improvements located thereon relating to the Good Samaritan Facility.

Governmental Body: Any United States federal, state or local, or any supra national or non U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body, in each case of competent jurisdiction, including the Securities and Exchange Commission.

Guarantor: Steward Health, its successors and permitted assigns.

Guaranty: That certain Guaranty, dated as of the date hereof, executed and delivered by Guarantor in favor of Lessor and certain of its Affiliates, as the same may be modified, amended, restated and/or supplemented from time to time.

Hazardous Materials: Any substance deemed hazardous under any Hazardous Materials Laws, including without limitation, asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, lead and lead-based paints, radon, and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Laws.

Hazardous Materials Laws: Each federal, state and local law and regulation relating to pollution or protection or preservation of human health (to the extent related to exposure to or management of Hazardous Materials) or protection of the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances, and the regulations, orders, and decrees now or hereafter promulgated thereunder, in each case as amended from time to time.

Health Benefit Laws: Laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage, including ERISA, COBRA, HIPAA, SCHIP, Medicare, Medicaid, CHAMPUS/TriCare, and laws relating to the regulation of workers compensation and coordination of benefits.

Health Compliance Laws: All applicable laws pertaining to billing, kickbacks, false claims, self-referral, claims processing, marketing, HIPAA security standards for the storage, maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, including, without limitation, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback Statute (42 U.S.C. Section 1320a-7a(b)), the Stark Law, the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), and any other applicable federal health care law or equivalent state statutes or any rule or regulation promulgated by an applicable Governmental Body with respect to any of the foregoing, as any of the same may be amended, modified and/or restated from time to time.

Healthcare Laws: Health Benefit Laws, Health Compliance Laws and Information Privacy and Security Laws.

Holy Family Facility: That certain two hundred twenty-three (223)-licensed bed general acute care hospital facility operated at the Holy Family Land, commonly known as “Holy Family Hospital.”

Holy Family Land: That certain real property located in Essex County, Massachusetts, as more particularly described on Exhibit A-3 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Holy Family Lessee: Steward Holy Family Hospital, Inc., a Delaware corporation, together with its successors and permitted assigns.

Holy Family Lessor: MPT of Methuen-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

Holy Family Property: The Holy Family Land and related Leased Improvements located thereon relating to the Holy Family Facility.

HIPAA: The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

Impartial Appraiser: As defined in Section 13.1.

Impositions: Collectively, with respect to each Property, all civil monetary penalties, fines and overpayments imposed by state and federal regulatory authorities, all Real Estate Taxes, all state and local sales and use taxes, single business, gross receipts, transaction privilege, rent or similar taxes, all assessments, charges and costs imposed under the Permitted Exceptions (including, without limitation, all penalties, fines, damages, costs and expenses for any violation of or a default under any of the Permitted Exceptions), Massachusetts excise taxes, franchise taxes (including but not limited to taxes based on capital, net worth or assets), license, business entity, annual report, registration and statutory representation fees and other taxes imposed on any business entities, including limited partnerships, limited liability companies and other “pass through” entities, and any such items imposed on Lessor or Lessor’s Affiliates (including Lessor’s parent organizations), all assessments for utilities, public improvements or benefits, ground rents, water, wastewater, sewer, sanitary sewer or other rents and charges, excises, tax levies, fees (including, without limitation, impact, development, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of such Property, the Rent relating thereto (including all interest and penalties thereon due to any failure in payment by Lessee), and all other reasonable, out-of-pocket fees, costs and expenses which at any time prior to, during or in respect of the Term may be charged, assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor’s interest in such Property, (b) such Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, such Property or the leasing or use of such Property or any part thereof. Notwithstanding any provision hereof to the contrary, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a financial institutions or other tax) imposed on Lessor, including, but not limited to, any franchise tax or business entity tax (other than any components of such tax which constitute a franchise or capital tax), or (2) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Lessor is located; (3) any transfer tax of Lessor, or (4) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Property or the proceeds thereof or (5) any interest, additions to tax or penalties in respect of the foregoing clauses (1) through (5) or (6) except as expressly provided elsewhere in this Lease, any principal or interest on any Lien on any Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to the first sentence of this definition and which is in effect at any time during the Term is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case the substitute tax, assessment, tax levy or charge shall be deemed to be an Imposition.

Indebtedness: With respect to any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables and other accounts payable in each case, incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations, (g) all Steward Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such

Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any liquidated earn-out and (l) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Information Privacy and Security Laws: HIPAA and any other laws concerning the privacy and/or security of personal information, including but not limited to the Gramm-Leach-Bliley Act, state data breach notification laws, state health information privacy laws, the Federal Trade Commission Act and state consumer protection laws.

Initial Commencement Date: As defined in the preamble.

Insurance Premiums: As defined in Section 4.4.

Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Intercreditor Agreement: That certain Intercreditor Agreement, dated as of the date hereof, among Lessor, the MPT Lenders and Citibank, N.A. (as administrative agent on behalf of itself and the other lenders under said Credit Agreement), as the same may be modified, amended or restated from time to time.

Interest Expense: For any period, total interest expense (including that attributable to Capital Lease Obligations) of Steward Health and its Subsidiaries for such period with respect to all outstanding Indebtedness of Steward Health and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under any Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, calculated on a consolidated basis for Steward Health and its Subsidiaries for such period in accordance with GAAP.

Interim Capital Addition Rent: As defined in Section 3.1(b).

Interim Rent: As defined in the definition of “Fair Market Value Rent.”

Joint Commission: As defined in Article XXIV.

Land: As defined in the Recitals.

Late Payment Penalty: Shall mean an amount equal to the product of Five Percent (5%) and the amount of any overdue and unpaid amount under this Lease.

Lease: As defined in the Preamble.

Lease Assignments: Those certain Assignments of Rents and Leases, dated as of the date hereof, executed and delivered by each Facility Lessee to and in favor of Lessor, as each may be amended, modified and/or restated from time to time.

Lease Base: As to each Property, as defined on Schedule 3.1(a) attached hereto and made a part hereof by reference and incorporation.

Lease Rate: A per annum rate equal to Seven and One-Half Percent (7.50%), subject to the Escalator as set forth in Section 3.1(b).

Leased Improvements: As defined in Article II(b).

Leased Property: Collectively, those items described in Article II, as well as all Capital Additions thereto.

Legal Requirements: With respect to each Property and the conduct of the Business thereon, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Property, Lessee’s operation of the Business on such Property, or the construction, use or alteration of such Property (including, without limitation, the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973), whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications, or alterations in or to such Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, variances, restrictions and encumbrances contained in any instruments, either of record or known to Lessee, at any time in force affecting such Property.

Lessee: As defined in the preamble to this Lease.

Lessee Parties: As defined in Section 40.7(b).

Lessor: As defined in the preamble to this Lease.

Lessor’s Notice Address: As defined in Section 13.4.

Lessor Parties: As defined in Section 40.7(a).

Licenses: As defined in Article XXXVIII.

Liens: As defined in Article XXXVI.

LLC Agreement: That certain Fifth Amended and Restated Limited Liability Company Agreement of Steward Health, dated as of the date hereof, as the same may be modified, amended or restated from time to time.

Major Event of Default: The occurrence of (i) an Event of Default under clause (a), (e), (j) or (k) of Section 16.1; (ii) an Event of Default by the Guarantor under clause (c) or (g) of Section 16.1; or (iii) a “Major Event of Default” under and as defined in the Mortgage Loan Agreement.

Management Agreement Any contract or agreement for the provision of management services to a Facility Lessee with respect to the operation of a healthcare facility on the applicable Property.

Management Company: Any person, firm, corporation or other entity or individual who or which will provide management services to a Facility Lessee with respect to the operation of a healthcare facility on a Property.

Material Obligation: Any obligation of the Guarantor or any Facility Lessee (other than any obligations owing to Lessor or any of its Affiliates) which is in excess of Fifty Million and No/100 Dollars ($50,000,000.00).

Medicaid: The medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

Medical Waste: The medical waste of each Facility, including, but not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq. (“MWTA”), and applicable state law.

Medical Waste Laws: Each federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste, including regulations promulgated and orders issued thereunder, all as may be amended from time to time, including without limitation, the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA § 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA § 1401 et seq., The Occupational Safety and Health Act, 29 USCA § 651 et seq., the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119.

Medicare: The health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

Monthly Escrow Amount: As defined in Section 3.2.

Mortgages: The “Mortgages” under and as defined in the Mortgage Loan Agreement.

Mortgage Loan Agreement: That certain Mortgage Loan Agreement, dated as of the date hereof, executed by the Borrower Affiliates and the MPT Lenders, as the same may be modified, amended or restated from time to time.

Mortgage Loan Documents: The Mortgage Loan Agreement, the Mortgage Loan Note, the Mortgages and the other “Loan Documents” under and as defined in the Mortgage Loan Agreement, as each may be modified, amended or restated from time to time.

Mortgage Loan Note: The “Note” under and as defined in the Mortgage Loan Agreement.

Morton Facility: That certain one hundred twenty (120)-licensed bed general acute care hospital facility operated at the Morton Land, commonly known as “Morton Hospital.”

Morton Land: That certain real property located in Bristol County, Massachusetts more particularly described on Exhibit A-4 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Morton Lessee: Morton Hospital, A Steward Family Hospital, Inc. a Delaware corporation, together with its successors and permitted assigns.

Morton Lessor: MPT of Taunton-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

Morton Property: The Morton Land and related Leased Improvements located thereon relating to the Morton Facility.

MPT: MPT Operating Partnership, L.P., a Delaware limited partnership.

MPT Damages: As defined in Section 8.2(c).

MPT Indemnified Parties: As defined in Section 8.2(c).

MPT Lenders: Collectively, MPT of Dorchester-Steward, LLC, MPT of Ayer-Steward, LLC, MPT of Norwood-Steward, LLC, MPT of Methuen-Steward, LLC (in such capacity), each a Delaware limited liability company.

MPT Required Provisions: Any covenant, restriction or waivers added to the LLC Agreement and the respective Organizational Documents of Steward Health and any of its Subsidiaries as required under the Real Estate Contract, and any comparable covenant, restriction or waivers added to any Organizational Documents of any Subsidiaries of Steward Health that is formed or organized after the date hereof and becomes an Obligor.

MWTA: As defined in the definition of Medical Waste.

Net Income: For any period, the consolidated net income (or loss) of Steward Health and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Steward Health or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Steward Health or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Steward Health or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Obligation Document), the Organizational Documents or Legal Requirements applicable to such Subsidiary and (d) to the extent treated as income, any incentive payments received by Steward Health and its Subsidiaries from Medicare or Medicaid pursuant to The American Recovery and Reinvestment Act of 2009 relating to expenditures made in respect of electronic health record technology.

New Property: Any real property (other than real property constituting a Capital Addition to a Property that is already subject to this Lease) that becomes subject to this Lease after the Initial Commencement Date.

Non-Competition Agreement: That certain Non-Competition Agreement, dated as of the date hereof, executed by Steward Health in favor of Lessor and certain of its Affiliates, as the same may be amended, modified, and/or restated from time to time.

Non-Permitted Assignee: Any Person identified (i) on Schedule 1-C, (ii) by the Lessee to Lessor in writing, subject to Lessor’s consent, not to be unreasonably withheld, conditioned or delayed (provided, that, in evaluating Lessor’s reasonable consent, Lessor may consider such Person’s historical and stated future intentions concerning competitive activities and financial and operational capabilities with respect to such activities), as (A) a Person that is engaged primarily in the operation of hospitals or the business of managed care and (B) a direct competitor of the Obligors, or (iii) any Person that does not then possess the financial ability and wherewithal to satisfy all of the obligations of Lessor and MPT Lenders under and pursuant to this Lease and the Mortgage Loan Agreement.

Non-Recourse Party: As defined in Section 40.7(b).

Obligation Documents: Individually and collectively, this Lease, the Real Estate Contract, the LLC Agreement (solely with respect to the MPT Required Provisions), the Strategic Agreement, the Mortgage Loan Documents, the Guaranty, the Pledge Agreement, the Security Agreement, the Environmental Indemnification Agreement, the Non-Competition Agreement, and all other leases, promissory notes, and agreements entered into between Lessor or any Affiliate of Lessor, on the one hand, and any Facility Lessee, Guarantor or any of their respective Affiliates, on the other hand, relating to the transactions contemplated under this Lease and under the Mortgage Loan Documents, as any of the same may be modified, amended or restated from time to time; provided however, that the Equity Purchase Agreement shall be excluded from the Obligation Documents for purposes of this Lease.

Obligors: Collectively, Lessee, the Borrower Affiliates, the Guarantor, and their successors and permitted assigns.

OFAC: The U.S. Department of Treasury Office of Foreign Assets Control.

OFAC List: The list of specially designated nationals and blocked persons subject to financial sanctions that is maintained and published by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained and published by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website http://www.treasury.gov/ofac/downloads/t11sdn.pdf.

Off-Balance Sheet Liability: With respect to any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

Officer’s Certificate: With respect to each Facility Lessee, a certificate of such Facility Lessee signed by the representative(s) authorized to so sign by the governing body of such Facility Lessee, or any other Person whose power and authority to act has been properly authorized.

OIG: As defined in Article XXIV.

Operating Agreements: With respect to each Facility Lessee, all material written agreements that exceed $7,500,000 annually, to which such Facility Lessee is a party with respect to the ownership, operation or management of the Business at a Property, including, without limitation, any and all service and maintenance contracts, management agreements, equipment leases, consulting agreements, laboratory servicing agreements, pharmaceutical contracts and physician, other clinician or other professional services provider contracts, but excluding employment contracts and any Participation Agreements, as the same may from time to time be terminated, amended, restated, supplemented, renewed or modified.

Organizational Documents: With respect to any Person, the articles of incorporation or organization, certificate of incorporation or formation or other formation document, together with all other documents creating and governing such Person, including stockholder agreements, limited liability company or operating agreements, partnership agreements and bylaws.

Other Credit Enhancements: As defined in Section 30.2.

Overdue Rate: On any date, the Lease Rate plus Five Percent (5%).

Participation Agreements: With respect to each Facility Lessee, all material third-party payor participation or reimbursement agreements that exceed $7,500,000 annually, and provider numbers and provider agreements, to which such Facility Lessee is a party relating to rights to payment or reimbursement from, and claims against, private insurers, managed care plans and contracts, employee assistance programs, Blue Cross and/or Blue Shield, governmental authorities, Medicare, Medicaid and TRICARE, and other third-party payors, as the same may from time to time be terminated, amended, restated, extended, supplemented or modified, together with all rights, privileges and entitlements thereunder.

Patriot Act: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as the same may be amended, modified or restated from time to time.

Permitted Exceptions: The matters set forth in Exhibit B-1 et seq.

Person: An individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Body or another entity or group.

Personal Property: With respect to a Facility Lessee, all of such Facility Lessee’s consumable inventory and supplies, machinery, equipment, furniture, furnishings, trailers, movable walls or partitions, computers, trade fixtures and other tangible or intangible personal property (including all such items not permanently affixed to the applicable Property), currently owned and acquired after the execution of this Lease, and necessary, used, or useful in the operation of the applicable Facility, but excluding any items within the definition of Fixtures.

Plan: Any employee pension benefit plan (other than a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pledge Agreement: That certain Pledge Agreement, dated as of the date hereof, by and among the “Pledgors” (as defined therein), the other “Pledged Obligors” (as defined therein), Lender and certain of its Affiliates, as the same may be modified, amended or restated from time to time.

Portfolio Sale: Any (i) sale, transfer, assignment or conveyance by Medical Properties Trust, Inc., MPT, any Facility Lessor or any of their respective Affiliates of a group or portfolio of healthcare facilities that includes certain Steward Assets that are proposed to be included in such sale, transfer, assignment or conveyance and other healthcare facilities (the “Proposed Portfolio Transaction”); provided, that, the aggregate lease or loan amounts allocated under the Real Estate Contract (or similar future agreement) to such Steward Assets that are proposed to be included in such sale, transfer, assignment or conveyance are (a) greater than $100,000,000, and (b) less than twenty percent (20%) of aggregate purchase price of such Proposed Portfolio Transaction, or (ii) as applicable, sale of equity, merger, combination, sale of all or substantially all of the assets of or similar transaction involving Medical Properties Trust, Inc., MPT, or their respective Affiliates and any other Person.

Proposed Portfolio Transaction: As defined in the definition of “Portfolio Sale.”

Primary Intended Use: As defined in Article VII.

Properties; Property: Individually and collectively, all of the Holy Family Property, the Good Samaritan Property, the St. Anne’s Property, the Morton Property, the St. Elizabeth Property and, following the Initial Commencement Date, any New Property, each sometimes individually referred to as a “Property.”

Qualified Public Offering: A public offering by Steward Health or any entity into which Steward Health is merged, converted or consolidated into or to which the Equity Interests of Steward Health are contributed, as determined by Steward Health’s board as being advisable or convenient to create a suitable vehicle for a public offering (the resulting entity, the “Public Corporation”), of the Equity Interests in Steward Health or any Public Corporation, which public offering is registered with the United States Securities and Exchange Commission.

Qualified Transferee Credit Enhancements: As defined in Section 23.1.

Qualified Transferee: A Person that, at the date of determination:

(a)	is a Person, or an Affiliate of a Person, that owns or operates, has owned and/or operated, or procures the services of a Person that has owned or operated, (i) at least six (6) hospitals or (ii) one (1) or more hospitals having an aggregated annual net revenue of $500,000,000 or more;

(b)	if such sale or transfer is in connection with an asset based transfer, such Qualified Transferee and its Affiliates have executed and delivered to Lessor the Qualified Transferee Credit Enhancements which are acceptable to Lessor in its reasonable discretion;

(c)	has not, and neither have any of such Person’s senior officers or directors: (A) had any license or certification to operate any healthcare facility or any other similar business irrevocably revoked by any Governmental Authority, or caused any such revocation, due to any actual fault, (B) been found to have been grossly negligent or to have committed willful or intentional misconduct in any lawsuit alleging any wrongdoing by such Person or any of such senior officers, directors, shareholders or members relating to patient care, (C) been permanently excluded from providing services in connection with the operation of any healthcare facility or any other similar business by any applicable state healthcare licensing authority, or (D) been permanently excluded or restricted from participation in Medicare, Medicaid or any other governmental payor program; and (ii) has not, and neither have any of such Person’s senior officers or directors, been the subject of a pending investigation or proceeding within the past 5 years that is reasonably likely to result in any of the foregoing; and

(d)	has not: (i) made an assignment of all or substantially all of its property for the benefit of creditors, (ii) had a receiver, trustee or liquidator appointed for any of its property (unless such appointment was discharged within 60 days after the date of such appointment), (iii) filed a voluntary petition under any federal bankruptcy law or state Legal Requirements to be adjudicated as bankrupt or for any arrangement or other debtor’s relief, or (iv) had an involuntary filing of such a petition against any such Person by any other Person (unless such petition was dismissed within 90 days after filing).

RCRA: As defined in the definition of “Hazardous Materials Law.”

Real Estate Contract: That certain Real Property Asset Purchase Agreement, dated as of September 26, 2016, by and among Steward Health and certain of its Affiliates, Lessee, the Borrower Affiliates, the MPT Lenders and Lessor, as the same may be amended, modified and/or restated from time to time.

Real Estate Taxes: All taxes, assessments and special assessments, and dues which are levied or imposed upon the Leased Property.

Realty Payments: For any period, the sum of the payment obligations of Steward Health and its Subsidiaries under (a) this Lease, (b) the Mortgage Loan Note, and (c) under any other hospital real estate lease or mortgage loan with any other Person.

Rent: Collectively, the Base Rent (as increased in accordance with the provisions of Section 3.1(b)) and the Additional Charges.

Rent Schedule: As defined in Section 3.1(c).

Rent Notice: As defined in the definition of “Fair Market Value Rent.”

Request: As defined in Section 10.3.

Revised Rent Schedule: As defined in Section 3.1(c).

Revised Sale Terms: As defined in Section 34.2(b).

ROFO Exercise Notice: As defined in Section 10.3(a).

SARA: As defined in the definition of “Hazardous Materials Law.”

Security Agreement: That certain Security Agreement, dated as of the date hereof, among Lessee, the Borrower Affiliates, Lessor and certain of its Affiliates, as the same may be modified, amended, restated or supplemented from time to time.

Severance Date: As defined in Section 30.2.

Severance Notice: As defined in Section 30.2.

Severed Lease: As defined in Section 30.2.

Severed Property: As defined in Section 30.2.

Specified Equity Contribution: As defined in Section 16.1(l).

St. Anne’s Facility: That certain one hundred seventy-five (175)-licensed bed general acute care hospital facility operated at the St. Anne’s Land, commonly known as “St. Anne’s Hospital.”

St. Anne’s Land: That certain real property located in Bristol County, Massachusetts more particularly described on Exhibit A-7 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

St. Anne’s Lessee: Steward St. Anne’s Hospital Corporation, a Delaware corporation, together with its successors and permitted assigns.

St. Anne’s Lessor: MPT of Fall River-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

St. Anne’s Property: The St. Anne’s Land and related Leased Improvements located thereon relating to the St. Anne’s Facility.

St. Elizabeth Facility: That certain two hundred sixty seven (267)-licensed bed general acute care hospital facility operated at the St. Elizabeth Land, commonly known as “St. Elizabeth’s Medical Center.”

St. Elizabeth Land: That certain real property located in Suffolk County, Massachusetts more particularly described on Exhibit A-8 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

St. Elizabeth Lessee: Steward St. Elizabeth’s Medical Center of Boston, Inc., a Delaware corporation, together with its successors and permitted assigns.

St. Elizabeth Lessor: MPT of Brighton-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

St. Elizabeth Property: The St. Elizabeth Land and related Leased Improvements located thereon relating to the St. Elizabeth Facility.

State Regulatory Authorities: As applicable to each Facility, the state licensing and certification agencies, together with all applicable statutes and regulations, related to the licensure and operation of healthcare facilities in each respective state.

Steward Assets: Those properties leased which are leased by MPT or any of its Affiliates to Steward Health or any of its Subsidiaries, and those properties which are subject to a mortgage loan from MPT or any of its Affiliates to Steward Health or any of its Subsidiaries.

Steward Guarantee: With respect to any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Steward Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Steward Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Steward Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

Steward Health: Steward Health Care System LLC, a Delaware limited liability company.

Strategic Agreement: That certain Strategic Agreement, dated as of the date hereof, between Steward Health and MPT, as the same may be modified, amended or restated from time to time.

Subsidiary or Subsidiaries: With respect to any Person, any other Person, of which an amount of the voting securities, voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which), is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

Swap Agreement: Any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Steward Health or its Subsidiaries shall be a Swap Agreement.

Taking: A taking or voluntary conveyance during the Term of all or part of any Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding threatened or affecting such portion of the Leased Property.

Tenant(s): The lessees, tenants, licensees, sublessees or subtenants under the Tenant Leases, if any.

Tenant Leases: All written leases, subleases, licenses and other rental agreements (now or hereafter in effect) with annual rental payments in excess of One Million and No/100 Dollars ($1,000,000), if any, including any Existing Subleases, pursuant to which any Facility Lessee has granted a possessory interest in and to any space in or any part of the Leased Property, or that otherwise provide possessory rights with respect to the Leased Property, and all Credit Enhancements, if any, held in connection therewith.

Term: With respect to a particular Property, the actual duration of this Lease, including the Fixed Term and the Extension Terms (if extended by Lessee).

Terminated Property: As defined in Section 16.1D.

Third Party Offer: As defined in Section 34.2(a).

Third Party Offer Notice: As defined in Section 34.2(a).

Traco: As defined in Section 13.1(a).

Transfer Requirements: As defined in Section 38.6.

Unsuitable for Its Use or Unsuitable for Its Primary Intended Use: As used anywhere in this Lease, the terms “Unsuitable for Its Use” or “Unsuitable for Its Primary Intended Use” shall mean that, with respect to any Property or part thereof, by reason of damage or destruction or a partial Taking by Condemnation, such Property cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, all relevant factors (including, without limitation, anticipated repairs and/or restorations), and the effect of such damage or destruction or partial Taking.

USPAP: The Uniform Standards of Professional Appraisal Practice, as amended from time to time.

Vacated Property: As defined in Section 16.1A.

1.2. Interpretation; Terms Generally. The definitions set forth in Section 1.1 and elsewhere in this Lease shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof and “hereunder” and words of similar import shall be deemed to refer to this Lease (including the Schedules and Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and Exhibits to, this Lease, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Lease to a “day” or number of “days” that does not refer explicitly to a “Business Day” or “Business Days” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. For all purposes hereunder, whenever reference is made to “continuance” or “continuation” of an Event of Default (or words of similar import), such reference shall mean that the relevant Event of Default has not been waived in writing by the Lessor (or Affiliate of Lessor) or (as to any Event of Default that is subject to cure) cured within the applicable cure period.

1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Defined terms and calculations in connection with the covenants and other provisions of this Lease, including Section 16.1(j) and (k), shall be based upon and utilize GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Article XXIV(b)(i)-(iii). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Lease, Lessor and Lessee shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Lessee shall provide to Lessor financial statements and other documents required under this Lease or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, operating leases in effect on the date of this Lease shall continue to be classified and accounted for as such for all purposes of this Lease, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

1.4. Certain Matters Relating to References to Leased Property. References herein to “a portion” of the Leased Property (or words or phrases of similar import) shall mean, unless the context clearly indicates otherwise, a specific Property.

ARTICLE II.

LEASED PROPERTY; TERM

Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor’s rights and interest in and to the following property (collectively, and as modified from time to time pursuant to the terms of this Lease, the “Leased Property”):

(a) the Land; and

(b) the existing improvements on the Land and the buildings and any improvements constructed on the Land, including, but not limited to, all buildings, structures, Fixtures and other improvements of every kind, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land, Capital Additions and all hereditaments, easements, rights of way and other appurtenances related thereto (collectively, the “Leased Improvements”).

SUBJECT, HOWEVER, to all Permitted Exceptions, Lessee shall have and hold the Leased Property for a fixed term (the “Fixed Term”) commencing on the Initial Commencement Date and ending at midnight on the last day of the One Hundred Eightieth (180th) full month after the Initial Commencement Date, unless sooner terminated or extended as herein provided.

So long as no Event of Default then exists and no event has then occurred which with the giving of notice or the passage of time or both would constitute such an Event of Default, Lessee shall have the option to extend the Fixed Term on the same terms and conditions set forth herein for three (3) additional periods of five (5) years each (each an “Extension Term”); it being understood and agreed that Lessee’s exercise of any such extension option must apply to the entire Leased Property. With respect to each Extension Term, the Base Rent during the first year of each Extension Term shall be an amount equal to the greater of (a) Fair Market Value Rent as of the first day of such Extension Term; or (b) an amount equal to the sum of (i) the annual Base Rent payable by Lessee during the last year of the Fixed Term or the applicable Extension Term, and (ii) the product of (A) the annual Base Rent payable by Lessee during the last year of the Fixed Term or the applicable Extension Term, and (B) two percent (2%), and shall thereafter be increased as set forth in Section 3.1(b). Lessee may exercise each such option by giving written notice to Lessor at least one hundred eighty (180) days prior to the expiration of the Fixed Term or Extension Term, as applicable (the “Extension Notice”). If, during the period following the delivery of the Extension Notice to Lessor and prior to the effective date of such extension, an Event of Default shall occur which is continuing on the commencement date of the Extension Term, at Lessor’s option, the Term shall not be so extended and Lessee shall be deemed to have forfeited all subsequent options to extend the Fixed Term of this Lease. If Lessee elects not to exercise its option to extend, all subsequent options to extend shall be deemed to have lapsed and be of no further force or effect.

ARTICLE III.

RENT

3.1. Rent. During the Term, Lessee shall pay to Lessor, in advance and without notice, demand, set off or counterclaim, in lawful money of the United States of America, at Lessor’s address set forth herein or at such other place or to such other person, firm or entity as Lessor may designate from time to time in writing, following reasonable prior written notice, in accordance with Article XXXII, the Rent as provided in this Lease. All payments to be made by Lessee under this Lease shall be made in lawful money of the United States of America by wire transfer in immediately available and freely transferable funds, and any such payments received by Lessor prior to 2:00 p.m. local time on a Business Day in Birmingham, Alabama shall be credited prior to close of business, while other payments may, at the option of Lessor, not be credited until immediately available to the Lessor prior to 2:00 p.m. local time at said place of payment on a day on which Lessor is open for business. With respect to each Facility, Rent shall be calculated and payable as follows:

(a) Allocated Base Rent. With respect to each Property, subject to adjustment as provided herein (including adjustments set forth in Section 3.1(b) below), Lessee shall pay to Lessor in advance on the first (1st) day of each calendar month during the Term base rent (the “Base Rent”) equal to the aggregate sum of all Allocated Base Rent for all Properties, which Allocated Base Rent with respect to each Property shall be an amount equal to the product of (i) the Lease Base for such Property as of the last day of the immediately preceding month (or as of the Commencement Date for such Property with respect to the amount payable for the first month of the Term), multiplied by (B) the Lease Rate, divided by (C) twelve (12). Lessor and Lessee acknowledge that the Base Rent is payable in advance and, accordingly, with respect to additions to the Lease Base and Capital Additions funded by Lessor with respect to any Property on or after the first (1st) day of any month (and, therefore, not included in the calculation of the Allocated Base Rent paid in advance for a particular month with respect to such Property), Allocated Base Rent for the next succeeding month shall include a per diem Allocated Base Rent for the prior month (prorated based upon a three hundred sixty (360) day year) to be calculated by multiplying the amount of any such advance by the Lease Rate for such Property. Lessor shall provide Lessee with an invoice of such amounts prior to the first day of the next calendar month (the “Interim Capital Addition Rent”); provided, however, Lessor’s failure to provide Lessee with an invoice for the Interim Capital Addition Rent relating to any Property prior to the first day of the next calendar month shall not limit or affect the Lessee’s obligations hereunder to pay such Interim Capital Addition Rent.

(b) Adjustment of Lease Rate. With respect to each Property, commencing on January 1, 2019, and continuing on each January 1 thereafter (each an “Adjustment Date”) during the Term, the Lease Rate applicable to such Property shall be increased (and in no event decreased) as follows (in each case, such escalator used in calculating the adjusted Lease Rate being referred to herein as the “Escalator”):

Adjustment Date	Lease Rate

January 1, 2019	The adjusted Lease Rate shall be equal to the greater of (A) Seven and Three-Fourths Percent (7.75%) and (B) the sum of Seven and One-Half Percent (7.50%), and the product of Seven and One-Half Percent (7.50%) and the percentage by which the CPI published for the month of October 2018 shall have increased over the CPI figure published for the month of October 2017; provided, however, that in no event shall the adjusted Lease Rate exceed eight percent (8.0%)

January 1, 2020	The adjusted Lease Rate shall be equal to Eight Percent (8%)

January 1, 2021 and each Adjustment Date thereafter	The adjusted Lease Rate shall be equal to the sum of (A) the previous Lease Rate and (B) the product of the previous Lease Rate and the percentage by which the CPI published for the month of October prior to the applicable Adjustment Date shall have increased over the CPI figure published for the month of October prior to the previous Adjustment Date; provided, however, that the percentage CPI increase used in such Escalator shall in no event be less than Two Percent (2.0%) or greater than Five Percent (5.0%)

Notwithstanding the foregoing, on the first day of each Extension Term, the Allocable Base Rent for each Property shall be reset to the greater of (a) Fair Market Value Rent as of the first day of such Extension Term; or (b) an amount equal to the sum of (i) the annual Base Rent payable by Lessee during the last year of the Fixed Term or the applicable Extension Term, and (ii) the product of (A) the annual Base Rent payable by Lessee during the last year of the Fixed Term or the applicable Extension Term, and (B) two percent (2%), and on each Adjustment Date thereafter, the Allocable Base Rent for each Property shall increase by an amount equal to the Escalator. For any monetary increases or adjustments that cannot be determined as of the applicable Adjustment Date due to then unknown variables (such as CPI), such amounts shall become due (and calculated retroactively to the Adjustment Date) and payable as of the time of determination.

(c) Rent Schedule. Lessor shall, in its reasonable discretion, calculate the Base Rent and Interim Capital Addition Rent payable hereunder (the “Rent Schedule”), and provide a copy of such Rent Schedule to Lessee. Base Rent, as calculated in accordance with Sections 3.1(a) and 3.1(b) above, shall include Interim Capital Addition Rent and Allocated Base Rent payable with respect to the entire Leased Property. The Rent Schedule shall be adjusted and substituted on a periodic basis by Lessor, in its reasonable discretion (each, a “Revised Rent Schedule”), as the Interim Capital Addition Rent and Base Rent are adjusted and calculated during the Term as provided herein. Lessor shall provide a copy of the Revised Rent Schedule to Lessee, together with a written summary setting forth in reasonable detail the basis for such adjustments. Lessee shall have the right within ten (10) days following the furnishing by Lessor of the Revised Rent Schedule and the corresponding explanation for such adjustments, to review the Revised Rent Schedule. In the event that Lessee determines that Lessor’s adjustments or calculations of the Revised Rent Schedule are materially incorrect, provided Lessor agrees, Lessor shall correct such error and provide a corrected Revised Rent Schedule to Lessee. Payments of Rent as described in the Revised Rent Schedule shall not become effective until challenge of the Revised Rent Schedule has been mutually resolved by the parties, provided that such adjustments shall be retroactive to the applicable Adjustment Date.

3.2. Additional Charges. In addition to the Base Rent, (a) Lessee shall pay and discharge as and when due and payable other amounts, liabilities, obligations and Impositions related to the ownership, use, possession and operation of the Leased Property, including, without limitation, all costs of owning and operating each Facility, all Real Estate Taxes, Insurance Premiums, maintenance and capital improvements, all violations of and defaults under any of the Permitted Exceptions, and all licensure violations, civil monetary penalties and fines (except to the extent such violations, defaults, penalties or fines are caused by the gross negligence or willful misconduct of Lessor), and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) above, Lessee will also promptly pay and reimburse Lessor, and/or its Affiliates for all such amounts paid by Lessor, and/or its Affiliates and promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute, or otherwise, in the case of non-payment of the Additional Charges, as in the case of the Base Rent. If any installment of Base Rent or Additional Charges shall not be paid within ten (10) days after the applicable due date, Lessee, in addition to all other obligations hereunder, will pay to Lessor on demand as Additional Charges, a late charge computed at the Overdue Rate on the amount of such installment from the due date of such installment to the date of payment thereof, and a Late Payment Penalty with respect to such installment. To the extent that Lessee pays any Additional Charges to Lessor pursuant to clause (b) above or pursuant to any other requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. If required by Lessor following the occurrence of an Event of Default, then, upon written request to Lessee, Lessee shall make monthly payments to Lessor in such amounts as Lessor shall estimate to be necessary to pay any Real Estate Taxes and/or some or all Insurance Premiums. If Lessor exercises this option, it shall include in its written request an invoice in reasonable detail (the “Escrow Invoice”) specifying the amount to be paid on account of Real Estate Taxes and/or Insurance Premiums (the “Monthly Escrow Amount”). Lessee shall pay to Lessor the Monthly Escrow Amount on the first (1st) day of each month after receipt of the initial Escrow Invoice. At any time, with at least five (5) Business Days’ notice prior to the end of any month during the Term, Lessor may deliver to Lessee a substituted, adjusted or amended Escrow Invoice providing for a new Monthly Escrow Amount, and thereafter Lessee shall pay the revised Monthly Escrow Amount on the first (1st) day of the each succeeding month (subject to further adjustment as provided for in this sentence). Any sums paid to Lessor pursuant to this Section 3.2 shall bear interest, may not be commingled with Lessor’s books and accounts, and upon an Event of Default hereunder, may be applied by Lessor to all sums owed by Lessee or any Affiliate of Lessee to Lessor or any Affiliate of Lessor relating to the acquisition and leasing of the Leased Property (provided, that prior to an Event of Default, Lessor shall use any amounts so paid to pay the relevant Real Estate Taxes and Insurance Premiums, as applicable, in each case prior to delinquency). Lessor shall refund to Lessee at the end of the Term, provided that no Event of Default then exists, any such remaining amounts collected in excess of the amounts ultimately required to pay the relevant Real Estate Taxes or Insurance Premiums. Nothing in this Section 3.2 limits the provisions of Article XXII.

ARTICLE IV.

IMPOSITIONS

4.1. Payment of Impositions. Subject to and without limiting Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, with such payments to be made directly to the taxing or assessing authorities, unless, in the case of escrows and deposits, such Impositions are required to be paid to Lessor or a Facility Lender as provided in Section 3.2, and Lessee will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date that any such Imposition becomes a lien upon the Leased Property or any part thereof. If any such Imposition may lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may, without Lessor’s consent exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term (subject to and without limiting Lessee’s right of contest pursuant to the provisions of Article XII and subject to the requirement to pay escrows and deposits as required in Section 3.2) as the same respectively become due. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority with respect to any Imposition paid by Lessee, the same shall be paid over to, or retained by, Lessee provided no Event of Default shall have occurred and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, provide any data (i) that is maintained by the party to whom the request is made, and (ii) that pertains to the Leased Property, as may be necessary to prepare any required returns and reports. In the event that any Governmental Body classifies any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. In the event that Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. So long as no Event of Default exists, at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

4.2. Adjustment of Impositions. Impositions that are levied or assessed with respect to the tax-fiscal period during which the Term terminates, shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee’s obligation to pay its prorated share thereof shall survive such termination.

4.3. Utility Charges. Lessee will contract for, in its own name, and will pay or cause to be paid all charges for electricity, power, gas, oil, sewer, water and other utilities used in connection with the Leased Property during the Term, including, without limitation, all impact and tap fees necessary for the operation of the Facilities.

4.4. Insurance Premiums. Subject to Section 13.1(a), Lessee shall contract for, in its own name, and shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the Term (the “Insurance Premiums”); provided, however, if required by Lessor pursuant to Section 3.2, such Insurance Premiums shall be paid as required under Section 3.2.

ARTICLE V.

ABSOLUTE NET LEASE; NO TERMINATION; TERMINATION WITH

RESPECT TO FEWER THAN ALL PROPERTIES

5.1. Absolute Net Lease; No Termination. The parties understand, acknowledge and agree that this is an absolute net lease and this Lease shall yield to Lessor the full amount of the installments of Base Rent and the payments of Additional Charges throughout the Term. Lessee further acknowledges and agrees that all charges, assessments or payments of any kind are due and payable without notice, demand, set off or counterclaim (other than notices to Lessee that are expressly required hereunder) and shall be paid by Lessee as they become due and payable. Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent (except as expressly provided herein), or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Property from whatever cause or any Taking of any Property or any portion thereof (except as expressly provided herein), (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

5.2. Termination with Respect to Fewer than All Properties. Wherever in this Lease the action of terminating this Lease with respect to a particular Property (or action of similar import) is described or permitted, such action shall mean the termination of Lessee’s rights in and to such Property. Notwithstanding anything in this Lease to the contrary, if this Lease shall be terminated by Lessor or Lessee pursuant to rights granted hereunder with respect to any particular Property, such termination shall not affect the Term of this Lease with respect to the balance of the Leased Property relating to Properties not so terminated and this Lease shall continue in full force and effect with respect to such portion of the Leased Property, except that (a) the total Base Rent payable hereunder shall be reduced by the amount of Allocated Base Rent with respect to the Property as to which this Lease has been so terminated, (b) all references herein to Leased Property shall thereafter no longer include such terminated Property, (c) the terminated Property shall no longer be leased hereunder, (d) the unapplied portion of the Allocated Deposit with respect to such Property shall be returned to the applicable Facility Lessee; and (e) provided that all of Lessee’s obligations hereunder with respect to such portion of the Leased Property (excluding unasserted contingent indemnification obligations) have been paid in full to Lessor, the relevant Facility Lessee shall no longer be a Facility Lessee hereunder or a party hereto with respect to such Property (and for the avoidance of doubt, if all Properties of a Facility Lessee shall have been so terminated, such Facility Lessee shall no longer be a Facility Lessee hereunder or a party hereto); subject, however, to Lessor’s right, in the event of any such termination because of an Event of Default, to recover damages with respect to any such terminated Property.

ARTICLE VI.

OWNERSHIP OF LEASED PROPERTY AND PERSONAL PROPERTY

6.1. Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property as a lessee of Lessor and upon and subject to the terms, provisions and conditions of this Lease.

6.2. Lessee’s Personal Property. Lessee, at its expense, shall install, affix, assemble and place on the Leased Property the Lessee’s Personal Property. Lessee shall not, without the prior written consent of Lessor (such consent not to be unreasonably withheld, conditioned or delayed provided that no Event of Default then exists), remove any of Lessee’s Personal Property from the Leased Property except for removal (a) of inventory, (b) because of damage, obsolescence, upgrade or replacement or (c) in the ordinary course of Lessee’s Business. Lessee shall provide and maintain during the entire Term all such Lessee’s Personal Property as shall be necessary to operate each Property in material compliance with all licensure and certification requirements, in material compliance with all applicable Legal Requirements and Insurance Requirements, and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Following the expiration or earlier termination of this Lease with respect to any one or more of the Properties and subject to Lessor’s option to purchase such Lessee Personal Property as provided in Section 34.1, Lessee agrees that all of Lessee’s Personal Property relating to such one or more Properties (for which Lessor has authorized removal as provided above) not removed by Lessee within fifteen (15) days following the expiration or earlier termination of this Lease with respect thereto shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor (at Lessee’s cost) with prior written notice thereof to Lessee, without any payment to Lessee and without any obligation to Lessee to account therefor. Lessee will, at its expense, restore the Leased Property and repair all damage to the Leased Property caused by the installation or removal of Lessee’s Personal Property, whether affected by Lessee, Lessor, any Lessee lender, or any Facility Lender.

ARTICLE VII.

CONDITION AND USE OF LEASED PROPERTY

7.1. Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be satisfactory for its purpose hereunder. Lessee is leasing the Leased Property “as is” and “where is” in its present condition. Lessee has not relied on any representation or warranty by Lessor and hereby waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. ACCORDINGLY, LESSEE HEREBY ACKNOWLEDGES THAT LESSOR HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LESSOR BE DEEMED TO HAVE MADE ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ALL WARRANTIES THAT THE LEASED PROPERTY IS FREE FROM

VICES, DEFECTS AND DEFICIENCIES, WHETHER HIDDEN OR APPARENT OR ANY WARRANTY AS TO THE FITNESS, DESIGN OR CONDITION OF THE LEASED PROPERTY FOR ANY PARTICULAR USE OR PURPOSE OF SUCH LEASED PROPERTY. THE PROVISIONS OF THIS SECTION 7.1 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LESSOR, EXPRESS, IMPLIED OR CREATED BY APPLICABLE LAW, WITH RESPECT TO THE CONDITION OF THE LEASED PROPERTY.

7.2. Use of the Leased Property. Each Property shall be operated as a healthcare facility and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses and, in each case, subject to all covenants, restrictions, easements and all other matters of record (including those set forth in the Permitted Exceptions) relating to the applicable Property (collectively, the “Primary Intended Use”). Lessee shall be in material compliance with all Legal Requirements and Healthcare Laws and shall maintain all material Licenses and Participation Agreements, including, but not limited to, Medicare and/or Medicaid certifications, provider numbers and agreements, certificates of need, governmental approvals, and full accreditation from all applicable governmental authorities, if any, that are necessary for the operation of the Business with respect to the applicable Property consistent with the Primary Intended Use; provided, however, that the foregoing shall not restrict a Facility Lessee from terminating, amending, restating, extending, supplementing, or modifying any Participation Agreement in the ordinary course or as may be required by applicable law (other than any termination of any Participation Agreement relating to rights to payment or reimbursement from Medicare, which termination is hereby expressly prohibited).

(a) Except as expressly authorized herein, Lessee shall not use any Property for any use other than as provided herein, to the extent such change in use or decrease has a material adverse effect on the Primary Intended Use or the ability of the Lessee to meet its obligations under this Lease, without the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed.

(b) No use shall be made or permitted to be made of the Leased Property and no acts shall be done which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which is prohibited by law or by the standard form of fire insurance policies, any other insurance policies required to be carried hereunder, or fire underwriters regulations. Lessee shall, at its sole cost, comply, in all material respects, with all of the requirements, covenants and restrictions pertaining to the Leased Property, including, without limitation, all of the Permitted Exceptions, and other requirements of any insurance board, association, organization or company necessary for the maintenance of the insurance, as herein provided, covering the Leased Property and Lessee’s Personal Property.

(c) Lessee shall operate the Leased Property only in accordance with the Primary Intended Use and as a provider of goods and services incidental thereto.

(d) Lessee shall not commit or suffer to be committed any material waste on the Leased Property, or in any of the Facilities, nor shall Lessee cause or permit any nuisance thereon.

(e) Lessee shall neither suffer nor permit the Leased Property, or any portion thereof, including any Capital Addition whether or not funded by Lessor, or Lessee’s Personal Property, to be used in such a manner as (i) could reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property, or any portion thereof.

(f) With respect to each Property, Lessor shall, subject to applicable laws (including but not limited to the Healthcare Laws), have the right and option to erect a sign on such Property stating that such Property is owned by Lessor. Such sign shall be in a size, and shall be erected in a location acceptable to Lessor and approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed. Lessor shall be responsible for all costs related to such signage and complying with all Legal Requirements with respect to such signage.

7.3. Lessor to Grant Easements. From time to time during the Term, upon the request of Lessee, and so long as no Event of Default then exists, and no event has then occurred which with the giving of notice or the passage of time or both would constitute such an Event of Default, Lessor shall, and at Lessee’s cost and expense: (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property or any portion thereof; (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (d) execute petitions to have the Leased Property or any portion thereof annexed to any municipal corporation or utility district; (e) execute amendments to any covenants and restrictions affecting the Leased Property or any portion thereof; and (f) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Lessor of such information as Lessor may reasonably require confirming that such grant, release, dedication, transfer, petition or amendment is (i) required for, and not materially detrimental to, the proper conduct of the Primary Intended Use on the Leased Property and (ii) does not materially reduce the value of the Leased Property or any portion thereof or does not reduce such value by an amount greater than the amount of any consideration paid to Lessor in connection therewith.

ARTICLE VIII.

LEGAL AND INSURANCE REQUIREMENTS

8.1. Compliance with Legal and Insurance Requirements. Subject to Article XII relating to permitted contests, Lessee, at its expense, (a) shall comply, in all material respects with all Legal Requirements and Insurance Requirements applicable to Lessee and the use, operation, maintenance, repair and restoration of the Facilities and the Leased Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property; (b) shall not use the Leased Property and Lessee’s Personal Property for any unlawful purpose; (c) shall procure, maintain and comply with all material Licenses and any other licenses, certificates, certifications, consents, permits, governmental approvals, and authorizations required under the Legal Requirements for any use of the Leased Property and Lessee’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof, including, without limitation, any Capital Additions; and (d) shall use its commercially reasonable efforts to require under the Tenant Leases that all Tenants acquire and maintain all material Licenses necessary to operate any portion of the Leased Property subleased to them for any appropriate and permitted uses conducted on the Leased Property as may be permitted from time to time hereunder, it being acknowledged by Lessor that any failure by any Tenant under this clause (d) shall not cause (or be deemed to cause) a breach by Lessee of this Section 8.1 unless Lessee has so failed to use commercially reasonable efforts. Lessee’s use of the Leased Property, the use of all Lessee’s Personal Property used in connection with the Leased Property, and the maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform in all material respects to all Legal Requirements. Upon Lessor’s request, Lessee shall deliver to Lessor copies of all such Licenses that are currently held by Lessee or its Affiliates to the extent applicable to the Leased Property. Lessee shall indemnify and defend, at Lessee’s sole cost and expense, and hold Lessor, its Affiliates and their respective successors and assigns harmless from and against and agrees to reimburse Lessor, its Affiliates and their respective successors and assigns with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, reasonable, out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor, its Affiliates and their respective successors and assigns, at any time and from time to time by reason or arising out of any breach by Lessee of any of the provisions of this Article VIII or any breach or violation by Lessee of any Legal Requirements, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of the Legal requirements, except to the extent arising solely as a result of the gross negligence or willful misconduct of Lessor or its Affiliates. All such damages and reasonable out-of-pocket costs and expenses payable to Lessor under this Section 8.1 shall be due and payable by Lessee within thirty (30) days after delivery of written demand from Lessor, its Affiliates or their respective successors and assigns.

8.2. Hazardous Materials and Medical Waste.

(a) Lessee shall ensure that the Leased Property and the operation of the Business thereon complies in all material respects with all Hazardous Materials Laws. Except for Hazardous Materials generated, used, installed, manufactured, treated, handled, refined, produced, processed, stored or disposed of in the normal course of business regarding the Primary Intended Use or the conduct of the Business or operation and maintenance of the Leased Property (which Hazardous Materials shall be handled and disposed of in material compliance with all Hazardous Materials Laws), Lessee shall not cause any Hazardous Materials to be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under any Property or in connection with the conduct of the Business thereon in a manner that reasonably could be expected result in a material violation of any Hazardous Materials Laws. No activity shall be undertaken by Lessee on any Property or in connection with the operation of the Business thereon which would cause (i) any Property to become a RCRA Part B treatment, storage or disposal facility of hazardous waste, infectious waste, biomedical or medical waste, (ii) a release of Hazardous Materials from any Property that is reportable within the meaning of CERCLA or SARA or any similar Hazardous Materials Laws, (iii) the discharge of Hazardous Materials into any watercourse, surface or subsurface of body of water or wetland, or the discharge into the atmosphere of any Hazardous Materials, except as authorized under a permit under any Hazardous Materials Laws or at quantities or concentrations below the standard regulated by Hazardous Materials Laws, in a manner that would give rise to a material liability under Hazardous Materials Laws, or (iv) a material violation under RCRA, CERCLA, SARA or any Hazardous Materials Laws with respect to the Property. Lessee shall, at its sole cost, expense, risk and liability, remove or cause to be removed from any Property all Hazardous Materials generated in connection with the Primary Intended Use and as found in hospital and healthcare facilities, including, without limitation, all infectious waste materials, syringes, needles and any materials contaminated with bodily fluids of any type, character or description of whatsoever nature to the extent required to comply with all Hazardous Materials Laws. Lessee shall not dispose of any such infectious waste and Hazardous Materials in any receptacles used for the disposal of normal refuse to the extent such disposal is not in compliance in all material respects with any Hazardous Materials Laws.

(b) Lessee shall ensure that the Leased Property and the operation of the Business thereon complies in all material respects with all Medical Waste Laws. Except for Medical Waste generated, used, installed, treated, handled, refined, produced, processed, stored or disposed of in the normal course of business regarding the Primary Intended Use or the conduct of the Business (which Medical Waste shall be handled and disposed of in compliance in all material respects with all Medical Waste Laws), Lessee shall not cause any Medical Waste to be installed, used, generated, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under any Property or in connection with the conduct of the Business thereon in a manner that could result in a material violation of any Medical Waste Laws. Lessee shall undertake no activity on any Property or in connection with the operation of the Business thereon which would reasonably be expected to cause a material violation of any Medical Waste Laws. Lessee shall, at its sole cost, expense, risk and liability, remove or cause to be removed from any Property all Medical Waste generated, used, installed, treated, handled, refined, produced, processed, stored or disposed of by or on behalf of Lessee on such Property to the extent required to comply in all material respects with all Medical Waste Laws. Lessee shall not dispose of any such Medical Waste in any receptacles used for the disposal of normal refuse to the extent such disposal is not in material compliance with any Medical Waste Laws.

(c) Lessee shall indemnify and defend, at its sole cost and expense, and hold harmless and reimburse the Lessor, its Affiliates and their respective officers, directors, members, (general and limited) partners, shareholders, employees, agents, representatives, successors and assigns (collectively, the “MPT Indemnified Parties”) from and against any and all claims, demands, actions, causes of action, losses, damages, liabilities, penalties, taxes, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) (each, a “Claim”) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any of the MPT Indemnified Parties at any time and from time to time by reason of, arising out of or resulting from (i) events, conditions or circumstances which occurred or existed on, under, in, about, to or from the Property prior to execution of this Lease and that give rise to a liability under Hazardous Materials Laws or Medical Waste Laws, (ii) any liability under Hazardous Materials Laws or Medical Waste Laws arising out of the Lessee’s operation of the Property, or (iii) any Claim arising out of or, in connection with or resulting from any breach by Lessee of Section 8.2(a) or 8.2(b) or any other violation of Sections 8.2(a) or 8.2(b) or any Hazardous Materials Laws or Medical Waste Laws by any Person other than the MPT Indemnified Parties, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of this Section 8.2 or any Hazardous Materials Laws or Medical Waste Laws (collectively, “MPT Damages”), except to the extent any such Claim or MPT Damages is found to have resulted from the, bad faith, gross negligence or willful misconduct of any MPT Indemnified Party. All such MPT Damages shall be due and payable by Lessee within thirty (30) days after any MPT Indemnified Party’s demand therefor.

(d) In the event of any of a Claim related to Hazardous Materials or Medical Waste on the Property resulting from the assertion of liability by a third party against any MPT Indemnified Party, the applicable Facility Lessor will give Lessee notice of any such third-party claim, and Lessee shall be jointly and severally obligated to undertake the defense thereof by counsel of its own choosing, except to the extent any such Claim is found to have resulted from the, gross negligence or willful misconduct of any MPT Indemnified Party. Lessee shall not settle any such third-party claim related to Hazardous Materials or Medical Waste on the Property that is asserted against any MPT Indemnified Party without the consent of the MPT Indemnified Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Any of the MPT Indemnified Parties may, by counsel, participate in such proceedings, negotiations or defense, at their own expense. The MPT Indemnified Parties shall furnish to Lessee in reasonable detail such information as the MPT Indemnified Parties may have with respect to such claim, including all records and materials that are reasonably required in the defense of such third-party claim. In the event that Lessee does not collectively defend the third-party claim in a diligent manner, any MPT Indemnified Party will have the right (at Lessee’s sole expense) to undertake the defense, compromise or settlement of such claim and Lessee may elect to participate in such proceedings, negotiations or defense at any time at their own expense. No MPT Indemnified Party shall settle any such third-party claim without the consent of Lessee, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Lessor and Lessee acknowledge that, based upon recent environmental reports relating to the Leased Property, the potential for environmental liability for conditions occurring prior to (or existing as of) the Initial Commencement Date for all Facilities is remote; provided, that, such acknowledgment shall not limit or preclude any Claim by the MPT Indemnified Parties.

8.3. Healthcare Laws.

(a) Lessor and Lessee acknowledge and agree that all compensation paid hereunder between the parties has been determined by the parties through good-faith and arm’s-length bargaining and is believed to represent fair market value for the Leased Property. No payment made under this Lease is contingent on the referral of any patient or any other business. Neither Lessor nor Lessee intends any portion of the payments made under this Lease to influence or reward the referral of any patients or other business that will be paid for from any state or federal health care insurance programs, including Medicare, Medicaid or any state medical assistance program.

(b) Lessee hereby covenants, warrants and represents to Lessor that throughout the Term, each Facility Lessee shall: (a) be validly licensed, Medicare and/or Medicaid certified, and, if required, accredited to operate the Facilities in material compliance with the applicable rules and regulations of the State in which the applicable Facility is located, federal governmental authorities, and accrediting bodies, including, but not limited to, DHHS and CMS; (b) be certified by and the holder of valid provider agreements with Medicare and/or Medicaid issued by DHHS, DHS and/or CMS and shall remain so certified and shall remain such a holder of such licenses and Medicare and/or Medicaid certifications for it to operate in accordance with the Primary Intended Use; (c) shall comply, in all material respects, with all Healthcare Laws; and (d) not abandon, terminate, vacate or fail to renew any material License or in any way commit any act which will or could reasonably be expected to cause any such material License to be revoked by any federal, state or local governmental authority or accrediting body having jurisdiction thereof.

(c) Lessee represents, warrants and covenants that Lessee, this Lease and all Tenant Leases are, and at all times during the Term will be, in material compliance with all Healthcare Laws. In the event it is determined that any provision of this Lease is in material violation of the Healthcare Laws, the parties in good faith shall renegotiate such provision so that same is in compliance with all Healthcare Laws. Lessee shall take commercially reasonable steps to add to all of its written third party agreements with Physicians or Physician groups relating to any portion of the Leased Property, including, without limitation, all Tenant Leases, that in the event it is determined that such agreement and/or Tenant Lease is in material violation of the Healthcare Laws, such agreement and/or Tenant Lease shall be renegotiated so that same are in material compliance with all Healthcare Laws or terminated. Lessee shall indemnify and defend, at Lessee’s sole cost and expense, and hold Lessor, its Affiliates and their respective successors and assigns, harmless from and against, and shall reimburse Lessor, its Affiliates and their successors and assigns with respect to, any and all claims, demands, actions, causes of action, losses, damages, liabilities, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor, its Affiliates and their respective successors and assigns, at any time and from time to time by reason, or arising out, of any breach by Lessee of any of the provisions set forth in this Section 8.3 or any violation of any Healthcare Laws, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of any Healthcare Laws. All such damages and reasonable out-of-pocket costs and expenses payable to Lessor under this Section 8.3 shall be due and payable by Lessee within thirty (30) days after delivery of written demand from Lessor, its Affiliates or their respective successors and assigns.

8.4. Organizational Covenants. Lessee shall not permit or suffer, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, (a) any material amendment or modification of any Facility Lessee’s Organizational Documents that modifies, adjusts or otherwise eliminates any of the MPT Required Provisions; (b) any dissolution or termination of any Facility Lessee’s existence or sale of substantially all of any Facility Lessee’s assets, whether by sale, transfer, merger, consolidation or otherwise; or (c) a change in any Facility Lessee’s state of formation or any Facility Lessee’s name. Lessee has, simultaneously with the execution of this Lease, delivered to Lessor a true and complete copy of each Facility Lessee’s Organizational Documents. Lessee represents and warrants that the Organizational Documents (i) were duly executed and delivered; and (ii) are in full force and effect, binding upon the applicable Facility Lessee, and enforceable in accordance with their terms.

ARTICLE IX.

REPAIRS

9.1. Maintenance; Repair and Remodel.

(a) Lessee, at its expense, will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Lessee’s Personal Property) in good order and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements, the age of the Leased Property or any portion thereof) and, except as otherwise provided in Article XIV and Article XV, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which is reasonably likely to materially impair the value or the usefulness of the Leased Property or any part thereof for the Primary Intended Use.

(b) Notwithstanding anything contained in this Lease to the contrary, from time to time Lessee may remodel, modify and make additions to the Leased Property, or any portion thereof, which remodeling, modifications and additions are not Capital Additions (it being understood that Capital Additions are subject to the requirements of Article X hereof) but which are necessary or advisable for the Primary Intended Use and which permit Lessee to fully comply with its obligations as set forth in this Lease. Lessee shall undertake any such actions expeditiously and in a workmanlike manner and will not significantly alter the character or purpose, or detract from the value or operating efficiency of, the Leased Property nor significantly impair the revenue producing capability of the Leased Property nor adversely affect the ability of Lessee to comply with the provisions of this Lease, unless such changes are required by applicable law.

(c) Lessee shall notify Lessor of any and all repairs, improvements, additions, modifications and remodeling made to any portion of a particular Property in excess of Ten Million Dollars ($10,000,000) during any consecutive twelve (12) month period for the applicable Property and obtain consent from Lessor (which consent shall not be unreasonably withheld, conditioned or delayed) prior to making such repairs, improvements, additions, modifications or remodeling.

(d) Except as otherwise expressly provided in this Lease, Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary or capital in nature, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

(e) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor for the provision or performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for, or permit the performance of, any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property or any portion thereof.

(f) Unless Lessor conveys any of the Leased Property to Lessee pursuant to Section 34.2 of this Lease, Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as improved, constructed, repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for (i) ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the entire Term), (ii) damage caused by the gross negligence or willful misconduct of Lessor, and (iii) damage or destruction as described in Article XIV or resulting from a Taking as described in Article XV, which Lessee is not required by the terms of this Lease to repair or restore.

9.2. Encroachments; Restrictions. If any of the Leased Improvements shall, at any time, materially encroach upon any property, street or right-of-way adjacent to any portion of the Leased Property, or shall materially violate the agreements or conditions contained in any federal, state or local law, restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall materially impair the rights of others under any easement or right-of-way to which the Leased Property or any portion thereof is subject, then, promptly upon the request of Lessor, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment, (a) use commercially reasonable efforts to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (b) make such changes in the Leased Improvements, and take such other actions, as Lessor reasonably determines, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and, in any event, take all such actions as may be necessary to continue the operation of the applicable Property without such violation, encroachment or impairment. Any such alteration shall be made in conformity with the applicable requirements of Article X. Lessee’s obligations under this Section 9.2 shall be in addition to, and shall in no way discharge or diminish any obligation of, any insurer under any policy of title or other insurance, and Lessee shall be entitled to a credit for any sums paid by Lessee and recovered by Lessor under any such policy of title or other insurance, less Lessor’s reasonable, out-of-pocket costs and expenses to recover such sums.

ARTICLE X.

CAPITAL ADDITIONS

10.1. Construction of Capital Additions to the Leased Property.

(a) If no Event of Default has occurred, and no event has then occurred which with the giving of notice or passage of time or both would constitute an Event of Default hereunder, and be continuing, Lessee shall have the right (but not the obligation) upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on any Property with the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed (provided that such consent is not required with respect to any Capital Addition that will cost less than Ten Million Dollars ($10,000,000)). Lessee shall not be permitted to create any Lien on such Property in connection with such Capital Addition, except as provided in Section 10.2. In order to obtain Lessor’s prior written consent, Lessee shall submit to Lessor in writing a proposal setting forth in reasonable detail any such proposed Capital Addition. In addition, Lessee shall promptly furnish to Lessor such additional information relating to such proposed Capital Addition as Lessor may reasonably request. Lessor shall have ten (10) days following receipt of the last information so requested relating to the proposed Capital Addition to respond whether Lessor has approved of such proposed Capital Addition, it being agreed that failure to timely respond shall be deemed a rejection of the proposed Capital Addition. Lessee acknowledges and agrees that Lessor shall have the sole and exclusive right to fund all Capital Additions to the Leased Property during the first five (5) years of the Fixed Term in accordance with Section 10.3(c).

(b) Prior to commencing construction of any Capital Addition on any Property for which Lessee intends to finance with a third-party lender (acknowledging that Lessor has the sole and exclusive right to fund Capital Additions during the first five (5) years of the Fixed Term on terms consistent with this Lease), Lessee shall first grant to Lessor a right of first offer to provide funds to pay for such Capital Addition in accordance with the provisions of Section 10.3. If Lessor declines or is unable to provide such funding, or if the ROFO Exercise Notice is not accepted by Lessee, the provisions of Section 10.2 shall apply. Notwithstanding any other provision of this Article X to the contrary, unless required by applicable law, no Capital Addition shall be made which would tie-in or connect any portion of a particular Property and/or any Leased Improvements thereon with any other improvements on property adjacent to such Property (and not part of the Leased Property covered by this Lease) including, without limitation, tie-ins of buildings or other structures or utilities, unless Lessee shall have obtained the prior written approval of Lessor, which approval may be granted or withheld in Lessor’s reasonable discretion. All proposed Capital Additions shall be architecturally integrated and consistent with the applicable Property as determined in the reasonable discretion of Lessor.

10.2. Capital Additions Financed by Lessee. If Lessee provides or arranges to finance any Capital Addition with a third-party lender (except for Capital Additions arranged by Lessee but funded by Lessor), this Lease shall be and hereby is amended to provide as follows:

(a) There shall be no adjustment in the Base Rent by reason of any such Capital Addition.

(b) Such Capital Addition shall revert to, and become the property of Lessor upon the expiration or termination of this Lease with respect to the applicable Property.

In connection with any such Capital Addition financed by Lessee (or any Person other than Lessor), Lessee shall be permitted to place (or cause to be placed) a Lien on such Capital Addition as collateral for Lessee’s financing, provided, that, in the reasonable determination of Lessor such Lien shall not interfere with Lessor’s ability to finance the applicable Property with first-priority lien, fixed rate debt having a term of at least ten (10) years; it being understood and agreed that (i) Lessor and Lessee shall cooperate in good faith to properly divide such Capital Addition from the applicable Property and to grant such easements and use restrictions as shall be necessary to avoid any disruption of Lessee’s Business on such Property; (ii) to the extent not inconsistent with the provisions of this Section 10.2, such Capital Addition shall remain subject to the other terms and provisions of this Lease; and (ii) upon the expiration or termination of this Lease with respect to such Property, Lessee, at its sole cost and expense, shall cause all such Lien(s) to be released from such Capital Addition and within ten (10) Business Days after such expiration or termination.

10.3. Capital Additions Funded by Lessor

(a) If Lessee desires for Lessor to fund a Capital Addition on the Property, Lessee shall request the same by submitting to Lessor a written request, including a written proposal setting forth in reasonable detail any such proposed Capital Addition (a “Request”). Lessee acknowledges and agrees that Lessor shall have the sole and exclusive right to fund all Capital Additions to the Leased Property during the first five (5) years of the Fixed Term in accordance with Section 10.3(c). In addition, Lessee shall promptly furnish to Lessor such additional information relating to such proposed Capital Addition as Lessor may reasonably request. Lessor shall have thirty (30) days following receipt of the last of the information so requested to respond by delivering to Lessee (the “ROFO Exercise Notice”) a written offer to fund the proposed Capital Addition, including the proposed terms thereof and the terms of any amendments to this Lease to be executed in connection therewith; it being agreed that Lessor’s failure to timely deliver a ROFO Exercise Notice shall be deemed a rejection of the Request to provide the funding for such proposed Capital Addition. If Lessee accepts the offer set forth in the ROFO Exercise Notice, the parties shall consummate the funding contemplated thereby within sixty (60) days on the terms and conditions set forth in the ROFO Exercise Notice. If Lessee does not accept the offer set forth in a ROFO Exercise Notice, Lessee may, for a period of one hundred eighty (180) days from the date of receipt by Lessee of the ROFO Exercise Notice, obtain a commitment to finance a Capital Addition from any Person on terms and conditions no more favorable, in the aggregate, to the applicable lender than those set forth in such ROFO Exercise Notice. If Lessee does not obtain a commitment for third-party financing before the end of such one hundred eighty (180) day period, Lessee shall not finance such Capital Addition without repeating the foregoing procedures of this Article X.

(b) At the request of Lessee, from time to time, Lessor and its Affiliates shall fund (or cause the funding of) a cumulative amount of up to Thirty-Five Million Dollars ($35,000,000) of Capital Additions per year under this Lease and the Mortgage Loan Agreement until the third (3rd) anniversary of the Initial Commencement Date in accordance with Section 10.3(c).

(c) In connection with any Capital Addition funded by Lessor, the terms and conditions set forth on Schedule 10.3 shall apply. The costs of any such Capital Addition funded by Lessor hereunder shall be added to the Lease Base related to the applicable to the Property as provided on Schedule 3.1(a).

10.4. Salvage. All materials that are scrapped or removed in connection with the making of either Capital Additions or repairs hereunder shall be or become the property of Lessee, and Lessee shall remove the same at its sole cost and expense.

ARTICLE XI.

LIENS

11.1. General Restrictions; Acknowledgment of Intercreditor.

(a) Subject to the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any Property or any attachment, levy, claim or encumbrance in respect of the Rent or any funds or amounts that are or will be provided by Lessor or its Affiliates to Lessee at any time during the Term in accordance with this Lease; excluding, however, (a) this Lease; (b) the Permitted Exceptions; (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 7.3; (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder; (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII; (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (i) the payment of such sums shall not be postponed for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or GAAP shall be been made therefore, or (ii) any such liens are in the process of being contested as permitted by Article XII; (g) the Tenant Leases; (h) Liens which are permitted in accordance with Section 10.2 hereof; and (i) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXXVI of this Lease. Lessee shall not mortgage or grant any interest or security interest in, or otherwise assign, any part of Lessee’s rights and interests in this Lease or any Property during the Term.

(b) Lessor acknowledges and consents (i) to Steward Health, its Subsidiaries and applicable Affiliates entering into the ABL Credit Agreement, (ii) to the incurrence of the obligations thereunder and (iii) to the granting of liens and security interests in favor of the lenders as contemplated under the ABL Credit Agreement, in each case, subject to the terms and conditions of the Intercreditor Agreement.

ARTICLE XII.

PERMITTED CONTESTS

12.1. Permitted Contests. Lessee, at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement,

lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Article XI, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property (or if not so suspended, clause (b) shall be true); (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would, as determined in Lessor’s reasonable discretion, be in any immediate danger of being sold, forfeited, attached or lost; (c) in the case of a Legal Requirement, Lessor would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the event that any such contest shall involve a sum of money or potential loss in excess of One Million and No/100 Dollars ($1,000,000.00), then, in any such event, the applicable Facility Lessee shall deliver to Lessor an Officer’s Certificate from a duly authorized officer of the applicable Facility Lessee regarding the matters set forth in clauses (a), (b) and (c), to the extent applicable (it being understood if the relevant amount involved in such contest (or the potential loss) is less than such amount, no such certification is required); (e) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge involving potential loss in excess of One Million and No/100 Dollars ($1,000,000.00), Lessee shall deposit with Lessor an amount equal to the contested amount as security to ensure the ultimate payment of the Imposition, lien, attachment, levy, encumbrance, charge or claim and to prevent any sale or forfeiture of the affected Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this Article XII shall not be construed to permit Lessee to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Lessee to Lessor hereunder; (f) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; and (g) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. Lessee shall indemnify and hold Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

ARTICLE XIII.

INSURANCE

13.1. General Insurance Requirements.

(a) During the Term, Lessee shall at all times keep the Leased Property and Lessee’s Personal Property, insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar facilities. Without limiting the generality of the foregoing, throughout the Term, Lessee shall maintain at its sole cost and expense (except as otherwise provided in this Article XIII), at a minimum, the insurance coverages required herein. This insurance shall be written in form reasonably satisfactory to Lessor and by insurance companies (i) reasonably acceptable to Lessor (Lessor acknowledging that Tailored Risk Assurance Company, Ltd. (“Traco”) is acceptable to Lessor for the provision of the coverages described in subsections (ii), (iv) and (vi) below), (ii) that are rated at least an “A-VIII” or better by Best’s Insurance Guide (except for Traco, for which no rating is required), and (iii) unless otherwise approved by Lessor, authorized, licensed and qualified to do insurance business in the state in which the Leased Property is located. The aggregate amount of coverage by a single company must not exceed Five Percent (5%) of the insurance company’s policyholders’ surplus. The minimum limits required herein may be met through a combination of underlying and excess policies. With respect to each Property, the policies required hereunder relating to such Property shall insure against the following:

(i) Commercial Property insurance written on a broad “all risk” or special cause of loss policy form covering physical loss or damage to the Leased Property including building and improvements and betterments on a replacement cost basis (provided that such commercial property coverage shall be in an amount of one hundred ten percent (110%) of the replacement cost of each such Property). Such coverage shall be written on a blanket limit basis. This coverage shall be placed by the Lessor. Lessee shall reimburse Lessor for the costs of such coverages, including any required deductibles or retention payments, promptly upon request by Lessor. Such deductible or retentions shall not exceed Three percent (3%) of the insurable value of the Leased Property, to the extent that such a deductible is commercially available. In the event of a loss, Lessee shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to Lessor. The policy shall also include the following coverages: (A) Flood and earthquake insurance shall be required only in the event that a Property is located in a 100 or 500 year flood plain or high hazard seismic zone with limits in accordance with standard industry practice; and (B) Business interruption insurance covering rents and other impositions otherwise payable to Lessor for a period of not less than twelve (12) months. Coverage shall be written on an “actual loss sustained” form.

(ii) Commercial General Liability insurance in a minimum amount of One Million and No/100 Dollars ($1,000,000.00) per claim and Two Million Dollars ($2,000,000) in the aggregate for bodily injury or death of any one person and for Property Damage for damage to or loss of the property of others, subject to a Two Million ($2,000,000.00) annual aggregate policy limit for all bodily injury and property damage claims, occurring on or about such Property or in any way related to such Property, including but not limited to, any swimming pools or other rehabilitation and recreational facilities or areas that are located on such Property or otherwise related to such Property.

(iii) Automobile and vehicle liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles with a limit of One Million ($1,000,000.00) per accident for bodily injury and property damage.

(iv) Professional liability insurance for Lessee and all employed professionals (including any physicians) in an amount of not less than One Million and No/100 Dollars ($1,000,000.00) per individual claim and Three Million and No/100 Dollars ($3,000,000.00) annual aggregate. All contractors, agents and other persons (including physicians) who perform professional services for Lessee shall meet such required minimum insurance requirements of One Million and No/100 Dollars ($1,000,000.00) per individual claim and Three Million and No/100 Dollars ($3,000,000.00) annual aggregate.

(v) Worker’s Compensation insurance for all persons employed by Lessee on such Property with statutory limits in accordance with the requirements of the particular state(s) in which they are operating and Employer’s Liability insurance with minimum limits of One Million and No/100 ($1,000,000) each accident and disease.

(vi) Umbrella/Excess Liability insurance in the minimum amount of Twenty Million and No/100 Dollars ($20,000,000.00) for each claim and aggregate The Umbrella Liability policy shall name in its underlying schedule the Commercial General Liability, Automobile liability, Professional liability and Employer’s Liability insurance policies. The Umbrella policy shall provide follow form coverage for each of the underlying policies.

(vii) Pollution Liability/Environmental Impairment Liability with minimum limits of Two Million Dollars ($2,000,000) per claim, covering bodily injury or death of any one person and for property damage to, loss of use of, or clean-up costs of the property of others, as well as first party clean-up costs, subject to an aggregate of Four Million Dollars ($4,000,000). These limits shall be applicable collectively to all Properties, with coverage including, but not limited to, liability from storage tanks, healthcare medical waste (including at non-owned disposal sites), mold, fungi and/or Legionella Pneumophilia conditions, or other exposures typical to healthcare facilities. Deductible amounts shall be reasonably acceptable to Lessor.

(viii) Cyber Liability insurance with minimum limits of Ten Million Dollars ($10,000,000) per claim and in the aggregate covering Lessee and its employees. Such policy shall include coverage for claims, demands and regulatory investigations resulting from Lessee’s or its subcontractor’s wrongful acts in the performance of or failure to perform all services or support for services including but not limited to claims, demands, fines, penalties and other payments Lessor may be legally or contractually obligated to pay for infringement of intellectual property, failures in systems and information security, breach of confidentiality and invasion of or breach of privacy. Reasonable sublimits for ancillary coverages shall be allowed as commercially available subject to further discussion on an annual basis. To the extent that independent contractors or other subcontractors are hired or retained by Lessee to perform or contribute to any part of the services or support of services, Lessee shall require that such contractors shall maintain insurance with limits in accordance with standard industry practice. Lessor reserves the right to review and accept the evidence of such insurance for Lessee, its independent contractors and subcontractors.

(ix) Crime/Employee Dishonesty insurance covering all employees with a minimum limit of not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per claim.

(x) Non-Owned Aviation and Premises Liability insurance including coverage for the helipad and any other aviation exposures at the premises with minimum limits of Five Million Dollars ($5,000,000) per occurrence.

13.2. Additional Insurance. Notwithstanding anything contained herein to the contrary, Lessor shall not be prohibited, at its sole cost and expense, from purchasing and maintaining such additional insurance as it may reasonably determine to be necessary to protect its interest in all or any portion of the Leased Property.

13.3. Endorsements and Other Requirements. The insurance as required in this Article XIII shall comply with the following:

(a) Except for Worker’s Compensation/Employer’s Liability and crime insurance policies, all other insurance policies required herein shall name Lessor (and any other entity that Lessor may deem reasonably necessary) as Additional Insureds with respect to any liability arising from Lessee’s use, occupancy or maintenance of the Leased Property.

(b) All policies of insurance required herein (i) shall include clauses providing that each underwriter shall waive its rights of recovery, under subrogation or otherwise, against Lessor or any of Lessor’s affiliates or subsidiary companies; and (ii) shall be primary and non-contributory to the extent commercially available, (except for Worker’s Compensation/Employer’s Liability, crime and cyber insurance ) to any other insurance available to Lessor.

(c) Lessee shall, prior to any cancellation, non-renewal or material change to reduce limits or coverage terms, provide at least thirty (30) days’ prior written notice or ten (10) days prior written notice for non-payment of premium at Lessor’s notice address as specified in this Lease (the “Lessor’s Notice Address”), with a simultaneous copy to (A) MPT Operating Partnership, L.P., Attention: Chrissy McCreary, Risk Manager, 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and (B) McGriff, Seibels & Williams, Inc., Attention: John F. Carter, 2211 7th Avenue South, Birmingham, Alabama 35233.

(d) Lessee shall be responsible for funding all deductibles and retentions, including those which may be applicable to Lessor as an additional insured or named insured thereunder.

13.4. Evidence of Insurance. Lessee shall deliver “verification” of insurance to Lessor as set forth below.

(a) At least five (5) Business Days prior to the applicable Commencement Date, Lessee shall provide verification of required insurance coverage which shall include the following:

(i) True and certified copies of the insurance policies, including evidence of all specific coverage requirements and endorsements, as required herein.

(ii) A statement of values for all property locations if Lessee maintains blanket insurance covering facilities other than the Leased Property; and

(iii) A summary of insurance program showing significant coverage limits, sublimits, deductibles and retentions.

(b) At least ten (10) Business Days prior to any insurance policy expiration date, Lessee shall provide verification of the renewal for the required insurance coverage for the following year which shall include the following:

(i) Insurance certificates acceptable to Lessor evidencing coverage for the renewed insurance policies, including evidence of specific coverage requirements and endorsements as required herein.

(ii) No later than ninety (90) days, after the renewal date of such policies, or such other reasonable timeframce as mutually agreed upon by Lessor and Lessee, Lessee shall provide true and certified copies of all required insurance policies, including evidence of specific coverage requirements and endorsements as stated herein.

(c) In the event Lessee does not provide timely or proper verification, or does not maintain the insurance required hereunder or pay the premiums as required hereunder, Lessor shall be entitled after notice to Lessee, but shall have no obligation, to obtain such insurance and pay the premiums therefor, which premiums shall be repayable to Lessor promptly following request by Lessor (but in no event later than fifteen (15) days after delivery of such request).

13.5. Increase in Limits. In the event that Lessor shall at any time in its reasonable discretion deem the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section 13.5. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party selected by the parties.

13.6. Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee provided that:

(a) Any such blanket policy or policies are acceptable to and have been approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed;

(b) Any such blanket policy or policies shall not be changed, altered or modified without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed; and

(c) Any such blanket policy or policies shall otherwise satisfy the insurance requirements of this Article XIII.

13.7. No Separate Insurance. Lessee shall not, on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Lessee, or increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Lenders, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease. Lessee shall promptly notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or policies.

ARTICLE XIV.

FIRE AND CASUALTY

14.1. Insurance Proceeds. Except for the proceeds from Lessee’s business interuption insurance policy which shall be paid to Lessee so long as Lessee continues to pay Rent to Lessor in accordance with the terms of this Lease, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII shall be paid to Lessor and held by Lessor in trust (subject to the provisions of Section 14.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable cost of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property, or any portion thereof (or in the event neither Lessor nor Lessee is required or elects to repair and restore), all such insurance proceeds shall be paid by Lessor to Lessee free and clear upon completion of any such repair and restoration except as otherwise specifically provided below in this Article XIV. All salvage resulting from any risk covered by insurance shall belong to Lessee and any salvage relating to Capital Additions paid for by Lessee as described in Section 10.2 or to Lessee’s Personal Property shall belong to Lessee.

14.2. Reconstruction in the Event of Damage or Destruction Covered by Insurance.

(a) Except as provided in Section 14.7, with respect to any Property, if during the Term such Property is totally or partially destroyed from a risk covered by the insurance described in Article XIII and such Property is thereby rendered Unsuitable for its Primary Intended Use (the “Casualty Impacted Property”), Lessee shall elect, by giving written notice to Lessor within sixty (60) days following the date of such destruction, one of the following: (i) to restore such Casualty Impacted Property to substantially the same condition as existed immediately before the damage or destruction, or (ii) so long as the damage or destruction was not caused by the negligence of Lessee, its agents, servants, employees or contractors, to terminate this Lease with respect to the Casualty Impacted Property and, in this event, the total Base Rent payable hereunder shall be reduced in accordance with Section 5.2, Lessor shall be entitled to retain the insurance proceeds, and Lessee shall pay to Lessor on demand, the amount of any deductible or uninsured loss arising in connection therewith.

(b) Except as provided in Section 14.7, with respect to any Property, if, during the Term, such Property is totally or partially destroyed from a risk covered by the insurance described in Article XIII, but such Property is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall restore such Property to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease with respect to such Property.

14.3. Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 14.7 and without limiting Section 14.2, if during the Term a Property is totally or partially damaged or destroyed from a risk not covered by the insurance described in Article XIII but that would have been covered if Lessee carried the insurance customarily maintained by, and generally available to, the operators of reputable health care facilities in the region in which such Property is located, then, whether or not such damage or destruction renders such Property Unsuitable for its Primary Intended Use, Lessee shall, at its sole cost and expense, restore such Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease with respect to such Property.

14.4. Lessee’s Personal Property. All insurance proceeds payable by reason of any loss of or damage to any Lessee’s Personal Property or any Capital Addition shall be paid to Lessee to pay the cost of repairing or replacing the damage to Lessee’s Personal Property or the Capital Additions paid for by Lessee with respect thereto.

14.5. Restoration of Lessee’s Property. If Lessee is required or elects to restore any Property as provided in Sections 14.2 or 14.3, Lessee shall also restore all alterations and improvements made to Lessee’s Personal Property with respect thereto and all Capital Additions paid for by Lessee with respect thereto.

14.6. No Abatement of Rent. This Lease shall remain in full force and effect, and Lessee’s obligation to pay Rent and all other charges required by this Lease shall remain unabated during any period required for repair and restoration; provided however, the proceeds of all rental stream inurance, if any, will first be paid to or retained by Lessor in satisfaction of Lessee’s obligations to pay Rent.

14.7. Damage Near End of Term. Notwithstanding any provisions of Sections 14.2 (but without limiting Lessee’s rights under Section 14.2(a)) or 14.3 to the contrary, if damage to or destruction of any Property occurs during the last twenty-four (24) months of the Term, and if such damage or destruction cannot be fully repaired and restored within six (6) months immediately following the date of such loss as determined in Lessor’s reasonable discretion, either party shall have the right to terminate this Lease with respect to such Property by giving notice to the other within thirty (30) days after the date of damage or destruction, in which event Lessor shall be entitled to retain the insurance proceeds and Lessee shall pay to Lessor on demand the amount of any deductible or uninsured loss arising in connection therewith; provided, however, that any such notice given by Lessor shall be void and of no force and effect if Lessee exercises an available option to extend the Term for one (1) Extension Term within thirty (30) days following receipt of such termination notice.

14.8. Waiver. Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage to or destruction of any portion of the Leased Property.

ARTICLE XV.

CONDEMNATION

15.1. Parties’ Rights and Obligations. If during the Term there is any Taking of all or any part of a Property or any interest in this Lease relating to such Property by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

15.2. Total Taking. If there is a Taking of all of a Property by Condemnation, this Lease shall terminate with respect to such Property on the Date of Taking.

15.3. Partial Taking.

(a) If there is a Taking of a part, but not all, of a Property by Condemnation, this Lease shall remain in effect with respect to such Property if such Property is not thereby rendered Unsuitable for its Primary Intended Use.

(b) If, however, such portion of such Property is thereby rendered Unsuitable for its Primary Intended Use, Lessee shall elect (i) to restore such portion of such Property, at its own expense and to the extent possible, to substantially the same condition as existed immediately before the partial Taking, (ii) to terminate this Lease with respect to such Property (in which event the Base Rent payable hereunder shall be reduced in accordance with Section 5.2, or (iii) to continue using the remaining portion of such Property despite the Taking, in which case Rent for the Property shall be reduced proportionately based on the amount of any Award received by Lessor. Lessee shall exercise such election by giving Lessor notice thereof within sixty (60) days after Lessee receives notice of the Taking.

15.4. Award Distribution. In the event of a Taking, the entire Award shall belong to and be paid to Lessor; provided, however, that if this Lease is terminated pursuant to this Article XV with respect to such Property, Lessee shall be entitled to receive a sum attributable to Lessee’s Personal Property relating thereto and any reasonable removal and relocation costs, provided in each case the Award specifically includes such items. If Lessee is required or elects to restore such Property, Lessor agrees that the Award shall be used for that restoration, and it shall hold such portion of the Award in trust for application to the cost of the restoration.

15.5. Temporary Taking. The Taking of any Property or any part thereof by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than six (6) months. During any such six (6)-month period all the provisions of this Lease shall remain in full force and effect and the Rent with respect to such Property shall not be abated or reduced during such period of Taking.

ARTICLE XVI.

DEFAULT

16.1. Events of Default. The occurrence of any one or more of the following events (individually, an “Event of Default”) shall constitute Events of Default hereunder:

(a) if Lessee shall fail to make a payment of the Rent or any other monetary obligation when the same becomes due and payable by Lessee under this Lease (including, but not limited to, the failure to pay Insurance Premiums or Impositions) and the same shall remain unpaid for more than ten (10) days following receipt by Lessee of written notice thereof from Lessor; provided, however, in no event shall Lessor be required to give more than two (2) such written notices hereunder during any consecutive twelve (12) month period; or

(b) if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after receipt by Lessee of written notice thereof from Lessor (except that in the event Lessee shall fail to comply with any request pursuant to Sections 38.3 and 38.4 hereof, and such failure shall continue for ten (10) days after receipt by Lessee of such request from Lessor), unless such failure cannot, in Lessor’s reasonable determination, with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if, in Lessor’s reasonable determination, Lessee commences to cure such failure within the thirty (30) day period and proceeds with due diligence to complete the curing thereof; provided, however, in no event shall Lessor be required to give more than two (2) such written notices hereunder for Lessee’s failure to observe or perform the same (or repetitive) covenant or condition in any consecutive twelve (12) month period; or

(c) if (i) any Facility Lessee or the Guarantor shall admit in writing its inability to pay its debts as they become due; or (ii) any Facility Lessee or the Guarantor shall file a petition in bankruptcy as a petition to take advantage of any insolvency act; or (iii) any Facility Lessee or the Guarantor shall be declared insolvent according to any law; or (iv) any Facility Lessee or the Guarantor shall make any general assignment for the benefit of its creditors; or (v) if the estate or interest of any Facility Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or sixty (60) days after receipt by such Facility Lessee of written notice thereof from Lessor (unless such Facility Lessee shall be contesting such lien or attachment in good faith in accordance with Article XII); or (vi) any petition shall be filed against any Facility Lessee or the Guarantor to declare such Facility Lessee or the Guarantor bankrupt, to take advantage of any insolvency act, or to delay, reduce or modify such Facility Lessee’s or the Guarantor’s capital structure and the same shall not be removed or vacated within ninety (90) days from the date of its creation, service or attachment; or (vii) any Facility Lessee or the Guarantor shall, after a petition in bankruptcy is filed against it, be adjudicated a bankrupt, or a court of competent jurisdiction shall enter an order or decree, with or without the consent of such Facility Lessee or the Guarantor, as the case may be, appointing a trustee, examiner or receiver of such Facility Lessee or the Guarantor or the whole or substantially all of its property, or approving a petition filed against such Facility Lessee or the Guarantor seeking reorganization or arrangement of such Facility Lessee or the Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

(d) if any Facility Lessee shall have any of its material Licenses, material Participation Agreements (including participation or certification in Medicare or Medicaid or any material other third-party payor program) terminated by the applicable government program for fraud or willful violation of the terms of such program; or

(e) a Change of Control Transaction shall occur with respect to any Facility Lessee or Guarantor which is not approved by Lessor in advance; or

(f) if, with respect to any Property, the applicable Facility Lessee that operates the Business at such Property abandons or vacates the same (such Facility Lessee’s absence therefrom for thirty (30) consecutive days shall constitute abandonment) and thereafter fails to comply with any other covenants or conditions set forth in this Lease with respect to such Facility Lessee or such Property (subject to any other applicable notice and cure periods set forth herein); it being understood that such Facility Lessee may cease operations of the Business at such Property so long as such Facility Lessee complies with all other non-operational covenants and conditions set forth in this Agreement; or

(g) if any Facility Lessee or the Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets, or any such Facility Lessee or the Guarantor shall enter into an agreement respecting same; or

(h) if an “Event of Default” shall occur under and as defined in the Mortgage Loan Agreement or a monetary default or a material non-monetary default shall occur under any other Obligation Document (other than this Lease) which is not waived in writing or cured within the cure period as provided therein (it being understood that a violation of the LLC Agreement with respect to any MPT Required Provision is a material non-monetary default and shall not be subject to any notice or cure period); or

(i) if any monetary or material non-monetary default or event of default occurs with respect to any Material Obligation of any Facility Lessee or Guarantor which is not waived in writing or cured within the applicable notice and cure period provided by the document evidencing the Material Obligation; or

(j) if, at any time during the Term, for two (2) consecutive calendar quarters:

(i) commencing the quarter ending December 31, 2017 and continuing for the first three calendar quarters in 2018, EBITDAR of Steward Health and its Subsidiaries shall be less than Two Hundred and Five Percent (205%) of the Realty Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(ii) commencing the quarter ending December 31, 2018 and continuing for the first three calendar quarters in 2019, EBITDAR of Steward Health and its Subsidiaries shall be less than Two Hundred and Fifteen Percent (215%) of the Realty Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(iii) commencing the quarter ending December 31, 2019 and continuing for the first three calendar quarters in 2020, EBITDAR of Steward Health and its Subsidiaries

shall be less than Two Hundred and Twenty Percent (220%)of the Realty Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(iv) commencing the quarter ending December 31, 2020 and continuing for each calendar quarter thereafter, EBITDAR of Steward Health and its Subsidiaries shall be less than Two Hundred and Twenty-Five Percent (225%) of the Realty Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(k) if, at any time during the Term, for two (2) consecutive calendar quarters

(i) commencing the quarter ending December 31, 2017 and continuing for the first three calendar quarters in 2018, EBITDAR of Steward Health and its Subsidiaries shall be less than One Hundred and Five Percent (105%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(i) commencing the quarter ending December 31, 2018 and continuing for the first three calendar quarters in 2019, EBITDAR of Steward Health and its Subsidiaries shall be less than One Hundred and Fifteen Percent (115%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(ii) commencing the quarter ending December 31, 2019 and continuing for the first three calendar quarters in 2020, EBITDAR of Steward Health and its Subsidiaries shall be less than One Hundred and Twenty Percent (120%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(iii) commencing the quarter ending December 31, 2020 and continuing for each calendar quarter thereafter, EBITDAR of Steward Health and its Subsidiaries shall be less than One Hundred and Twenty-Five Percent (125%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(l) Notwithstanding the foregoing, in the event that Lessee fails (or, but for the operation of this paragraph, would fail) to comply with the requirements of Section 16.1(j) or (k), until the thirtieth (30th) day subsequent to the earlier of (1) the date Lessee becomes aware of such noncompliance or (2) the date of delivery of written notice from Lessor relating to such failure (the “Equity Cure Expiration Date”), Steward Health shall have the right to issue its equity interests for cash or to receive an equity contribution in respect of its equity interests (the “Equity Cure Right”), and upon the receipt by Steward Health of such cash (the “Specified Equity Contribution”) EBITDAR shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDAR for the applicable calendar quarter (and any four-quarter period that contains such quarter) shall be increased, solely for the purpose of determining compliance with Section 16.1(j) and (k), by an amount equal to the Specified Equity Contribution; and

(ii) if, after giving effect to the foregoing recalculations, Lessee shall then be in compliance with the requirements of Section 16.1(j) and (k), Lessee shall be deemed to have satisfied the requirements of such section as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured for purposes of this Lease.

(m) Notwithstanding anything herein to the contrary, after the failure to comply with the requirements of Section 16.1(j) or (k), if Lessee has given Lessor notice that Lessee intends to cure such failure with the proceeds of a Specified Equity Contribution, Lessor shall not exercise any rights or remedies under Section 16 available during the continuance of any Event of Default on the basis of any actual or purported failure to comply with Section 16.1(j) or (k) until such failure is not cured on or prior to the Equity Cure Expiration Date.

If an Event of Default has occurred, Lessor shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies (subject to applicable law), in addition to any remedies which may be permitted by law, by other provisions of this Lease or otherwise, without notice or demand, except as hereinafter provided:

A. If Lessee deserts, abandons or vacates any Property (the “Vacated Property”), Lessor may enter upon and take possession of either (i) the Vacated Property; or (ii) if there has occurred a Major Event of Default, any one or more (including all, if so elected by Lessor) of the Properties, regardless of whether such Event of Default emanated from or related primarily to a single Property (whether one or more, and whether pursuant to clause (i) or (ii), the “Entered Property”), to protect it from deterioration and continue to demand from Lessee Rent and other charges as provided in this Lease, without any obligation to relet (except to the extent required by applicable law); but if Lessor does relet the Entered Property (on such terms and conditions as Lessor, in its sole discretion, shall deem reasonable), such action by Lessor shall not be deemed an acceptance of Lessee’s surrender of the Entered Property unless Lessor expressly notifies Lessee of such acceptance in writing, Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee’s agent and Lessee furthermore hereby agreeing to pay to Lessor on demand any deficiency that may arise between the Rent and other charges as provided in this Lease and that are actually collected by Lessor relating to the Entered Property.

B. Lessor, or anyone acting on Lessor’s behalf, may without notice or demand to Lessee, either (i) enter the Property from which such Event of Default emanated or to which such Event of Default related primarily; or (ii) if there has occurred a Major Event of Default, peaceably enter any one or more (including all, if so elected by Lessor) of the Properties, regardless of whether such Event of Default emanated from or related primarily to a single Property (whether one or more, and whether pursuant to clause (i) or (ii), the “Defaulted Property”), to the extent permitted by applicable laws and regulations without liability to action for prosecution or damages for such entry or for the manner thereof, and do whatever Lessee is obligated or permitted to do under this Lease. Lessee hereby releases and discharges Lessor and its agents from all claims, actions, suits, damages and penalties for or by reason of any such entry. Lessee agrees to reimburse Lessor on demand for all expenses, including, without limitation, attorneys’ fees and expenses, that Lessor may incur in effecting compliance with Lessee’s obligations under this Lease, and Lessee further agrees that Lessor shall not be liable for any damages resulting to Lessee from such action.

C. Lessor may immediately terminate Lessee’s right of possession of the Defaulted Property, but not terminate this Lease with respect to the Defaulted Property, and without notice or demand, except as may be required and/or permitted by applicable law, enter upon such Defaulted Property or any part thereof and take absolute possession of the same, and at Lessor’s sole option may relet such Defaulted Property or any part thereof for such terms and such rents as Lessor may reasonably elect. In the event of such reletting, the rent received by Lessor from such reletting shall be applied in the manner set forth in Section 16.4, and Lessee shall satisfy and pay any deficiency upon demand therefor from time to time. Any entry into and possession of the Defaulted Property by Lessor shall be without liability or responsibility to Lessee and shall not be in lieu of or in substitution for any other legal rights of Lessor hereunder. Lessee further agrees that Lessor may file suit to recover any sums due under the terms of this Lease and that no recovery of any portion due Lessor hereunder shall be any defense to any subsequent action brought by Lessor for any other amounts not reduced to judgment in favor of Lessor. Reletting any portion of the Defaulted Property relating to any one or more of the Properties shall not be construed as an election on the part of Lessor to terminate this Lease with respect to such Defaulted Property and, notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this Lease for default with respect to the Defaulted Property.

D. Lessor may terminate this Lease with respect to the Defaulted Property (whether one or more, the “Terminated Property”), by written notice to Lessee, in which event Lessee shall immediately surrender to Lessor such Terminated Property, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearages in Rent or any other payments under this Lease (including any interest and payment penalty which may have accrued pursuant to the terms of this Lease), peaceably enter upon and take possession of such Terminated Property and remove the applicable Facility Lessee and any other Person who may be occupying such Terminated Property or any part thereof, to the extent permitted by applicable laws and regulations without being liable for prosecution or any claim for damages therefor. Except as otherwise may be required by applicable law, Lessee hereby waives any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of Rent or any other payments under this Lease. In addition, Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of any termination effected pursuant to this Section 16.1D, which loss and damage shall be determined, at Lessor’s option, by either of the following alternative measures of damages:

(ii) Until Lessor is able to relet such Terminated Property, although Lessor shall be under no obligation to attempt to do so (unless required by applicable law), Lessee shall pay to Lessor, on or before the first day of each calendar month, the monthly rentals and other charges provided in this Lease relating to such Terminated Property. After such Terminated Property has been relet by Lessor, Lessee shall pay to Lessor on the tenth (10th) day of each calendar month the difference between the monthly rentals and other charges provided in this Lease related to such Terminated Property for the preceding calendar month (had this Lease not been terminated) and those actually collected by Lessor with respect to such reletting for that month. If it is necessary for Lessor to bring suit to collect any deficiency, Lessor shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent Tenants related to such Terminated Property for any calendar month in excess of the monthly Rent (including Additional Charges) herein allocated to such Terminated Property had this Lease not been terminated with respect thereto shall be credited to Lessee in reduction of Lessee’s liability for any calendar month for which the amount collected by Lessor will be less than the monthly Rent (including Additional Charges) herein allocated to such Terminated Property had this Lease not been terminated with respect thereto such Terminated Facility, but Lessee shall have no right to any excess other than the above described credit.

(iii) When Lessor desires, Lessor may demand a final settlement with respect to such Terminated Property. Upon demand for a final settlement, Lessor shall have a right to, and Lessee hereby agrees to pay, the difference between the total of all monthly Rent (including Additional Charges) allocated to such Terminated Property for the remainder of the Term and the reasonable rental value thereof for such period, with such difference to be discounted to present value at a rate equal to the 5-Year U.S. Treasury Rate plus Two Percent (2%) per annum in effect upon the date of determination.

If Lessor elects to exercise the remedies prescribed in subsections A or B above, this election shall in no way prejudice Lessor’s right at any time thereafter to cancel said election in favor of the remedy prescribed in subsection D or elsewhere in this Lease. Similarly, if Lessor elects to compute damages in the manner prescribed by subsection D(i) above, this election shall in no way prejudice Lessor’s right at any time thereafter to demand a final settlement in accordance with subsection D(ii). Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

E. In the event that Lessor has either repossessed a Vacated Property pursuant to subsection A, repossessed a Defaulted Property pursuant to subsection C, or terminated this Lease with respect to one or more (or all, if so elected by Lessor) Defaulted Properties pursuant to subsection D, and Lessor elects to enter upon such portion of the Leased Property as provided herein, Lessor may change, alter, and/or modify the door locks on all entry doors of such portion of the Leased Property, thereby permanently excluding Lessee and its officers, principals, agents, employees, representatives and invitees therefrom, but only to the extent that such exclusion does not interfere with patient care and safety. Lessor shall not thereafter be obligated to provide Lessee with a key to such portion of Leased Property at any time, regardless of any amounts subsequently paid by Lessee; provided, however, that in any such instance, during Lessor’s normal business hours and at the convenience of Lessor, and upon receipt of written request from Lessee accompanied by such written waivers and releases as Lessor may reasonably require,

Lessor may escort Lessee or its authorized personnel to such Leased Property to retrieve any personal belonging or other property of Lessee, whereupon Lessor shall remove such property and make it available to Lessee at a time and place designated by Lessor. However, Lessee shall pay, in cash in advance, all reasonable out-of-pocket costs and expenses estimated by Lessor to be incurred in removing such property and making it available to Lessee and all moving and/or storage charges theretofore incurred by Lessor with respect to such property (plus an additional Seven Percent (7%) thereof to cover Lessor’s administrative costs). If Lessor elects to exclude Lessee from any Defaulted Property (or all of the Defaulted Properties if so elected by Lessor) without repossessing or terminating pursuant to the foregoing provisions of this Lease, then Lessor shall not be obligated to provide Lessee a key to re-enter such Property or Properties until such time as all delinquent Rent has been paid in full and all other defaults, if any, have been completely cured to Lessor’s satisfaction (if such cure occurs prior to any actual repossession or termination), and Lessor has been given assurance reasonably satisfactory to Lessor evidencing Lessee’s ability to satisfy its remaining obligations under this Lease. To the extent permitted by law, the foregoing provision shall override and control any conflicting provisions of any applicable statute governing the right of a lessor to change the door locks of commercial leases.

F. Intentionally Deleted.

G. In addition to any other available remedies, at Lessor’s option, with respect to each Defaulted Property or Entered Property, Lessor shall have those rights (i) to purchase Lessee’s Personal Property in the manner provided in Section 34.1 hereof and (ii) to effect a transfer of the Licenses pursuant to the terms of Article XXXVIII hereof.

H. Exercise any and all other rights and/or remedies granted or allowed to landlords by any existing or future statute or other law of the applicable State where the Entered Property or the Defaulted Property, as applicable, is located.

I. Lessor shall use reasonable efforts to the extent required by applicable law to relet such Property or Properties on such terms and conditions as Lessor, in its sole good faith judgment, may determine (including, without limitation, a lease term different than the Term, rental concessions, alterations and repair any such Property); provided, however, that, with respect to any such Property or Properties (i) Lessor shall not be obligated to relet such Property before leasing other vacant space owned or operated by Lessor, (ii) Lessor reserves the right to refuse to lease such Property to any potential tenant that does not meet Lessor’s reasonable standards and criteria for leasing any other comparable space owned or operated by Lessor (it being understood and agreed that it shall be deemed reasonable for Lessor to refuse to lease to a prospective tenant who owns, leases or operates a business similar to that conducted on such Property within ten (10) miles of any point on or within which such Property is located), and (iii) Lessor shall not be obligated to undertake any greater efforts to relet such portion of the Leased Property than Lessor utilizes to lease any other vacant space owned or operated by Lessor. In any proceeding in which Lessor’s efforts to mitigate damages and/or its compliance with this subsection is at issue, Lessor shall be presumed to have used reasonable efforts to mitigate damages and Lessee shall bear the burden of proof to establish that such reasonable efforts were not used.

J. No receipt of moneys by Lessor from Lessee after a termination of this Lease with respect to any one or more of the Properties or of Lessee’s rights under this Lease by Lessor with respect thereto shall reinstate, continue or extend the Term of this Lease with respect to such one or more Properties or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Rent and any related amounts to be paid by Lessee to Lessor then due or thereafter falling due, it being agreed that after the commencement of suit for possession of any such Property, or after final order or judgment for the possession of any such Property, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such money collected being deemed payments on account of the use and occupation of any such Property or, at the election of Lessor, on account of Lessee’s liability hereunder. Lessee hereby waives any and all rights of redemption provided by any law, statute or ordinance now in effect or which may hereafter be enacted.

K. No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Lessor to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future, and no acceptance of full or partial payment of Rent or any other payment due under the terms of this Lease during the continuance of any such breach shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach. Lessor and Lessee agree that no waiver shall be effective hereunder unless it is in writing.

16.2. Additional Expenses. It is further agreed that, in addition to payments required pursuant to Section 16.1 above and the provisions of Section 40.3, Lessee shall compensate Lessor and its Affiliates for (a) all reasonable, out-of-pocket expenses incurred by Lessor and its Affiliates in enforcing the provisions of this Lease and in repossessing the Leased Property or any portion thereof (including among other expenses, any increase in insurance premiums caused by the vacancy of all or any portion of the Leased Property); (b) all reasonable, out-of-pocket expenses incurred by Lessor and its Affiliates in reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees); (c) all concessions granted to a new Tenant or Tenants upon reletting (including among other concessions, renewal options); (d) Lessor’s and its Affiliates’ reasonable, out-of-pocket attorneys’ fees and expenses arising from or related to an Event of Default; and (e) all losses incurred by Lessor and its Affiliates as a direct or indirect result of such Event of Default (including, among other losses, any adverse action by Facility Lenders).

16.3. Waivers.

(a) If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (i) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article XVI and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt. Lessee acknowledges and agrees that no waiver by Lessor of any provision of this Lease shall be deemed to have been made unless made under signature of an authorized representative of Lessor.

(b) To the extent permitted by applicable law, Lessee waives any and all rights or defenses arising by reason of: (i) any “one action” or “anti-deficiency” law or any other law which may prevent Lessor from bringing any action, including a claim for deficiency, against Lessee or any one or more of the Facility Lessees or the Guarantor, before or after Lessor’s commencement or completion of any foreclosure or similar action or actions, either judicially or by exercise of a power of sale; (ii) any election of remedies by Lessor which destroys or otherwise adversely affects Lessee or any one or more of the Facility Lessee’s or Guarantor’s subrogation rights or rights to proceed against any Person for reimbursement, including, without limitation, any loss of rights Lessee or the Guarantor may suffer by reason of any law limiting, qualifying, or discharging Lessee’s and Guarantor’s obligations under this Lease or the other Obligation Documents (as applicable); (iii) any right to claim discharge of the obligations under this Lease on the basis of unjustified impairment of any collateral for such obligations; or (iv) any defenses given to guarantors, sureties, and/or co-makers at law or in equity other than actual payment and performance of Lessee’s and Guarantor’s obligations under this Lease or the other Obligation Documents (as applicable).

16.4. Application of Funds. Any payments otherwise payable by Lessee which are received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order which Lessor may reasonably determine.

16.5. Notices by Lessor. The provisions of this Article XVI concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if reasonably designed to apprise Lessee of the nature and approximate extent of any default, it being agreed that Lessee is in as good or a better position than Lessor to ascertain the exact extent of any default by Lessee hereunder.

ARTICLE XVII.

LESSOR’S RIGHT TO CURE

Subject to the provisions of Article XII relating to permitted contests, if Lessee shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to cure the same within the relevant time periods provided in Section 16.1, after reasonable written notice to Lessee, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such reasonable payment or perform such reasonable act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon any portion of the Leased Property, but only in accordance with Lessee’s reasonable security procedures and all applicable laws, including, but not limited to all Information Privacy and Security Laws, for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee.

All sums so paid by Lessor and all reasonable, out-of-pocket costs and expenses (including, without limitation, reasonable, documented, out-of-pocket attorneys’ fees and expenses, in each case, to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor until reimbursed, shall be paid by Lessee to Lessor on demand.

ARTICLE XVIII.

INTENTIONALLY DELETED

ARTICLE XIX.

HOLDING OVER

If Lessee shall for any reason remain in possession of any Property after the expiration of the Term or any earlier termination of the Term with respect to thereto, such possession shall be as a tenancy at will, during which time Lessee shall pay, as rental each month, one and one-half (1-1/2) times the aggregate of (a) one-twelfth (1/12) of the aggregate Allocated Base Rent relating to such Property payable with respect to the last complete twelve (12)-month period prior to the expiration of the Term; (b) all Additional Charges relating to such Property accruing during the month, and (c) all other sums, if any, payable by Lessee pursuant to the provisions of this Lease with respect to such Property. During such period of tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at will, to continue its occupancy and use of such Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XX.

INTENTIONALLY DELETED

ARTICLE XXI.

RISK OF LOSS

During the Term, the risk of loss of, or decrease in, the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Article XXI entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

ARTICLE XXII.

INDEMNIFICATION

NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE OR SELF INSURANCE PROVIDED FOR IN ARTICLE XIII, AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE OR SELF INSURANCE, IN ADDITION TO ANY OTHER INDEMNIFICATION OBLIGATIONS OF LESSEE AND GUARANTOR AS PROVIDED IN THIS LEASE, LESSEE WILL PROTECT, INDEMNIFY, SAVE HARMLESS AND DEFEND LESSOR FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF

ACTION, REASONABLE, OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) TO THE EXTENT PERMITTED BY LAW), IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LESSOR BY REASON OF: (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF PERSONAL PROPERTY OCCURRING ON OR ABOUT THE LEASED PROPERTY OR ADJOINING SIDEWALKS, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF MALPRACTICE DURING THE TERM OR WHICH RELATE TO THE PERIOD OF LESSEE’S POSSESSION DURING THE TERM, (B) ANY USE, MISUSE, NO USE, CONDITION, MAINTENANCE OR REPAIR BY LESSEE OF THE LEASED PROPERTY DURING THE TERM OR WHICH RELATE TO THE PERIOD OF LESSEE’S POSSESSION DURING THE TERM, (C) ANY IMPOSITIONS (WHICH ARE THE OBLIGATIONS OF LESSEE TO PAY PURSUANT TO THE APPLICABLE PROVISIONS OF THIS LEASE), (D) ANY FAILURE ON THE PART OF LESSEE TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE, (E) THE NON-PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF ANY AND ALL EXISTING AND FUTURE SUBLEASES OF THE LEASED PROPERTY TO BE PERFORMED BY THE LANDLORD (LESSEE) THEREUNDER DURING THE TERM OR WHICH RELATE TO THE PERIOD OF LESSEE’S POSSESSION DURING THE TERM, (F) ANY AND ALL LAWFUL ACTION THAT MAY BE TAKEN BY LESSOR IN CONNECTION WITH THE ENFORCEMENT OF THE PROVISIONS OF THIS LEASE, WHETHER OR NOT SUIT IS FILED IN CONNECTION WITH SAME, OR IN CONNECTION WITH LESSEE OR A GUARANTOR AND/OR ANY PARTNER, JOINT VENTURER, MEMBER OR SHAREHOLDER THEREOF BECOMING A PARTY TO A VOLUNTARY OR INVOLUNTARY FEDERAL OR STATE BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING, (G) WITH RESPECT TO EACH PROPERTY, TO THE EXTENT ARISING DURING THE TERM OR WHICH RELATE TO THE PERIOD OF LESSEE’S POSSESSION DURING THE TERM, ANY (i) ENCROACHMENTS ONTO OR FROM ADJACENT PROPERTIES; (ii) VIOLATIONS OF SET-BACK, BUILDING OR SIDE LINES; (iii) ENCROACHMENTS ONTO ANY EASEMENTS OR SERVITUDES LOCATED ON SUCH PROPERTY; (iv) PENDING OR THREATENED BOUNDARY LINE DISPUTES; (v) PORTIONS OF SUCH PROPERTY LOCATED IN A FLOOD PLAIN OR IN AN AREA DEFINED AS A WETLAND UNDER APPLICABLE STATE OR FEDERAL LAW; (vi) CEMETERIES OR GRAVESITES LOCATED ON, WITHIN OR UNDER SUCH PROPERTY; OR (vii) MINE SHAFTS UNDER SUCH PROPERTY OR ANY OTHER LATENT DEFECTS, SUCH AS SINKHOLES, REGARDING OR AFFECTING SUCH PROPERTY, (H) ANY GRANTS, CONVEYANCES OR TRANSFERS OF ANY INTERESTS OR RIGHTS IN OR TO THE LEASED PROPERTY (INCLUDING, WITHOUT LIMITATION, EASEMENTS, RIGHTS-WAY, RESTRICTIONS) MADE BY LESSEE OR ANY OTHER PERSON WHICH ARE NOT APPROVED BY LESSOR PRIOR TO PLACING THE SAME OF RECORD ON THE LEASED PROPERTY, INCLUDING, WITHOUT LIMITATION, THOSE PRIOR TO THE LESSOR TAKING TITLE TO THE LEASED PROPERTY, (I) TO THE EXTENT ARISING DURING THE TERM, THE IMPROVEMENTS HAVING INSUFFICIENT ACCESS TO A PUBLIC RIGHT OF WAY OR FAILING TO BE IN COMPLIANCE WITH ALL RULES, REGULATIONS AND ORDINANCES OF ALL GOVERNMENTAL AUTHORITIES HAVING JURISDICTION OVER THE

IMPROVEMENTS AND THE LAND, INCLUDING, WITHOUT LIMITATION, THOSE PERTAINING TO ZONING AND PARKING. ANY AMOUNTS WHICH BECOME PAYABLE BY LESSEE UNDER THIS ARTICLE XXII SHALL BE PAID WITHIN FIFTEEN (15) DAYS AFTER DEMAND THEREFOR BY LESSOR AND, IF NOT TIMELY PAID, SHALL BEAR A LATE CHARGE (TO THE EXTENT PERMITTED BY LAW) AT THE OVERDUE RATE FROM THE EXPIRATION OF SAID FIFTEEN (15) DAY PERIOD UNTIL THE DATE OF PAYMENT AND A LATE PAYMENT PENALTY on such amount. LESSEE, AT ITS EXPENSE, SHALL CONTEST, RESIST AND DEFEND ANY SUCH CLAIM, ACTION OR PROCEEDING ASSERTED OR INSTITUTED AGAINST LESSOR AND MAY COMPROMISE OR OTHERWISE DISPOSE OF THE SAME, SUBJECT TO the approval of LESSOR. NOTHING HEREIN SHALL BE CONSTRUED AS INDEMNIFYING LESSOR AGAINST Its OWN Bad Faith, GROSSLY NEGLIGENT ACTS OR OMISSIONS, WILLFUL MISCONDUCT OR ANY WILLFUL BREACH OF ITS OBLIGATIONS UNDER THIS LEASE.

ARTICLE XXIII.

ASSIGNMENT, SUBLETTING AND SUBLEASE SUBORDINATION

23.1. Assignment and Subletting.

(a) Lessee shall not assign this Lease without Lessor’s prior written consent; provided, however, that Lessor’s consent shall not be required for an assignment of this Lease to a Qualified Transferee (provided, that, if such assignment is in connection with an asset based transfer, such Qualified Transferee and its Affiliates shall enter into such guaranty agreements, security agreements, assignments of rents and leases, pledge agreements, non-competition agreements, environmental indemnification agreements, and other similar security documents (collectively, the “Qualified Transferee Credit Enhancements”) as are necessary in Lessor’s reasonable determination to assure that Lessor receives such collateral and other credit enhancements as are comparable to those provided by Lessee, Guarantor and their respective Affiliates in connection with this Lease). Lessor shall not unreasonably withhold, condition or delay its consent to any assignment, provided, that (i) such assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed; and (ii) an original counterpart of the assignment, duly executed by Lessee and such assignee in form and substance reasonably satisfactory to Lessor, shall be delivered promptly to Lessor; it being understood and agreed, however, that if, in connection with any such assignment, Lessee desires that Lessor release Lessee from its obligations under this Lease, Lessor’s review and approval of any assignee shall be in Lessor’s sole and absolute discretion. The parties agree that Lessor’s failure or refusal to approve an assignment to an assignee that does not have the financial or operating characteristics reasonably satisfactory to Lessor shall be reasonable on its face. Notwithstanding anything contained in this Lease to the contrary, any assignment must be of all of Lessee’s right, title and interest in and to this Lease and the Leased Property such that this Lease is not severed with respect to any one or more of the Properties.

(b) Lessee shall not sublease any portion of a particular Property if such Tenant Lease would exceed One Million Dollars ($1,000,000) in annual rent without Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Lessee agrees that (i) each Tenant Lease shall comply with the provisions of this Article XXIII,

(ii) subject to Section 23.4, a copy of each such Tenant Lease, duly executed by Lessee and such Tenant in form and substance reasonably satisfactory to Lessor, shall be delivered promptly to Lessor and (iii) Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the obligations, covenants and conditions to be performed by Lessee hereunder and under all of the other documents executed in connection herewith. Any modifications, amendments and restatements of any Tenant Leases (but excluding renewals and extensions) hereafter entered into (other than those having less than One Million Dollars ($1,000,000) in annual rent) must be approved by Lessor in accordance with this Article XXIII. In no event shall Lessee sublease all or substantially all of any Property without Lessor’s prior written consent, which may be withheld in Lessor’s sole discretion.

23.2. Sublease Limitations. In addition to the sublease limitations as set forth in Section 23.1, above, and notwithstanding anything contained in this Lease to the contrary, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the Tenant thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the Tenant, or (b) any other formula such that any portion of the Tenant Lease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto. Moreover, Lessee shall not sublet any portion of the Leased Property for a term extending beyond the Fixed Term without the express consent of Lessor. In addition, all Tenant Leases shall comply in all material respects with the Healthcare Laws. Lessor and Lessee acknowledge and agree that all Tenant Leases entered into relating to the Leased Property, whether or not approved by Lessor, shall not, without the prior written consent of Lessor, be deemed to be a direct lease between Lessor and any Tenant. Lessee agrees that all Tenant Leases executed after the Initial Commencement Date must include provisions to the effect that (i) such sublease is subject and subordinate to all of the terms and provisions of this Lease, to the rights of Lessor hereunder, and to all financing documents relating to any Facility Loan in connection with the Leased Property, (ii) in the event this Lease shall terminate or be terminated before the expiration of the Tenant Lease, the Tenant will, at Lessor’s option, exercisable at any time in Lessor’s discretion, attorn to Lessor and waive any right the Tenant may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, (iii) in the event of a termination of this Lease with respect to all or the applicable Property, at Lessor’s option, exercisable at any time in Lessor’s discretion, the sublease may be terminated or left in place by Lessor, (iv) Tenant shall from time to time upon request of Lessee or Lessor furnish within twenty (20) days from request an estoppel certificate in form and content reasonably acceptable to Lessor or any Facility Lender relating to the Tenant Lease, (v) in the event the Tenant receives a written notice from Lessor or Lessor’s assignees, if any, stating that an Event of Default under this Lease has occurred, the Tenant shall, to the extent specified in such notice, thereafter be obligated to pay all rentals accruing under said Tenant Lease directly to the Person giving such notice, or as such Person may direct, and such Tenant shall be entitled to conclusively rely on such notice (all rentals received from the Tenant by Lessor or Lessor’s assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease), and (vi) such Tenant Lease shall at all times be subject to the obligations and requirements as set forth in this Article XXIII. Lessee acknowledges and agrees that the provisions of this Section 23.2 shall be applicable to all tenants, subtenants or licensees of any material portion of the Leased Property, whether under a Tenant Lease or any other written Lease, sublease, license or rental agreement.

23.3. Sublease Subordination and Non-Disturbance.

(a) With respect to the Existing Subleases, and within twenty (20) days after the Initial Commencement Date, Lessee shall use commercially reasonable efforts to cause such Tenant to execute and deliver to Lessor a subordination, non-disturbance and attornment agreement relating to each such Existing Sublease, which subordination, non-disturbance and attornment agreement shall be in reasonable form mutually satisfactory to Lessor and Lessee.

(b) At any time during the Term, within twenty (20) days following written request by Lessor with respect to any Tenant, Lessee shall use commercially reasonable efforts to cause any applicable Tenant to execute and deliver to Lessor (a) an estoppel certifying such matters as Lessor may reasonably request, including, without limitation, that such Tenant Lease is unmodified and in full force and effect (or setting forth the modifications), the term and expiration thereof and the dates to which the Rent has been paid; and/or (b) a subordination, non-disturbance and attornment agreement relating to the applicable Tenant Lease, which subordination, non-disturbance and attornment agreement shall be in reasonable form mutually satisfactory to Lessor and Lessee.

(c) Within twenty (20) days from the date of request of Lessor, a Facility Lender or Lessee, with respect to any Tenant, Lessee shall use commercially reasonable efforts to cause such Tenant and Lessor shall cause such Facility Lender to enter into a written agreement in a form reasonably acceptable to such Facility Lender and such Tenant whereby (i) such Tenant subordinates the Tenant Lease and all of its rights and estate thereunder to the lien of each such mortgage or deed of trust that encumbers the Leased Property or any part thereof and agrees with each such Facility Lender that such Tenant will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such mortgage or deed of trust, as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of the Tenant Lease and (ii) such Facility Lender shall agree that Tenant shall not be disturbed in peaceful enjoyment of the applicable portion of the Leased Property nor shall the applicable Tenant Lease be terminated or canceled at any time, except as specified in the applicable Tenant Lease.

23.4. Existing Subleases. Notwithstanding anything contained herein to the contrary, Lessor and Lessee acknowledge that there currently exist certain leases, subleases or licenses on the Leased Property, with annual rental payments in excess of One Million and No/100 Dollars ($1,000,000) as described on Exhibit C (collectively the “Existing Subleases”). Any material modifications, amendments and restatements of the Existing Subleases or any Tenant Lease hereafter entered into (but excluding renewals and extensions that do not otherwise materially modify or amend the relevant Existing Sublease or Tenant Lease) must be approved by Lessor in accordance with this Article XXIII.

ARTICLE XXIV.

OFFICER’S CERTIFICATES; FINANCIAL STATEMENTS; NOTICES AND OTHER CERTIFICATES

(a) At any time and from time to time, but not more than once per calendar quarter, within twenty (20) days following reasonable written request by Lessor, each Facility Lessee shall furnish to Lessor an Officer’s Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications) and the dates to which the Rent has been paid. Any such Officer’s Certificate furnished pursuant to this Article may be relied upon by Lessor and any prospective purchaser of the Leased Property.

(b) Each Facility Lessee shall furnish, or cause to be furnished, to Lessor the following statements, notices and certificates in such form and detail as Lessor may reasonably require:

(i) within one hundred twenty (120) days after the end of each year, audited Financial Statements of such Facility Lessee and Steward Health (which Financial Statements may be provided on a consolidated basis so long as such consolidated Financial Statements provide a supplementary schedule of such Facility Lessee’s statements of operations and, if such Facility Lessee owns any assets or conducts any other operations other than the Business, then of the Facility separately, prepared by a nationally recognized accounting firm or an independent certified public accounting firm reasonably acceptable to Lessor, all in accordance with GAAP for the year then ended; and

(ii) within (x) one hundred twenty (120) days after the end of the fourth quarter of each year and (y) forty-five (45) days after the end of each other quarter, (A) current quarterly income statements of Steward Health and a written calculation of the then current EBITDAR (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis), and (B) quarterly income statements of such Facility Lessee, and, if such Facility Lessee owns any assets or conducts any other operations other than the Business, then of its Facility separately, certified to be true and correct by an officer of such Facility Lessee; and

(iii) within thirty (30) days after the end of each month, monthly income statements (if available or produced in the ordinary course of business) of such Facility Lessee and statistics of its Facility, including, but not limited to, the number of patient discharges, the number of inpatient days, the case mix index, the payor sources for inpatient days (by inpatient days) and outpatient utilization by service (ER, non-ER); and

(iv) within ten (10) days after receipt, any and all material written notices from any and all licensing and/or certifying agencies that any license or certification, including, without limitation, the Medicare and/or Medicaid certification and/or material managed care contract necessary for the operation of the Facility for the Primary Intended Use is being revoked, or suspended, or that action is pending or being considered to revoke or suspend such Facility’s license or certification; and

(v) with reasonable promptness, such other information respecting the financial condition of such Facility Lessee, Steward Health and their respective Subsidiaries as Lessor may reasonably request from time to time.

(c) Upon Lessor’s reasonable request, each Facility Lessee and Steward Health shall furnish to Lessor a certificate in form reasonably acceptable to Lessor certifying that no Event of Default then exists and to Lessee’s knowledge no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute an Event of Default, or disclosing that such an event or condition, if any, exists.

(d) Within five (5) Business Days after receipt, each Facility Lessee shall furnish to Lessor copies of all written notices and demands from any third-party payor, including, without limitation, Medicare and/or Medicaid, concerning any overpayment which will or could reasonably be expected to require a repayment or a refund in excess of Ten Million and No/100 Dollars ($10,000,000.00) with respect to such Facility Lessee.

(e) Each Facility Lessee shall furnish to Lessor within ten (10) Business Days written notice of, and any written information related to, any governmental investigations of such Facility Lessee or the Guarantor (or any of their respective Affiliates), or any inspections or investigations of the Facility operated by such Facility Lessee which are conducted by the United States Attorney, State Attorney General, the Office of the Inspector General of the Department of Health and Human Services (the “OIG”), the United States Department of Justice or any other Governmental Body (except for such inspections or investigations that are being conducted by a Governmental Body other than the United States Attorney, State Attorney General, OIG or the Department of Justice, unless such inspections or investigations by such other Governmental Body is reasonably expected to have a material adverse effect on such Facility Lessee or the Guarantor, in which event such Facility Lessee shall furnish all such information as contemplated herein), and provide to Lessor, on a monthly basis, ongoing status reports (in form and content acceptable to Lessor) of any such government investigations; provided that no Facility Lessee shall be required to furnish any such information to the extent attorney-client privileged information or disclosure thereof would violate any applicable law (including without limitation HIPAA).

(f) Each Facility Lessee shall furnish to Lessor within five (5) Business Days after receipt thereof copies of all written pre-termination notices from Medicare and/or Medicaid, all written notices of material adverse events or material deficiencies as defined by the regulations and standards of the state Medicare and/or Medicaid certification agency, the Joint Commission (formerly known as the Joint Commission on the Accreditation of Healthcare Organizations) (the “Joint Commission”) or the equivalent accrediting body relied upon by such Facility Lessee in the operation of the Facility operated by such Facility Lessee or any part thereof.

(g) Each Facility Lessee shall provide to Lessor prompt written notice of any monetary or material non-monetary default or event of default with respect to any Material Obligation of such Facility Lessee or the Guarantor and, upon Lessor’s request, such Facility Lessee or the Guarantor shall furnish to Lessor a certificate in form reasonably acceptable to

Lessor certifying that, with respect to each Material Obligation, no monetary or material non-monetary event of default, to such Facility Lessee or such Guarantor’s knowledge, then exists thereunder.

(h) Lessor reserves the right to require such other financial information from Lessee at such other times as it shall deem reasonably necessary. All financial statements and information must be in such form and detail as Lessor shall from time to time, but not unreasonably, request.

ARTICLE XXV.

INSPECTIONS

Upon reasonable prior written notice, Lessee shall permit Lessor, or its designated Affiliate, and their respective authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee and Lessee’s policies with respect to facility security and/or HIPAA compliance, any governmental agency, any Insurance Requirements relating to the Leased Property, or imposed by law or applicable regulations, except that, in the event of an emergency, Lessor shall have the right to inspect the Leased Property upon reasonable notice (which in this circumstance may be verbal) under the circumstances to Lessee.

ARTICLE XXVI.

NO WAIVER

Any provision of this Lease or Exhibits hereto may be amended or waived only in a writing signed by the parties hereto. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

ARTICLE XXVII.

REMEDIES CUMULATIVE

To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

ARTICLE XXVIII.

SURRENDER

No surrender to Lessor of this Lease or of the Leased Property, or of any part thereof or interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXIX.

NO MERGER OF TITLE

There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

ARTICLE XXX.

TRANSFERS BY LESSOR; SEVERANCE RIGHTS

30.1. Transfers by Lessor. Lessee acknowledges that Lessor may sell its interest in the Leased Property in whole or in part, and that Lessor may assign its interest in this Lease in whole or in part, in any such case, to any other Person without Lessee’s prior written consent or approval, so long as such Person is not a Non-Permitted Assignee; provided, however, that (i) if an Event of Default has occurred and is continuing, Lessor may sell, assign or transfer any such rights and obligations to a Non-Permitted Assignee without the written consent of Lessee, and (ii) such restrictions to a sale or assignment shall not apply to or otherwise restrict any actions, negotiations or agreements in respect of any Portfolio Sale. If Lessor or any successor owner of any Property shall convey such Property in accordance with the terms hereof, other than as security for a debt, the grantee or transferee of such Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, and Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease relating to such Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner. Lessee agrees that any successor purchaser may exercise any and all rights of Lessor; provided, however, such successor purchaser shall be subject to the same restrictions imposed upon Lessor hereunder. Subject to the execution by a prospective purchaser of a written confidentiality agreement on terms reasonably acceptable to Lessee, Lessor may divulge to any such prospective purchaser all information, reports, financial statements, certificates and documents obtained by it from Lessee (including all such information and documents relating to the Guarantor).

30.2. Severance Rights. Notwithstanding the unitary nature of this Lease, Lessor may at any time and from time to time (including, without limitation, in connection with a partial assignment under Section 30.1 hereof) cause this Lease to be severed with respect to any one or more of the Properties (each, a “Severed Property”). If Lessor shall desire to sever this Lease pursuant to this Section 30.2, Lessor shall deliver written notice (each, a “Severance Notice”) to Lessee not less than thirty (30) days prior to the date that this Lease shall be severed with respect to the Severed Property or Severed Properties identified in the Severance Notice (such date identified in a Severance Notice, a “Severance Date”). The Severance Notice shall specify the Severed Property and the Severance Date. Effective upon a Severance Date, the applicable Severed Property shall no longer be part of the Leased Property under this Lease and such Severed Property shall be deemed to be and shall be leased by Lessor (or an assignee of Lessor) to Lessee for the amount of Rent allocable to such Severed Property pursuant to a separate lease (a “Severed Lease”) upon the same terms and conditions as provided in this Lease (except for such provisions as by their terms are not applicable to such Severed Property); it being agreed, however, that the liability of the applicable lessor under the Severed Lease shall be limited to such lessor’s interest in the Severed Property. The portion of the Base Rent allocable to the Severed Property shall be the Allocated Base Rent for such Severed Property. Effective upon the Severance Date, (a) the Rent payable with respect to each Severed Property shall no longer be payable by Lessee under this Lease and shall instead be payable under the Severed Lease applicable to such Severed Property, and (b) the parties shall enter into the Severed Lease, an amendment of this Lease, an amendment of the applicable other Obligation Documents that assures (i) that Lessor continues to receive the benefits currently provided by such Obligations Documents for this Lease as so amended, and (ii) Lessor (or Lessor’s assignee) also receives the benefit of such items (the “Other Credit Enhancements”) under and with respect to the Severed Lease. For so long as Lessor under this Lease shall be the lessor under a Severed Lease, any such Severed Lease and the related Other Credit Enhancements shall be deemed “Obligation Documents” for all purposes under this Lease, any Event of Default under such Severed Lease or Other Credit Enhancements shall constitute an Event of Default under this Lease, any Event of Default under this Lease or the other Obligation Documents shall constitute an Event of Default under such Severed Lease, and the lessee(s) under the Severed Lease shall be deemed a “Subsidiary” of Steward Health for purposes of calculating compliance under Section 16.1(j) and (k) and the same or comparable covenant under the Mortgage Loan Agreement. Lessor will prepare the Severed Lease, the Other Credit Enhancements, the Lease amendment and, if necessary, the amendments to the other applicable Obligation Documents with respect to each Severed Property consistent with the provisions of this Section 30.2 and the parties agree to execute and deliver or cause to be executed and delivered.

ARTICLE XXXI.

QUIET ENJOYMENT

So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to the Permitted Exceptions, any Facility Loan and all liens and encumbrances of record. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease, or to fail to pay any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Article XXXI.

ARTICLE XXXII.

NOTICES

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Lease shall be in writing and shall be deemed to have been given or delivered (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business

Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to Lessee:	c/o Steward Health Care System LLC 500 Boylston Street, Fifth Floor Boston, Massachusetts 02116 Attn: Joseph C. Maher, Jr. Fax: (617) 419-4800

with a copy to:	McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606-5096 Attn: Ankur Gupta, Esq. Facsimile: (312) 984-7700

if to Lessor:	c/o MPT Operating Partnership, L.P. 1000 Urban Center Drive, Suite 501 Birmingham, Alabama 35242 Attn: Legal Department Fax: (205) 969-3756

with a copy to:	c/o MPT Operating Partnership, L.P. 1000 Urban Center Drive, Suite 501 Birmingham, Alabama 35242 Attn: Legal Department Fax: (205) 969-3756

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day (based upon Birmingham, Alabama time), such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

ARTICLE XXXIII.

APPRAISAL

If it becomes necessary to determine the Fair Market Value of any Property, each party, within ten (10) Business Days following the date of the event which makes such determination necessary, shall, by notice to the other, appoint an appraiser (each of whom must be a member of the AIREA and adhere to the USPAP standards in the preparation of the appraisal). The appraisers thus appointed shall appoint a third appraiser (such third appraiser must also be a member of the AIREA and adhere to the USPAP standards in the preparation of the appraisal) and such third appraiser shall appraise such Property to determine the Fair Market Value thereof; provided, however, that if a party fails to appoint an appraiser within such required period, the sole appraiser appointed shall conduct the appraisal and the parties shall use commercially reasonable efforts to cause such appraisal to be completed within forty-five (45) days following the event which makes such determination necessary. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay one-half (1/2) of all costs and expenses incurred in connection with such appraisal. Any appraisal shall assess the Fair Market Value of the applicable Property or Lessee’s Personal Property as of the date of the event which makes such assessment necessary.

ARTICLE XXXIV.

PURCHASE RIGHTS

34.1. Lessor’s Option to Purchase Lessee’s Personal Property. Upon the occurrence and continuance of an Major Event of Default, continuing for thirty (30) days beyond any applicable notice and cure period, in addition to other rights and remedies Lessor may have in this Lease and at law and in equity, Lessor shall have the right and option, but not the obligation, to purchase from Lessee, all (but not less than all) of the applicable Facility Lessee’s Personal Property with respect to such Facility and all rights title, and interest of the applicable Facility Lessee therein for an amount equal to the then fair market value of the Facility Lessee’s Personal Property with respect to such Facility as determined by independent, third party appraisal reasonably acceptable to Lessor and Lessee, subject in all cases to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, security interests and other encumbrances to which such Personal Property is subject. If the Lessor determines to exercise its option pursuant hereto, then Lessor shall provide Lessee with written notice of its intent to exercise such option and Borrower shall be obligated to sell, assign, transfer and convey to Lessor, its designee or assignee, on an AS IS, WHERE IS BASIS, and without representation or warranty of any kind or nature whatsoever, express or implied, all such Facility Lessee’s Personal Property with respect to such Facility and all rights title, and interest of the applicable Facility Lessee therein subject to the terms and conditions set forth herein. Notwithstanding anything contained in this Section 34.1 to the contrary, the options to purchase granted under this Section 34.1, do not pertain to any of the Licenses, it being understood and agreed that all matters relating to the transfer of the Licenses are addressed in Section 38.4.

34.2. Lessee’s First Right of Refusal.

(a) Subject to the limitations described in Section 34.2(b) below, upon the expiration of the Fixed Term and during the continuation of any Extension Terms, and so long as no Event of Default has occurred and is continuing, Lessee shall have a first refusal option to purchase the Leased Property as provided herein. In the event that Lessor or its Affiliate receives a bona fide written offer during the Extension Terms from an unaffiliated third party in a letter of intent form (which offer the Lessor or its Affiliate intends to accept) to purchase all or any portion of the Leased Property (in each case, a “Third Party Offer”), then Lessor shall promptly (but in no event later than ten (10) Business Days following Lessor’s delivery to Lessee of an executed letter of intent) provide Lessee with a copy of such Third Party Offer (the “Third Party Offer Notice”) and Lessee shall have the Decision Period (as hereinafter defined) in which to confirm in writing its intention to purchase all or such portion of the Leased Property (as applicable) on the same terms and conditions contained in the Third Party Offer. If Lessee shall fail to provide a written response to Lessor within the Decision Period, then Lessee shall be deemed to have elected not to exercise its option and Lessor and the third party shall be entitled to proceed with the sale of the Leased Property on the same terms as those set forth in the letter of intent, free and clear of any Lessee rights of first refusal to purchase the Leased Property. As used herein, the term “Decision Period” shall mean the period of time commencing on the date that Lessee receives the Third Party Offer Notice and ending on the later to occur of (i) the sixtieth (60th) day immediately following the date that Lessee receives the Third Party Offer Notice, or (ii) the thirtieth (30th) day immediately following the date that the Lessor or its Affiliate enters into a binding definitive agreement accepting the Third Party Offer (the “Binding Agreement”).

(b) If, prior to the closing of any such sale of the Leased Property in accordance with any Third Party Offer, Lessor agrees to reduce the offering price set forth in the Third Party Offer to an amount which is less than ninety-eight (98%) of the original offered amount, or to modify or amend any material terms or conditions set forth in the Third Party Offer or the Binding Agreement such that they are materially more favorable to the third party purchaser than those terms and conditions initially set forth in the Third Party Offer on which the sale of the Leased Property was initially offered to Lessee, then Lessor shall give Lessee written notice thereof and all supporting documentation (the “Revised Sale Terms”). Lessee shall have fifteen (15) days after the receipt of said notice and Revised Sale Terms in which to confirm in writing its intention to purchase the Leased Property on the same terms and conditions contained in the Third Party Offer or Binding Agreement, as applicable and as modified by the Revised Sale Terms. If Lessee shall fail to provide a written response to Lessor within such fifteen (15) day time period, then Lessee shall be deemed to have elected not to exercise its option and Lessor and the third party shall be entitled to proceed with the sale of the Leased Property free and clear of any Lessee rights of first refusal to purchase the Leased Property.

(c) If Lessee exercises the foregoing option, then such purchase shall be consummated on the earlier of (i) the closing date specified in the Third Party Offer or Binding Agreement, as applicable, but no earlier than expiration of the Decision Period, or (ii) the thirtieth (30th) day immediately following Lessor’s receipt of Lessee’s written confirmation of Lessee’s intent to exercise its option as provided herein.

(d) In the event that such sale of the Leased Property to such third party fails to close for whatever reason, Lessee shall be entitled to exercise its right of first refusal as provided in this Section 34.2 as to any subsequent Third Party Offer that occurs during the Term of this Lease. In the event that Lessee shall fail to exercise its option as provided herein, and Lessor shall consummate a sale of the Leased Property to such third party during the Term, then the Lessee shall remain entitled to exercise its right of first refusal as provided in this Section 34.2 as to any subsequent sale or transfer during the Term by such third party of the Leased Property which is subject to Lessee’s right of first refusal granted herein.

(e) In addition to the conditions and limitations set forth in Section 34.2(a), Lessee’s first refusal option with respect to the Leased Property shall not apply to or otherwise restrict any actions, negotiations or agreements in respect of (i) the sale, transfer of other disposition of the Leased Property to any unaffiliated third party third party prior to the expiration of the Fixed Term, or (ii) the sale, transfer or other disposition of the Leased Property which constitutes a Portfolio Sale.

ARTICLE XXXV.

INTENTIONALLY DELETED

ARTICLE XXXVI.

FINANCING OF THE LEASED PROPERTY

Lessor agrees that, if it grants or creates any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit agreement, lien (statutory or otherwise) or preference, security interest or other encumbrance of any kind or nature whatsoever (“Liens”) upon any Property after the Commencement Date, Lessor will obtain an agreement from the holder of each such Lien whereby such holder agrees (a) to give the Facility Lessee which operates such Property the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Lien or any sale in foreclosure of such Lien, (b) to permit such Facility Lessee, after twenty (20) days’ prior written notice, to cure any such default on Lessor’s behalf within any applicable cure period, (c) to permit such Facility Lessee to appear with its representatives and to bid at any foreclosure sale with respect to any such Lien, (d) that, if subordination by such Facility Lessee is requested by the holder of each such Lien, to enter into an agreement with such Facility Lessee containing the provisions described in Article XXXVII, and (e) to execute and deliver to such Facility Lessee a written agreement consenting to this Lease and agreeing that, notwithstanding any such other Facility Instrument or any default, expiration, termination, foreclosure, sale, entry or other act or omission thereunder, such Facility Lessee shall not be disturbed in peaceful enjoyment of such portion of the Leased Property nor shall this Lease be terminated or canceled at any time, except in accordance with Article XVI as a result of an Event of Default.

ARTICLE XXXVII.

SUBORDINATION AND NON-DISTURBANCE

At the request from time to time by one or more Facility Lenders with respect to any Facility Lessee, within twenty (20) days from the date of request, such Facility Lessee shall execute and deliver within such twenty (20)-day period, to such Facility Lender, an estoppel certificate along with a written agreement in form and content reasonably acceptable to such Facility Lender and Facility Lessee whereby, as to any Property of such Facility Lessee encumbered by a Facility Instrument of such Facility Lender, such Facility Lessee subordinates this Lease and all of its rights and estate hereunder to each such Facility Instrument and agrees with each such Facility Lender that such Facility Lessee will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such Facility Instrument, as the case may be, as Lessor under this Lease with respect to such Property for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease; provided, however, that each such Facility Lender simultaneously executes and delivers to such Facility Lessee a written agreement in form and content reasonably acceptable to such Facility Lessee consenting to this Lease and agreeing that, notwithstanding any such other mortgage, deed of trust, right, title or interest, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting any of the foregoing, such Facility Lessee shall not be disturbed in peaceful enjoyment of such Property nor shall this Lease be terminated or canceled at any time, except as a result of an Event of Default.

ARTICLE XXXVIII.

LICENSES

38.1. Maintenance of Licenses. With respect to each Facility, each Facility Lessee (a) shall maintain at all times during the Term and any holdover period, (i) the Operating Agreements, (ii) the Participation Agreements and (iii) all material federal, state and local governmental licenses, approvals, qualifications, variances, certificates of need, franchises, accreditations, certificates, certifications, consents, permits and other authorizations and contracts, which may be necessary for the operation of the Facility operated by such Facility Lessee for the Primary Intended Use, or required for certification and participation under Medicare and Medicaid legislation and regulations, the provider programs of the State Regulatory Authorities for each particular Facility (“DHS”), the United States Department of Health and Human Services (“DHHS”), and the Centers for Medicare and Medicaid Services (“CMS”), and/or state or federal Title XVIII and/or Title XIX provider programs applicable for each such Facility (the items described in this subsection (iii), collectively, the “Licenses”); (provided, however, that no Facility Lessee shall be required to maintain any Operating Agreements or Participation Agreements unless such agreements are required for participation in Medicare and Medicaid programs and/or required for the maintenance of federal, state, and local licenses) and (b) shall remain in compliance, in all material respects, with all state and federal laws, rules, regulations and procedures with regard to the operation of the Facility operated by such Facility Lessee, including, without limitation, HIPAA and the regulations promulgated by the State Regulatory Authorities, as applicable for each such Facility, as they may from time to time exist.

38.2. No Transfers or Alterations of Licenses. Except in connection with a permitted assignment of this Lease, Lessee covenants and agrees that during the Term it shall not, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, (a) sell, move, modify, cancel, surrender, transfer, assign, sell, relocate, pledge, secure, convey or in any manner encumber any material Licenses (including, without limitation, any Medicare provider number or agreement), or (b) effect or attempt to effect any change in the license category or status of any Facility or any part thereof to the extent such change (as described in (a) or (b) above) has a material adverse effect on the Primary Intended Use or the ability of the Lessee to meet its obligations under this Lease.

38.3. Notifications; Corrective Actions. Each Facility Lessee shall notify Lessor in writing within five (5) Business Days after such Facility Lessee’s receipt of any written notice, action, proceeding or inquiry of any governmental agency, bureau or other authority, whether federal, state or local, of any kind, nature or description, which could adversely affect any material License for the Facility operated by such Facility Lessee, or the ability of such Facility Lessee to maintain its status as the licensed and accredited operator of such Facility, or which alleges any material noncompliance with any law. At the time of delivery of such notification to Lessor, such Facility Lessee shall furnish Lessor with a copy of any and all such notices or inquiries. Each Facility Lessee shall act diligently to correct any deficiency or deal effectively with any material “adverse action” or other proceedings, inquiries or other governmental actions, so as to maintain the material Licenses and Medicare and/or Medicaid certification, status for the Facility operated by such Facility Lessee in good standing at all times. No Facility Lessee shall agree to any settlement exceeding Five Million and No/100 Dollars ($5,000,000.00) or other action with respect to such proceedings or inquiries which affects the use of all or any portion of the Leased Property or any part thereof for the Primary Intended Use without the prior written consent of Lessor, which consent shall not be unreasonably conditioned or delayed.

38.4. Termination of Lease. SUBJECT TO SECTION 38.6, UPON THE TERMINATION OF THIS LEASE OR LESSEE’S RIGHT OF POSSESSION HEREUNDER WITH RESPECT TO ANY ONE OR MORE PROPERTIES, WITHOUT ANY ADDITIONAL CONSIDERATION TO ANY FACILITY LESSEE, THE APPLICABLE FACILITY LESSEE SHALL, FOR REASONABLE PERIODS OF TIME AFTER SUCH TERMINATION, USE ITS COMMERCIALLY REASONABLE EFFORTS TO FACILITATE AN ORDERLY TRANSFER OF THE OPERATION AND OCCUPANCY OF SUCH PROPERTY TO LESSOR OR ITS DESIGNEE, AND SUCH COOPERATION SHALL INCLUDE, WITHOUT LIMITATION, (1) SUCH FACILITY LESSEE’S EXECUTION AND SUBMISSION TO THE APPROPRIATE AUTHORITY OF ANY AND ALL DOCUMENTS REQUIRED TO EFFECT THE TRANSFER, ISSUANCE OR ASSIGNMENT TO LESSOR OR ITS DESIGNEE OF ANY AND ALL LICENSES AND PARTICIPATION AGREEMENTS, (2) SUCH FACILITY LESSEE’S MAINTENANCE OF THE EFFECTIVENESS OF ANY AND ALL SUCH LICENSES AND PARTICIPATION AGREEMENTS UNTIL SUCH TIME AS ANY NEW LICENSES NECESSARY FOR ANY NEW LESSEE OR OPERATOR TO OPERATE THE FACILITY OPERATED BY SUCH FACILITY LESSEE HAVE BEEN ISSUED, AND (3) THE TAKING OF SUCH OTHER ACTIONS AS REASONABLY REQUESTED BY LESSOR OR REQUIRED BY APPLICABLE LAW; IT BEING UNDERSTOOD AND AGREED THAT THE PERFORMANCE OR EXERCISE OF ANY OF THE FOREGOING RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS SHALL BE WITHOUT ANY ADDITIONAL CONSIDERATION TO SUCH FACILITY LESSEE.

38.5. Material Condition of Lease. IT IS AN INTEGRAL CONDITION OF THIS LEASE, AND A MATERIAL INDUCEMENT TO LESSOR’S AGREEMENT TO ENTER INTO THIS LEASE, THAT EACH FACILITY LESSEE ACKNOWLEDGES AND AGREES TO COOPERATE WITH AND ASSIST LESSOR AND/OR ITS DESIGNEE IN CONNECTION WITH ANY TRANSFER OF THE LICENSES AND PARTICIPATION AGREEMENTS OR THE OPERATIONS OF THE FACILITIES IN ACCORDANCE WITH THIS ARTICLE XXXVIII. INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH A TERMINATION OF THIS LEASE OR REMOVAL OF LESSEE FROM POSSESSION OF ONE OR MORE PROPERTIES IN THE MANNER SET FORTH IN SECTION 38.4 ABOVE, WHICH COOPERATION AND ASSISTANCE SHALL BE WITHOUT ANY ADDITIONAL CONSIDERATION TO LESSEE.

38.6. Cooperation; Applicable Transfer Requirements. The obligations of each Facility Lessee set forth in Sections 38.4 and 38.5 shall include, without limitation, such Facility Lessee using its commercially reasonable efforts to assist and cooperate with Lessor (or its designee) in (i) obtaining any new material Licenses and Participation Agreements or (ii) transferring or assigning any existing material Licenses and Participation Agreement, which shall include, without limitation, each Facility Lessee using its commercially reasonable efforts to execute and deliver such change of ownership documentation required to transfer any material Licenses and Participation Agreements (including, without limitation, any Form CMS 855 to assign any Medicare provider agreements) to Lessor or its designee. Lessor acknowledges that the obligations of each Facility Lessee set forth in Sections 38.4 and 38.5 shall be subject to all applicable notice, review, or approval requirements of any Governmental Body including, without limitation, any requirements of the Massachusetts Department of Health and Human Services or other State Regulatory Authority (collectively, the “Transfer Requirements”); provided, however, that until such time as all applicable Transfer Requirements have been satisfied, each Facility Lessee shall continue to use its commercially reasonable efforts to satisfy the obligations set forth in Sections 38.4 and 38.5.

ARTICLE XXXIX.

INTENTIONALLY DELETED

ARTICLE XL.

MISCELLANEOUS

40.1. General. The parties agree that each provision of this Lease shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Lease or any application of this Lease to any party or otherwise) is held to be prohibited by or invalid under applicable law, such provision or application shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Lease or any other applications of this Lease. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (subject to Article XXIII); provided, however, that (a) this Lease shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Lease and (b) neither this Lease nor any other document or agreement contemplated under this Lease shall be deemed to confer upon any Person not a party (other than any Non-Recourse Party with espect to Section 40.7) to this Lease any rights or remedies contained in this Lease. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect its meaning.

40.2. Bankruptcy Waivers.

(a) Unitary and Non-Severable Lease. The parties agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby.

(b) Relief from Stay. Lessee acknowledges and agrees that in the event any Lessee or any Leased Property relating to any Facility shall become the subject of any bankruptcy or insolvency estate, then (i) Lessee shall not oppose any request by Lessor to obtain an order from the court granting relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit the exercise of all rights and remedies pursuant to this Lease, and (ii) the occurrence or existence of any Event of Default under this Lease shall, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362(d)(1) of the Bankruptcy Code, based on the fact that the non-existence of a bankruptcy proceeding was a material inducement for the entry by Lessor into this Lease.

(c) Automatic Stay. Lessee hereby waives the stay imposed by 11 U.S.C. Section 362(a) as to actions by the Lessor against each Facility. Lessee acknowledges and agrees that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against Lessee, it shall not assert or request that any other party assert that the automatic stay provided by Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lessor to enforce any rights or remedies held by virtue of the Lease or applicable law.

(d) Patient Care Ombudsman. Lessee hereby agrees (i) to use its best efforts to contest the necessity of the appointment of a Patient Care Ombudsman for such Facility as that term is defined in 11 U.S.C. Section 333, and/or (ii) to join with Lessor in requesting a waiver of or contesting the appointment of such a Patient Care Ombudsman.

40.3. Lessor’s Expenses. In addition to the other provisions of this Lease, including, without limitation, Section 16.2 hereof, Lessee agrees and shall pay and/or reimburse Lessor and its Affiliates’ reasonable and documented out-of-pocket costs and expenses, including, without limitation, the costs and expenses of reports and investigations and reasonable legal fees and expenses attributable to an Event of Default and Lessor’s pursuing the rights and remedies provided herein and under applicable law, incurred or resulting from or relating to (a) requests by Lessee for approval or consent under this Lease or any other Obligation Document (including any consents relating to management, the placing of liens on Lessee’s Personal property and any intercreditor issues which arise in connection with any Material Obligations), (b) any circumstances or developments which give rise to Lessor or its Affiliates’ right of consent or approval under this Lease or any other Obligation Document, (c) a request for changes, including, but not limited to, (i) the permitted use of the Leased Property, (ii) alterations and improvements to the Leased Improvements, (iii) subletting or assignment, and (iv) any other changes in the terms, conditions or provisions of this Lease or any other Obligation Document, and (d) enforcement by Lessor or its Affiliates of any of the provisions of this Lease or any other Obligation Document. Such expenses and fees shall be paid by Lessee within thirty (30) days of the submission of a statement in reasonable detail for the same or such amount(s) shall be subject to interest at the Overdue Rate from the expiration of said thirty (30) day period to the date of payment, plus a Late Payment Penalty with respect to such unpaid amount.

40.4. Prevailing Party Expenses. In addition to the other provisions of this Lease but subject to the provisions of Section 40.3, if any of the Lessee Parties on the one hand or the Lessor Parties on the other hand brings any action, suit or other legal action or proceeding to enforce or establish any right of such party under this Lease, the party prevailing in such action, suit or proceeding shall be entitled to recover all reasonable and documented out-of-pocket costs and expenses incurred by the prevailing party in connection therewith, including, without limitation, court costs and documented out-of-pocket attorneys’ fees.

40.5. Entire Agreement; Modifications. This Lease, together with all exhibits, schedules and the other documents referred to herein, embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior and contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Lease. Neither this Lease, any exhibit or schedule attached hereto, nor any provision hereof or thereof may be modified or amended except by an instrument in writing signed by Lessor and Lessee.

40.6. Lessor Securities Offering and Filings. Notwithstanding anything contained herein to the contrary, Lessee shall, at Lessor’s sole cost and expense, cooperate with Lessor in connection with any securities offerings and filings, or Lessor’s efforts to procure or maintain financing for, or related to, the Leased Property, or any portion thereof and, in connection therewith, Lessee shall furnish Lessor, in a timely fashion, with such financial and other information (including audited financial statements and consents of auditors) as Lessor shall reasonably request, provided that the disclosure of such information is not prohibited under any Information Privacy and Secruity Laws. In accordance with all Information Privacy and Secruity Laws, Lessor may disclose that Lessor has entered into this Lease with Lessee and may provide and disclose information regarding this Lease, Lessee, the Guarantor, the Leased Property and each Facility, and such additional information which Lessor may reasonably deem necessary, to its proposed investors in such public offering or private offering of securities, or any current or prospective lenders with respect to such financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts, and other parties. In accordance with all Information Privacy and Secruity Laws, upon reasonable advance notice, Lessor, its legal and financial representatives, and any lender providing financing for all or any portion of the Leased Property shall have the right to access, examine and copy all agreements, records, documentation and information relating to Lessee, the Guarantor, and such Leased Property, and to discuss such affairs and information with the officers, employees and independent public accountants of Lessee as often as reasonably necessary. The additional costs of Lessee in complying with the foregoing shall be reimbursed to Lessee by Lessor.

40.7. Non-Recourse as to Parties.

(a) Anything contained herein to the contrary notwithstanding, any claim based on, or in respect of, any liability of Lessor under this Lease shall be enforced only against the Lessor’s interest in the Leased Property and any proceeds therefrom and not against any other assets, properties or funds of (i) Lessor, (ii) any director, officer, general partner, member, shareholder, limited partner, beneficiary, employee, representative, contractor or agent of Lessor or any of its Affiliates (collectively, the “Lessor Parties”) (or any legal representative, heir, estate, successor or assign of Lessor or any of the Lessor Parties), (iii) any predecessor or successor partnership or corporation (or other entity) of Lessor or any of the Lessor Parties, either directly or through Lessor or the Lessor Parties, or (iv) any person or entity affiliated with any of the foregoing.

(b) Notwithstanding anything that may be expressed or implied in this Lease, or in any document or instrument delivered in connection herewith, the Lessor Parties by their execution hereof and by their acceptance, directly or indirectly, of the benefits of this Lease, expressly covenants, acknowledges and agrees that no Person other than the Lessee or Guarantor shall have any obligation hereunder (and with respect thereto, only to the extent expressly provided herein) and that no recourse hereunder shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Obligors’ former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, advisors, members, managers, general or limited partners, assignees, or representatives or any of their respective former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, advisors, members, managers, general or limited partners or assignees, or representatives (each being referred to as a “Non-Recourse Party”, and together with the Lessee and Guarantor, collectively, the “Lessee Parties”), for any obligations of the Lessee or Guarantor under this Lease, or for any claim based on, in respect of, or by reason of any such obligations or their creation, through Lessee, Guarantor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Lessor Party against Lessee or Guarantor, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any law, statute, or regulation, or otherwise. Lessor Parties hereby covenant and agree that they shall not institute, and shall cause each of their Affiliates and their equity holders and representatives not to attempt to assign or institute, directly or indirectly, any claim, suit or proceeding or bring, or attempt to assign, any other claim arising under, or in connection with, this Lease, against any Non-Recourse Party.

40.8. Coveants, Restrictions and Reciprocal Easements. Lessor shall not place of record any covenants, restrictions or reciprocal easements on all or any portion of the Land (collectively, the “Declarations”) without Lessee’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

40.9. Force Majeure. Except for Rent and other monetary obligations payable pursuant to the terms of this Lease (which shall not be extended or excused), in the event that Lessor or Lessee shall be delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, or other industrial disturbances, inability to procure materials, failure of power, unavailability of any utility service, restrictive governmental laws or regulations, acts of public enemies, war, blockades, riots, insurrections, earthquakes, fires, storms, floods, civil disturbances, weather-related acts of God, failure to act, or default of another party, or other reason beyond Lessor’s or Lessee’s control (individually “Force Majeure”), then performance of such act shall be excused for the period of the delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay. Within ten (10) Business Days following the occurrence of Force Majeure, the party claiming a delay due to such event shall give written notice to the other setting forth a reasonable estimate of such delay.

40.10. Management Agreements. Lessee shall not engage, terminate, remove or replace any Management Company without providing Lessor with fifteen (15) days’ prior written notice and an opportunity to provide consultation as to any successor manager. Lessee shall require any Management Company to execute and deliver to Lessor within ten (10)

Business Days from Lessor’s request an estoppel certificate, as required by Lessor and/or any Facility Lender, in such form and content as is reasonably acceptable to Lessor and/or such Facility Lender.

40.11. Non-Competition. Each Facility Lessee hereby acknowledges the Non-Competition Agreement and, as an inducement to Lessor to enter into this Lease and as a condition precedent to this Lease, each Facility Lessee agrees that the terms, covenants and conditions of the Non-Competition Agreement are binding on it and incorporated herein by reference.

40.12. Governing Law. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES. NOTWITHSTANDING THE FOREGOING, ALL PROVISIONS OF THIS LEASE RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO THE RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.

40.13. Jurisdiction and Venue. LESSOR AND LESSEE CONSENT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 40.13, LESSOR AND LESSEE AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS LEASE SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. LESSOR AND LESSEE EXPRESSLY ACKNOWLEDGE THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND AGREE NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY THE OTHER PARTY IN SAID COURTS. FURTHER, LESSOR AND LESSEE IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO ARTICLE XXXII SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT ALL ACTIONS AND PROCEEDINGS RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES RELATING TO THE RECOVERY OF POSSESSION OF ALL OR ANY PORTION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF THE STATE WHERE THE APPLICABLE PORTION OF THE LEASED PROPERTY IS LOCATED.

40.14. True Operating Lease. Lessor and Lessee agree that this Lease is intended as and shall for all purposes constitute a true operating lease and not a capital lease or financing and nothing herein shall be construed as conveying to Lessee any right, title or interest in or to the Leased Property or to any remainder or reversionary estates in the Leased Property held by any Person, except, in each instance, as a lessee. Under no circumstances shall this Lease be regarded as an assignment of all of Lessor’s interest in and to the Leased Property; instead, Lessor and Lessee shall have the relationship between them of Lessor and Lessee, pursuant to the terms and provisions of this Lease. In no event shall Lessee, Steward or any of their respective Subsidiaries claim depreciation, amortization or interest deductions as owner of any portion of the Leased Property for United States federal, state or local income tax purposes (except as to Capital Additions not funded by Lessor). It is an integral condition of this Lease, and a material inducement to Lessor’s agreement to enter into this Lease, that Lessee agrees this Lease is an operating lease and not a capital lease or financing. Neither Lessor nor Lessee shall shall assert, and each hereby waives, any right to demand, request or plead for the re-characterization of this Lease or any other Obligation Document, whether or not in a proceeding related to any bankruptcy or insolvency of Lessor or Lessee.

40.15. [Intentionally Deleted].

40.16. Compliance with Anti-Terrorism Laws. Lessor hereby notifies Lessee that pursuant to the requirements of certain Anti-Terrorism Laws (including, without limitation, the Patriot Act) and Lessor’s policies and practices, Lessor is required to obtain, verify and record certain information and documentation that identifies Lessee, which information includes the name, address and identification number of Lessee. Lessee will not, directly or indirectly, knowingly enter into any lease for the operation of any part of a Facility or any other lease or any material contracts with any person listed on the OFAC List. Lessee shall promptly notify Lessor if Lessee has knowledge that Lessee or any of its principals or Affiliates or the Guarantor is listed on the OFAC List or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Lessee will not, directly or indirectly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, or other Anti-Terrorism Law.

40.17. Electronically Transmitted Signatures. In order to expedite the execution of this Lease, telecopied signatures or signatures sent by electronic mail may be used in the place of original signatures on this Lease. The parties intend to be bound by the signatures of the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on the form of the signature. Following any facsimile or electronic mail transmittal, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Lease.

40.18. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE OF ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO THIS LEASE OR THE LEASED PROPERTY (INCLUDING ANY CLAIM OR DEFENSE ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LESSOR TO ENTER INTO THIS LEASE.

40.19. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

40.20. Survival. Notwithstanding any provision of this Lease to the contrary, the parties acknowledge and agree that, all claims against, and liabilities of, Lessee or Lessor which relate to acts or omissions prior to the date of expiration or termination of this Lease, and the covenants and obligations under this Lease which expressly relate to periods after the expiration or earlier termination of Lessee’s tenancy under this Lease, including, without limitation, all indemnification obligations and those covenants and obligations described in Sections 8.1 (final sentence only), 8.2(c), 8.3 (final sentence only), 16.2, 38.4, 38.5, 40.3, 40.4 and Articles XVIII, XIX and XXII, shall survive such expiration or earlier termination.

40.21. Continuation of Defaults. Notwithstanding any provision hereof to the contrary, whenever in this Lease the phrases “continuing,” “continuation of” or similar words or phrases are used in connection with Events of Default, defaults, or events which with notice or passage of time would constitute Events of Default, such phrases or words shall not be construed to create any right in the Lessee to have additional periods of time to cure such defaults or Events of Default other than those specific cure periods provided in this Lease.

40.22. Specific Performance. In addition to any rights and remedies available to the parties hereunder or at law, each party shall be entitled to bring an action for specific performance and to seek other equitable relief in connection with any breach or violation, or any attempted breach or violation, of the provisions of this Lease, without the necessity of showing actual damages or furnishing bond or other security.

40.23. Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Lease and the general rules of construction which would construe any provisions of this Lease in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Lease as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Lease are hereby expressly waived by all parties to this Lease.

40.24. Joint and Several Obligations. Each Facility Lessee shall be jointly and severally liable for all of the liabilities and obligations of Lessee under this Lease. Additionally, each Facility Lessee acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Lease shall be applicable to and shall be binding upon and enforceable against any one or more Facility Lessees.

40.25. Representations, Agreements and Covenants relating to Certain Properties. Further representations, agreements and covenants regarding certain of the Properties are set forth on Schedule 40.25 attached hereto and are hereby incorporated herein by reference.

40.26. Necessary Actions. Each party shall perform any further acts and execute and delivery any documents that may be reasonably necessary to carry out the provisions of this Lease.

40.27. Arbitration

If Lessee disputes Lessor’s determination of Fair Market Value Rent, Lessee shall give notice to Lessor of such dispute within ten (10) Business Days after delivery of the Rent Notice, and such dispute shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the rules shall be modified as follows:

(a) In its demand for arbitration, Lessee shall specify the name and address of the person to act as the arbitrator on Lessee’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial retail brokerage experience who is familiar with the fair market value of comparable healthcare facility space in the county in which the Property is located. Failure on the part of Lessee to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Allocable Base Rent shall be as set forth in the Rent Notice. Within ten (10) Business Days after the service of the demand for arbitration, Lessor shall give notice to Lessee specifying the name and address of the person designated by Lessor to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Lessor fails to notify Lessee of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Lessee delivers a second notice to Lessor, then the arbitrator appointed by Lessee shall be the arbitrator to determine the Fair Market Value Rent for the Property.

(b) If two arbitrators are chosen pursuant to Section 40.27(a), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value Rent. If, within twenty (20) Business Days after the second arbitrator is appointed, the two arbitrators are unable to reach agreement on Fair Market Value Rent, then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 40.27(a). The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 40.27(c). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(c) Fair Market Value Rent shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value Rent supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value Rent, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value Rent shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Lease Term for the applicable Extension Term and confirming the Allocable Base Rent for such Extension Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(d) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

40.28. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Lease, the liens, security interests and rights granted pursuant to this Lease or any other Obligation Document shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by Lessor hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement. In the event of any conflict between this Lease or any other Obligation Document and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to Lessor hereunder or under any other Obligation Document shall be exercised by Lessor, and no direction shall be given by Lessor, in contravention of the Intercreditor Agreement.

ARTICLE XLI.

MEMORANDUM OF LEASE

Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the state in which the Leased Property is located, in which reference to this Lease, the Term and all options contained herein, shall be made. Lessee shall pay any recording taxes and other costs in connection therewith.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties have caused this Master Lease Agreement to be executed by their respective officers thereunto duly authorized.

LESSOR:

MPT OF BRIGHTON-STEWARD, LLC
MPT OF BROCKTON-STEWARD, LLC
MPT OF TAUNTON-STEWARD, LLC
MPT OF METHUEN-STEWARD, LLC
MPT OF FALL RIVER-STEWARD, LLC

By:	MPT Operating Partnership, L.P
Its:	Sole Member of each above-referenced entity

By:	/s/ Emmett E. McLean
Name:	Emmett E. McLean
Its:	Executive Vice President, COO, Treasurer and Secretary

[Master Lease]

LESSEE:

STEWARD HOLY FAMILY HOSPITAL, INC.
MORTON HOSPITAL, A STEWARD FAMILY HOSPITAL, INC.
STEWARD GOOD SAMARITAN MEDICAL CENTER, INC.
STEWARD ST. ANNE’S HOSPITAL CORPORATION
STEWARD ST. ELIZABETH’S MEDICAL CENTER OF BOSTON, INC.

By:	/s/ Mark Rich
Name:	Mark Rich
Title:	Treasurer

[Master Lease]

Exhibit A-1

Good Samaritan Land

Real property in the City of Brockton, County of Plymouth, Commonwealth of Massachusetts described as follows:

Lot A shown on a Plan entitled “Plan of Land in Brockton, MA (Plymouth County) dated August 28, 2012 by Precision Land Surveyors, Inc. as recorded with Plymouth County Registry of Deeds in Plan Book 57, Page 616.

Contained within said Lot A are three parcels of registered land shown as Lot 121, 122 and 123 on Land Court Plan 19967-3 filed with Certificate of Title 11382.

Together with the benefit of a Grant of Drainage Easement from the Trustees of the Kechejian Family Limited Partnership Management Trust, dated June 24, 2008, filed as Document No. 640340, and recorded in Book 36290, Page 293, in common with other entitled thereto.

Exhibit A-2

Holy Family Land

PARCEL 1

A certain parcel of land, with all the buildings, facilities and improvements now and hereafter thereon, situated in Methuen, Essex County, Massachusetts, being shown as Lots 5, 6, 7 and 8 on Land Court Plan 19835D.

PARCEL 2

A certain parcel of land situated in Methuen, Massachusetts, shown as Lot 9 on a plan of land entitled “Plan of Land in Methuen, Mass., being a Subdivision of Lot 3 shown on Land Court Plan 19835C, Scale 1” = 40’ July 1996, Stowers Associates, Inc., Reg. Land Surveyors, Methuen, Mass.,” said plan having been approved by the Land Court on February 4, 1997, as Plan 19835E.

Said Lot 9 is bounded and described as follows:

WESTERLY two hundred thirteen (213.00) feet;

NORTHERLY two hundred sixty one (261.00) feet;

EASTERLY and

SOUTHEASTERLY four hundred ninety seven and 97/100 (497.97) feet;

SOUTHWESTERLY seventy and 70/100 (70.70) feet;

NORTHWESTERLY two hundred twenty seven and 52/100 (227.52) feet; and

SOUTHERLY one hundred ninety four and 84/100 (194.84) feet.

Said parcel containing 1.68 acres, more or less, according to said plan.

The premises are also described as follows:

A parcel of land, located in Methuen, Massachusetts, partially bounded by Ranger Road, Pleasantview Street, East Street, Brook Street and Jackson Street; said parcel shown as lots numbered 2, 3 and 4 on Land Court Plan #19835C more particularly described as follows:

Beginning at the northwesterly corner of the said parcel at a point at the intersection of the easterly side line of Pleasantview Street and the southerly sideline of Ranger Road;

Thence N 68°-40’-00” E, 1565.92’ partially along the southerly sideline of Ranger Road to a point;

Thence S 21°-39’-25” E, 871.00’ to a point;

Thence N 74°-30’-30” E, 360.75’ to a point on the westerly sideline of Jackson Street;

Thence S 11°-45’-20” E, 177.40’ along the westerly sideline of Jackson Street to a point at the intersection of the westerly sideline of Jackson Street and the northerly sideline of Brook Street;

Thence S58°-04’-30”W, 191.03’;

Thence S46°-58’-55”W, 154.57’;

Thence S44°-28’-20”W, 51.19’;

Thence S35°-52’-30”W, 36.42’;

Thence S26°-05’-40”W, 42.57’;

Thence S10°-05’-00” W, 247.03’;

Thence S15°-56’-50”W, 332.06’;

Thence S25°-12’-10”W, 243.88’;

Thence S26°-03’-50”W, 132.20’;

Thence S27°-14’-35”W, 52.31’;

Thence S29°-27’-50”W, 40.06’; the last eleven (11) courses being a long the northerly or westerly sideline of Brook Street;

Thence N46°-46’-25”W, 172.19’ to a point;

Thence along a curve to the left of radius 260.00 and included angle of 50°-08’-35” an arc distance of 227.52’ to a point of tangency;

Thence S85°25’-35”W, 271.84’;

Thence S04°-34’-25”E, 454.00’ to a point on the northerly sideline of East Street;

Thence N89°-48’-40”W, 18.27’;

Thence N85°-12’-55”, 118.91’;

Thence N81°-07’-20”W, 20.24’;

Thence N79°-40’-55”W, 32.93’;

Thence N77°-15’-30”W, 31.25’;

Thence N74°-21’-15”W, 21.23’;

Thence N69°-37’-30”W, 17.67’;

Thence N65°-43’-50”W, 15.53’;

Thence N62°-06’-00”W, 16.01’;

Thence N60°-30’-35”W, 38.74’;

Thence N59°-23’-55”W, 402.11’;

Thence N61°-26’-15”W, 67.69’;

Thence N62°-08’-55”W, 53.17’;

Thence N62°-22’-30”W, 20.39’;

Thence N64°-38’-30”W, 42.52’;

Thence N65°-45’-50”W, 54.66’;

Thence N67°-01’-45”W, 481.95’; to a point at the intersection of the Northerly sideline of East Street and the easterly sideline of Pleasantview Street, the last seventeen (17) courses being along the northerly sideline of East Street;

Thence N22°-15’-50”E, 394.07’ along the easterly sideline of Pleasantview Street to a point of curvature;

Thence continuing along the easterly sideline of Pleasantview Street on a curve to the left of radius 1050.08’ and included angle of 43°-35’-00” an arc distance of 798.77’ to a point of tangency;

Thence continuing along the sideline of Pleasantview Street, N21°-19’-10”W, 46.69’ to a point at the intersection of the easterly sideline of Pleasantview Street and southerly sideline of Ranger Road, said point being the point of beginning for this description.

Said parcel contains 72.0296 acres.

Exhibit A-3

Morton Land

Real property in the City of Taunton and Town of Middleborough, County of Bristol, Commonwealth of Massachusetts, described as follows:

TRACT I:

(88 Washington Street including 31, 34, 35, 41 and 43 Grove Street and 37 North Pleasant Street, Taunton (“Lot 1”):

A certain parcel of land in Taunton, Massachusetts being shown as “10.171 Acres” on a plan entitled “Plan of Land in Taunton, Massachusetts, Prepared for Morton Hospital and Medical Center, Inc., Scale 1” = 50’ dated February 10, 2004” by Hayward-Boynton & Williams, Inc., Land Surveyors & Civil Engineers, 60 Court St., Taunton, MA,” and recorded in Book 422, Page 72, and is further bounded and described according to said plan as follows:

Beginning at a point located on the easterly side of North Pleasant Street, said point being the southwesterly corner of land belonging to Rose D. Perra and the northwesterly corner of the herein described parcel.

Thence running along said Perra land, N78°36’20”E, 130.00 feet to a corner.

Thence turning and running still along said Perra land, N11°47’22”W, 32.50 feet to a corner and land now or formerly belonging to Otilia Ferreira.

Thence turning and running along said Ferreira land, N78°36’20”E, 128.28 feet to a corner and Grove Street.

Thence turning and running along said Grove Street, S 11°44’30”E, 70.00 feet to a corner.

Thence turning and running still along said Grove Street, N78°36’20”E, 36.00 feet to a corner.

Thence turning and running still along said Grove Street, N11°44’30”W, 255.67 feet to a corner and land belonging to Jeanette Thibodeau.

Thence turning and running along said Thibodeau land, N78°15’30”E, 90.00 feet to a corner and land belonging to Antonio B. Mello Trustee.

Thence turning and running along said Mello land and land belonging to Gaspar & Grace Miranda, Mauro N. & Luisa H. Delemos, Rui M. & Maria E. Cardosa, Troy J. & Mary Ellen Medeiros, S11°44’30”E, 253.73 feet to a corner.

Thence turning and running along said Medeiros land, N76°29”25”E, 87.24 feet to a corner and Hope Street.

Thence turning and running along said Hope Street, S13°30’35”E, 42.38 feet to a corner.

Thence turning and running along said Hope Street and Faith Street, N76°29’25”E, 125.96 feet to a corner and land belonging to Carl R & Ann C. Aschiero.

Thence turning and running along said Aschiero land and land belonging to the Roman Catholic Bishop of Fall River, S14°59’00”E, 191.30 feet to a point.

Thence running still along said Roman Catholic Bishop of Fall River land, S15°32’30”E, 237.67 feet to a point.

Thence running still along said Roman Catholic Bishop of Fall River land, S37°50’45”E, 120.05 feet to a corner and Washington Street.

Thence turning and running along said Washington Street, S52°56’40”W, 424.57 feet to a point. Thence turning and running still along said Washington Street, S54°01’ 54”W, 39.48 feet to a point.

Thence turning and running still along said Washington Street, S53°15’32”W, 117.43 feet to a corner and land belonging to Rocky Knoll Estates, Inc.

Thence turning and running along said Rocky Knoll Estates, Inc. land, N11°55’03”W., 184.05 feet to a corner.

Thence turning and running still along said Rocky Knoll Estates, Inc. land, N77°54’25”E, 40.52 feet to a corner.

Thence turning and running still along said Rocky Knoll Estates, Inc. land, N12°18’35”W, 84.69 feet to a corner.

Thence turning and running still along said Rocky Knoll Estates, Inc. land, S77°41’25”W, 24.00 feet to a corner.

Thence turning and running still along said Rocky Knoll Estates, Inc. land, N36°22’20”W, 0.50 feet to a corner.

Thence turning and running still along said Rocky Knoll Estates, Inc. land, S81°06’50”W, 19.79 feet to a point.

Thence running still along said Rocky Knoll Estates, Inc. land, S77°54’25”W, 143.90 feet to a corner and North Pleasant Street.

Thence turning and running along said North Pleasant Street, N12°05’35”W, 486.78 feet to a point.

Thence running still along said North Pleasant Street, N11°47’22”W, 100.34 feet to a corner and the point of beginning.

TRACT II:

PARCEL I (14 North Pleasant Street, Taunton):

The land, with any buildings and improvements thereon, located on North Pleasant Street in Taunton, Bristol County, Massachusetts, described as follows:

Beginning at the southwesterly line of North Pleasant Street at a corner of land formerly of Galligan;

Thence southwesterly in line of said Galligan land, 235 feet, more or less;

Thence in line of land formerly of Ryan and land formerly of Duffy, northwesterly 70 feet, more or less;

Thence in line of land formerly of Paige, parallel to first-described line, northeasterly 235 feet, more or less, to said street;

Thence by said street, southeasterly 70 feet to the point of beginning.

PARCEL II (36 North Pleasant Street, Taunton):

That certain parcel of land situate in Taunton in the County of Bristol and said Commonwealth, bounded and described as follows:

Easterly by North Pleasant Street sixty-nine and 20/100 (69.20) feet; Southerly by lands now or formerly of Pincus Zwetchkenbaum and of Sarah J. Shaughnessy two hundred forty-four and 95/100 (244.95) feet;

Westerly by lands now or formerly of said Shaughnessy and of Anna A. Lubelcyzk seventy-one (71) feet;

and Northerly by lands now or formerly of Emma E. Brown et al and of Minnie E. Donovan two hundred forty-six and 37/100 (246.37) feet.

All of said boundaries are determined by the Court to be located as shown on Plan No. 8158-A, drawn by E.D. Robinson, Surveyor, dated February 1, 1921, as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which was filed with original Certificate of Title No. 95 in Book 1, Page 121.

Exhibit A-4

St. Anne’s Land

Parcel I – 795 Middle Street, 314 Osborn Street and 23 Melville Street

The land with the buildings thereon and shown as Parcel 1, Parcel 2 and Parcel 3 on a plan of land entitled “81X Plan of Land in Fall River, Massachusetts, Owned by: St. Anne’s Hospital Corporation” prepared by Co-Operative Land Surveyor’s LLC, dated October 13, 2010, and recorded in Plan Book 150, Page 5 (the “Plan”). Parcel 1 contains 240,719 sq. ft., Parcel 2 contains 29,433 sq. ft, and Parcel 3 contains 5,375 sq. ft., all as more particularly shown on the Plan.

Included within Parcel 1 is a parcel of registered land described in Certificate of Title No. 1310 and shown on Land Court Plan No. 24396A, and more particularly bounded and described as follows:

Northeasterly by the southwesterly line of Oliver Street one hundred fifty-nine (159) feet; Southeasterly by the northwesterly line of Forest Street three hundred twenty-five and 42/100 (325.42) feet; Southwesterly by the northeasterly line of Osborn Street one hundred twenty-nine and 60/100 (129.60) feet; Northwesterly one hundred sixty-two and 66/100 (162.66) feet; Southwesterly thirty and 81/100 (30.81) feet; and Northwesterly one hundred sixty-three and 77/100 (163.77) feet by land now or formerly of Helen Rosenthal.

Together with the benefit of that easement as reserved in deed to Emily Grenier dated January 23, 1904 and recorded at Book 817, Page 444.

Together with the benefit of rights and easements, including but not limited to a perpetual right and easement to pass and repass in vehicle or on foot over and to park vehicles on a triangular portion of the premises, as reserved in deed by St. Anne’s Hospital Corporation to St. Anne’s Health Care System, Inc. dated June 7, 1995 and recorded at Book 2964, Page 341.

Together with the benefit of rights and easements as set forth in deed to St. Anne’s Hospital Corporation dated December 10, 2002 and recorded at Book 4681, Page 77.

Together with the benefit of the easements set forth in that certain Reciprocal Easement Agreement between Steward St. Anne’s Hospital Corporation, Steward Fall River Management Care Services LLC at HTA- St. Anne’s MOB 2, LLC dated March 29, 2012 and recorded in Book 7894, Page 107.

Said premises are also described as follows:

SURVEYOR’S METES & BOUNDS DESCRIPTION:

I.795 MIDDLE STREET, ACCESS PARCEL-314 OSBORN STREET

Certain parcels of land situated in the City of Fall River, County of Bristol, Commonwealth of Massachusetts. Bounded and described as follows.

Beginning at the southeasterly intersection of South Main Street and Middle Street. Said intersection being the northwesterly corner of the herein described Parcels.

Thence: S 65° 09’ 50” E along the southerly side of Middle Street for a distance of 419.72 feet to the southwesterly intersection of Middle Street and Forest Street to a point.

Thence: S 24° 45’ 00” W along the westerly side of Forest Street for a distance of 565.42 feet to the northwesterly intersection Forest Street and Osborn Street to a point.

Thence: N 65° 30’ 00” W along the northerly side of Osborn Street for a distance of 299.31 feet to a point.

Thence: N 23° 50’ 30” E for a distance of 107.20 feet to a point.

Thence: N 65° 30’ 00” W for a distance of 49.00 feet to a point.

Thence: N 65° 24’ 11” W for a distance of 49.50 feet to a point.

Thence: S 24° 03’ 21” W for a distance of 107.28 feet to the northerly side of Osborn Street to a point. Thence: N 65° 30’ 00” W along the northerly side of Osborn Street for a distance of 87.25 feet to the northeasterly intersection of Osborn Street and South Main Street to a point.

Thence: N 31° 21’ 00” E along the easterly side of South Main Street for a distance of 571.96 feet to the point of beginning.

PARCEL II - 23 Melville Street, First Parcel Second Parcel and D

Certain parcels of land situated in the City of Fall River, County of Bristol, Commonwealth of Massachusetts. Bounded and described as follows:

Beginning at the southwesterly intersection of Osborn Street and Melville Street. Said intersection being the northeasterly corner of the herein described Parcels.

Thence: S 24° 29’ 31” W along the westerly side of Melville Street for a distance of 165.00 feet to a point.

Thence: N 65° 35’ 59” W for a distance of 144.90 feet to a point.

Thence: N 24° 23’ 23” E for a distance of 55.00 feet to a point.

Thence: N 65° 10’ 40” W for a distance of 50.00 feet to a point.

Thence: N 24° 17’ 57” E for a distance of 109.63 feet to the southerly side of Osborn Street to a point. Thence: N 65° 36’ 00” E along the southerly side of Osborn Street for a distance of 195.37 feet to the point of beginning.

PARCEL III

A Certain parcel of land situated in the City of Fall River, County of Bristol, Commonwealth of Massachusetts. Bounded and described as follows.

Beginning at a point of commencement. Said point being 239.52 feet southwesterly of the southwesterly intersection of Osborn Street and Melville Street.

Thence: S 26° 15’ 50” W along the westerly side of Melville Street for a distance of 89.00 feet to a point.

Thence: N 65° 22’ 59” W for a distance of 60.43 feet to a point.

Thence: N 26° 15’ 50” E for a distance of 88.96 feet to the point of beginning.

Thence: S 65° 25’ 00” E for a distance of 60.43 feet to the southwesterly side of Melville Street to the point of beginning.

Note: The premises described above include the following addresses:

795 Middle Street

314 Osborn Street

23 Melville Street

Exhibit A-5

St. Elizabeth Land

PARCEL I (253 Washington Street), Book 10091, Page 239; Confirmatory Book 15050, Page 314

A certain parcel of land with all buildings, facilities, and improvements now and hereafter thereon, situate in Boston (Brighton District) Suffolk County, Massachusetts, the same being shown as “Parcel 1” on a plan entitled “Subdivision Plan of Land in Boston, Mass. Brighton District – Suffolk County”, scale 1 inch = 40 feet, dated August 20, 1982, drawn by Miller & Nylander Co., recorded in the Suffolk County Registry of Deeds at the end of Book 10075, bounded and described as follows: WESTERLY by Washington Street, 273.88 feet; NORTHWESTERLY by Parcel 2 shown on said plan, 100.00 feet; WESTERLY by Parcel 2 shown on said plan, 53.66 feet; NORTHWESTERLY by Parcel 2 shown on said plan, 90.00 feet; NORTHERLY by Parcel 2 shown on said plan, 16.94 feet; NORTHWESTERLY by Parcel 2 shown on said plan, 64.40 feet; NORTHEASTERLY by Parcel 2 shown on said plan, 101.19 feet; NORTHWESTERLY by Parcel 2 shown on said plan, 84.22 feet; NORTHEASTERLY by Parcel 2 shown on said plan, 58.20 feet; and SOUTHEASTERLY by land now or formerly of St. Elizabeth’s Hospital Foundation, Inc., by two lines respectively measuring, 240.79 feet and 99.47 feet.

Containing 73,505 square feet of land, more or less, or 1.687 acres, more or less, according to said plan.

Parcel I is also shown as the “Parcel I” containing 73,505+/- square feet on plan at Book 16789, End (plan shows two Parcel Is).

PARCEL II (261 Washington Street), Book 3503, Page 545; Book 3552, Page 61; Book 3561, Page 165; Book 3561, Page 167; Book 4022, Page 521; Book 5596, Page 38; Book 6496, Page 90

The land on Washington Street in Boston (Brighton District) Commonwealth of Massachusetts and being shown as Parcel 2, containing 415,382+/- square feet, on Plan entitled “Mortgage Plan of Land, St. Elizabeth’s Hospital North Complex Project, Brighton District Boston, Mass.,” dated June 14, 1988 prepared by BSC Group and recorded at Book 14983, Page 1.

Specifically excepting therefrom Parcel 3 as shown on Plan at Book 14983, Page 1 and which parcel was conveyed to St. Elizabeth’s Realty Corp. by Deed dated September 21, 1990 and recorded at Book 16521, Page 283.

Together with appurtenant rights and easements set forth in Deed to Saint Elizabeth’s Realty Corp. dated September 27, 1990 and recorded at Book 16521, Page 283.

Parcel 2 is also shown as the “Parcel 2” containing 415,382+/- square feet on plan at Book 16789 End (plan shows two Parcel 2s).

[There is no PARCEL III]

PARCEL IV (Nevins Street)

That certain parcel of land at the end of Nevin Street in said Boston (Brighton), being shown as Parcel B on a plan entitled “Plan of Land in Boston (Suffolk County),” dated January 24, 2014, revised December 23, 2015, by Precision Land Surveying, Inc., recorded with the Suffolk Registry of Deeds at Plan 2015, Page 537 .

Together with the benefit of the non-exclusive drainage easement appurtenant to Parcel 2 above (the “Easement”) running from Parcel 2 to Washington Street and shown as the “Proposed 20’ Utility and Drainage Easement” on the plan at Book 16789 End, and bounded and described as follows: Beginning at the Southeast corner of the northwesterly line of Parcel 2 as shown on said Plan; thence S 39° 30’ 44” W across said Parcel 1 one hundred seventy eight and 45/100 (178.45) feet to a point on the northerly side of Washington Street, said point lying on the arc of a curve concave northeasterly, from which said point a radial line bears N32° 15’ 25” E; thence running Northerly along said sideline and said arc twenty and 14/100 (20.14) feet; thence running N 39° 30’ 44” E across said Parcel 1 one hundred eighty and 84/100 (180.84) feet to the said northwesterly line of Parcel 2; thence running S50° 29’ 16” E along said northwesterly line twenty and 00/100 (20.00) feet to the point of beginning.

Containing 3,560 square feet or 0.082 acres, more or less.

Together with the benefit of appurtenant rights and easement set forth in deed to St. Elizabeth’s Hospital Foundation, Inc., Trustee dated October 14, 1982 and recorded at Book 10091, Page 239, as confirmed by Confirmatory Deed dated September 26, 1988 and recorded at Book 15050, Page 314.

Exhibit B-1

Permitted Exceptions - Good Samaritan Land

1. Survey entitled “ALTA/ACSM Land Title Survey, Steward Good Samaritan Medical Center, Inc., Brockton, Massachusetts”, dated 9-23-16, by Holden Engineering & Surveying, Inc. (the “Survey”), discloses the following:

a. Pavement encroaches onto the subject property near North Pearl Street;

b. Garage encroaches onto the subject property near land n/f of Genefis Realty Trust on Oak Street.

2. Possible rights of others in Newland Avenue (Paper Street) as shown on the plan recorded at Plan Book 32 Page 207.

3. Taking of easements for the widening of Lovett’s Brook by the City of Brockton dated February 4, 1935 and recorded at Book 1687, Page 106; as shown in Plan Book 5, Page 454.. (Affects Parcels 1, 2 and 3 on plan in Plan Book 32 Plan 207).

4. Taking in fee L.O. 4113 for highway purposes by the Department of Public Works, Commonwealth of Massachusetts dated January 19, 1954 and recorded at Book 2324, Page 171 and filed as Document 47638 (affects Parcels 1 and 5 on plan in Plan Book 32 Plan 207).

5. Taking of drain easements by the City of Brockton dated June 26, 1961 and recorded at Book 2861, Page 483, as shown on Plan No. 435 of 1961 (affects Parcel 3 on plan in Plan Book 32 Plan 207).

6. Taking of water easements by the City of Brockton dated December 10, 1962 and recorded at Book 2988, Page 470, as shown on Plan No. 939 of 1962 (affects Parcel 2 on plan in Plan Book 32 Page 207).

7. Taking of water easements by the City of Brockton dated December 10, 1962 and recorded at Book 2988, Page 470, as shown on Plan No. 939 of 1962 (affects Parcel 1 on plan in Plan Book 32 Page 207).

8. Zoning Decision, Variance, issued by the City of Brockton Board of Appeals, dated February 15, 1965, notice of which is recorded at Book 3184, Page 35 (affects Parcels 1,2 and 3 on the plan in Plan Book 32 Page 207).

9. Taking of easements for sewer purposes by the City of Brockton dated February 28, 1966 and recorded at Book 3280, Page 142, as shown on Plan No. 184 of 1966 (affects Parcels 1 and 3 on plan in Plan Book 32 Plan 207).

10. Zoning Decision, Variance, issued by the City of Brockton Board of Appeals, dated May 19, 1969, notice of which is recorded at Book 3521, Page 237.

11. Zoning Decision, Variance, issued by the City of Brockton Board of Appeals, dated December 12, 1974, notice of which is recorded at Book 4037, Page 583 (affects Parcel 4 on the plan in Plan Book 32 Page 207).

12. Zoning Decision, Variance, issued by the City of Brockton Board of Appeals, dated April 19, 1979, notice of which is recorded at Book 4643, Page 244 (affects Parcel 4 on the plan in Plan Book 32 Page 207).

13. Zoning Decision, Variance, issued by the City of Brockton Board of Appeals, dated September 18, 1980, notice of which is recorded at Book 4880, Page 183 (affects Parcel 4 on the plan in Plan Book 32 Page 207).

14. Order of Conditions, DEP File No. 118-314, issued by the Brockton Conservation Commission dated May 9, 1995 and filed as Document 389840 (affects Parcels 3,4 and 5 on plan in Plan Book 32 Page 207).

15. Riparian rights of others in Lovett’s Brook and possible rights of others in Holworth Avenue, Rangeley Avenue and Ingleside Avenue, (paper streets) as shown on 1987 plan recorded as Plan Number 324 of 1989 in Plan Book 32, Page 207.

16. Taking of easements L.O. No. 7176 for highway purposes by the Department of Public Works, Commonwealth of Massachusetts, dated September 15, 1993 and recorded at Book 12223, Page 287 as shown on Plan No. 512 of 1993 (may affect Parcels 1 and 3 on plan in Plan Book 32 Plan 207).

17. Zoning Decision, Special Permit by the City of Brockton Zoning Board of Appeals, dated September 10, 1996, notice of which is recorded at Book 14838, Page 233 (affects Parcels 1-5 on the plan in Plan Book 32 Page 207).

18. Taking by the Commonwealth of Massachusetts for the relocation and alteration of North Pearl Street dated May 7, 1997 and recorded at Book 15190, Page 61, as shown on Plan No. 330 of 1997.

19. Taking in fee simple L.O. No. 7230 for highway purposes by the Department of Public Works, Commonwealth of Massachusetts, dated May 7, 1997 and recorded at Book 15190, Page 61 (affects Parcels 1, 2 and 3 on plan in Plan Book 32 Plan 207).

20. Zoning Decision, Variance, issued by the City of Brockton Board of Appeals, dated October 20, 2000, notice of which is recorded at Book 18993, Page 185 (affects Parcels 1, 2 and 3 on the plan in Plan Book 32 Page 207).

21. Terms and provisions of a lease between Caritas Good Samaritan Medical Center, Inc., Lessor and Nextel Communications of the Mid-Atlantic, Inc., Lessee, notice of which is dated September 12, 2000, recorded February 21, 2001 at Book 19395, Page 1 as affected by an Assignment and Assumption of Lease between Caritas Good Samaritan Medical Center, Inc. and Steward Good Samaritan Medical Center, Inc. dated November 5, 2010 and recorded on November 9, 2010 at Book 39243, Page 207. (Affects parcels 1 and 3 on the plan in Plan Book 32 Page 207)

22. Zoning Decision, Variance, issued by the City of Brockton Board of Appeals, dated October 23, 2001, notice of which is recorded at Book 20764, Page 199. (Affects Parcels 1, 2 and 3 on the plan in Plan Book 32 Page 207).

23. Order of Conditions, DEP File No. 118-492, issued by the Brockton Conservation Commission dated July 22, 2003 and filed as Document 543101, as affected by Certificate of Compliance with ongoing conditions, dated November 18, 2004, filed as Document 577524. (Affects Parcels 3,4 and 5 on plan in Plan Book 32 Page 207)

24. Grant of Easement to Titanium Group LLC, for driveway and access purposes, dated May 7, 2008, recorded at Book 35958, Page 339, as shown on Plan 251 of 2008 in Plan Book 54, Page 379.

25. Terms and provisions of Grant of Drainage Easement from the Trustees of The Kechejian Family Limited Partnership Management Trust, dated June 24, 2008, filed as Document No. 640340, and recorded at Book 36290, Page 293, as shown on Plan 440 of 2008 in Plan Book 54, Page 675. (Affects easement parcel only)

26. Easement to Massachusetts Electric Company, dated May 11, 2010, recorded at Book 38615, Page 78. Note: Not filed against registered land parcels, if it affects registered land parcels.

27. Master Lease between HTA - Good Sam Cancer Center, LLC, as Landlord, and Steward Good Samaritan Medical Center, Inc., as Tenant, dated as of March 29, 2012 as evidenced by a Notice of Master Lease dated March 29, 2012 and recorded in Book 41196, Page 108 as amended at Book 40386, Page 316 and assigned at Book 43086, Page 280.

28. Master Lease between HTA - Good Sam MOB, LLC, as Landlord, and Steward Good Samaritan Medical Center, Inc., as Tenant, dated as of March 29, 2012 as evidenced by a Notice of Master Lease dated March 29, 2012 and recorded in Book 41196, Page 94, as affected by Amended and Restated Notice of Lease recorded at Book 43086, Page 311.

29. Terms and provisions of a Reciprocal Easement Agreement between Steward Good Samaritan Medical Center, Inc., HTA – Good Sam MOB, LLC and HTA- Good Sam Cancer Center, LLC dated March 29, 2012 and recorded in Book 41197, Page 127 and filed as Document No. 690089 as amended by Amended and Restated Reciprocal Easement Agreement, dated May 15, 2013, recorded with said Deeds, Book 43086, Page 290 and filed with said Registry District as Document No. 708094.

30. Taking by the City of Brockton for the layout and widening of Oak Street, dated February 23, 1960, recorded at Book 2764, Page 298, as affected by a Certificate of Entry, recorded at Book 2843, Page 220.

31. Order for sewer construction by the City of Brockton, dated March 22, 1971, recorded at Book 3661, Page 674.

32. Taking by the Commonwealth of Massachusetts Department of State Highways of North Pearl Street (Route 27) and for the widening of a portion of Oak Street Extension, recorded at Book 15190, Page 61. Note: See Section 3 described therein.

33. Grant of Drainage Easement to Caritas Good Samaritan Medical Center, Inc., dated June 24, 2008 recorded at Book 36290, Page 293.

34. Notice of Right of First Refusal Agreement by HTA – Good Same MOB, LLC to Steward Good Samaritan Medical Center, Inc., recorded with said Deeds, Book 43086, Page 286 relating to 818 Oak Street and 830 Oak Street, Lot B shown on Plan Book 57, Page 616.

35. Grant of Easement to Massachusetts Electric Company, dated August 26, 2015, recorded with said Deeds, Book 45974, Page 45.

Exhibit B-2

Permitted Exceptions - Holy Family Land

1. Rights of others to use way extending from Pleasantview Street, as recited in deed to Bon Secours Hospital Inc. dated January 26, 1946 and recorded at Book 680, Page 489, which way is shown on Land Court Plan 19835B.

2. Access easement, utility easement and walls as disclosed on Land Court Plan 19835D.

3. Notice of Variance from Town of Methuen Board of Appeals dated May 27, 1970 to Bon Secours Hospital filed on May 27, 1970 as Document No. 21474.

4. Notice of Decision for Special Permit from Town of Methuen Zoning Board of Appeals filed December 10, 1982 as Document No. 33720.

5. Notice of Decision for Special Permit from Town of Methuen Zoning Board of Appeals filed December 20, 1984 as Document No. 37089.

6. Notice of Decision for Special Permit from Town of Methuen Zoning Board of Appeals filed October 25, 1984 as Document No. 36822.

7. Special Permit issued by Town of Methuen Board of Appeals dated April 12, 1988 and filed as Document No. 45241.

8. Notice of Decision from Town of Methuen Community Development Board Case No. 90-2 filed August 21, 1990 as Document No. 49293.

9. Terms and provisions of a Lease dated November 1, 1997 between Valley Regional Health System, Inc. and Robert C. Hannon, M.D. as evidenced by a Notice of Lease executed November 1, 1997 and filed on December 29, 1997 as Document No. 66490 as affected by Assignment and Sublease Agreement dated November 2, 1997 from Robert C. Hannon, M.D. to Salem Radiology Real Estate and Equipment Company filed on February 27, 1998 as Document No. 66905, as affected by an Assignment of Interests in Lease Agreement from Salem Radiology Real Estate and Equipment Company to Caritas Holy Family Hospital, Inc. dated October 29, 2010 and filed on October 29, 2010 as Document No. 101817, and further affected by an Assignment and Assumption of Lease between Caritas Valley Regional Health Systems, Inc. and Steward Holy Family Hospital dated November 5, 2010 and filed on November 9, 2010 as Document No. 101900.

10. Order of Conditions, issued by Town of Methuen, Conservation Commission, Methuen Wetlands Protection Ordinance Chapter 12.M.D.M. M.M.C. File Number 99-044 filed December 22, 1999 as Document No. 72003 as affected by Certificate of Compliance issued December 20, 2001 and filed as Document No. 77046.

11. Order of Conditions, issued by Town of Methuen, Conservation Commission, File Number 219-682 dated December 2, 1999 and filed December 22, 1999 as Document No. 72004; as affected by Certificate of Compliance filed on January 8, 2002 as Document No. 77047.

12. Decision from Town of Methuen Zoning Board of Appeals, Case No. 2001-49 filed on January 11, 2002 as Document No. 77073.

13. Order of Conditions, issued by Town of Methuen, Conservation Commission File Number 219-751 dated February 16, 2001 and filed October 12, 2001, as Document 76303, as affected by Certificate of Compliance with ongoing conditions dated December 12, 2002 and filed as Document 80640.

14. Order of Conditions, issued by Town of Methuen, Conservation Commission File Number 00-750 dated February 15, 2000 and filed October 12, 2001, as Document 76317, as affected by Certificate of Compliance with ongoing conditions dated December 12, 2002 and filed as Document 80641.

15. Notice of Contract dated July 31, 2003 between The Hartford Roofing Company and Admiral Building Products, Inc., Subcontractors by Peyton Construction Corporation, Contractor for Holy Family Hospital, Inc. f/k/a Bon Secours Hospital, Inc. and a/k/a Caritas Holy Family filed December 10, 2009 as Document No. 85204 and Statement of Account filed December 10, 2003 as Document No. 85205.

16. Notice of Contract dated August 1, 2002, signed October 3, 2002 between Coastline Company, Inc. f/k/a Coastline Fire Protection Co., Inc. as Subcontractor to Peyton Construction Corporation, as General Contractor to Valley Regional Health Systems, Inc., filed as Document No. 90523; as affected by Statement of Account filed October 12, 2005 as Document No. 90524.

17. Lease Agreement between Caritas Holy Family Hospital, Inc. as Sub-Lessor, and Ominipoint Communications, Inc., as Sub-Lessee, Notice of which is dated January 6, 2009, recorded at Book 11795, Page 229, as affected by an Assignment and Assumption of Lease between Caritas Valley Regional Health Systems, Inc., and Steward Holy Family Hospital, Inc., dated November 5, 2010 and recorded on November 9, 2010 in Book 12272, Page 285. NOTE: Not filed in Registered Land.

18. Lease in which Valley Regional Health System, Inc. is the Lessor and Bon Secours Hospital of Methuen, Inc. is the Lessee, Notice of which is filed as Document 37090 encumbering property shown on Land Court Plan 19835B, as affected by Release of certain property from lease (Lot 3 on Land Court Plan 198350) Release dated January 18, 1989 and filed as Document 46824 and as affected by Release of additional property (property shown on Easement Plan R-37) from Lease, Release dated February 26, 1998 and as filed as Document 66904, as affected by an Assignment and Assumption of Lease between Caritas Valley Regional Health Systems, Inc., and Steward Holy Family Hospital, Inc., dated November 5, 2010 and filed on November 9, 2010 as Document No. 101899.

19. Decision by the City of Methuen Community Development Board dated June 10, 2009 and recorded at Book 12016, Page 8. See also Plan entitled “Holy Family Hospital Emergency Department Addition Site Plan Approval” dated May 2009, revised July 10, 2009 by Woodard & Curran, recorded as Plan No. 16239. Note: Instruments mentioned in item 26 are recorded on the recorded side only.

20. Possible suggestion of easement as shown by Plan R-37 filed with said Registry District.

21. Notice of Lease Agreement, dated December 28, 2011 by and between Steward Holy Family Hospital, as Lessor and Sprint Spectrum L.P., as Lessee, filed with said Registry District as Document No. 104800.

22. Memorandum of Lease by and between Steward Holy Family Hospital, Inc., as Landlord, and New Cingular Wireless PCS LLC, as Tenant, dated October 7, 2014, filed as Document No. 110918.

23. The following matters shown on a plan of survey entitled “ALTA/ACSM Land Title Survey, # 70 East Street, City of Methuen, Massachusetts” date: September 26, 2016, Prepared by Merrimack Engineering Services (the “Survey”):

a. Cart paths run through premises and onto abutters n/f Town of Methuen High School and n/f Town of Methuen and Lot 10;

b. Drainage Brook runs along westerly side of premises;

c. Electric Vault Building shows inside boundary line of East Street;

d. 3 parking spaces in Lot 10 encroach over onto lot 9;

e. Cement concrete walk connects to building on Lot 10; and

f. Easement runs in the perimeter along Ranger Road and Way.

Exhibit B-3

Permitted Exceptions - Morton Land

AFFECTS TRACT I

1. Layout of Hope Street as a public way by the City of Taunton, dated October 22, 1908, recorded at Book 635, Page 12.

2. Notice of Variance granted by the Taunton Board of Appeals, dated June 9, 1965, recorded at Book 1480. Page 389; see Findings and Decisions dated May 16, 1965, certified June 10, 1965, recorded April 2, 1982 at Book 2182, Page 203.

3. Contract for Sale of Land for Private Redevelopment by and between the Taunton Redevelopment Authority and Morton Hospital dated April, 1981, recorded May 22, 1981 at Book 2104, Page 114, beginning at Page 115.

4. Decision on Special Permit by the City of Taunton Municipal Council, for parking purposes, dated March 30, 1982, certified April 20, 1982, recorded at Book 2191, Page 168.

5. Easement granted to New England Telephone Company dated April 2, 1982, recorded at Book 2200, Page 178. See Plan Book 197, Page 58.

6. Permanent utility easement granted to the City of Taunton dated April 2, 1982, recorded at Book 2200, Page 184. . See Plan Book 197, Page 58.

7. Agreement by and between the City of Taunton, Morton Hospital, Inc. and Rockyknoll Estates, Inc., dated December 2, 1983, recorded at Book 2414, Page 186. (Note: 2 Decisions contained within it).

8. Permanent utility easement granted to the City of Taunton, dated January 3, 1992 recorded at Book 5002, Page 313. See Plan Book 320, Page 13.

9. Utility easement granted to the City of Taunton dated January 3, 1992, recorded at Book 5002, Page 317. Deed Plan Book 320, Page 14.

10. Permanent utility easement granted to the City of Taunton, dated August 20, 1992 recorded at Book 5304, Page 267; see Discontinuance of a portion of Grove Street dated October 6, 1992 recorded at Book 5490, Page 224. See Plan Book 326, Plan 31.

11. Utility easement granted to the City of Taunton, dated March 15, 1995, recorded at Book 6304, Page 141, as shown in Plan Book 344, Plan 77 (imaged at 78).

12. Matters as shown on a survey entitled “ALTA/NSPS Land Title Survey in Taunton, MA (Bristol County), Tract I #88 Washington Street including 31, 34, 35, 41 and 43 Grove Street and 37 North Pleasant Street, Taunton (“Lot 1”),” by Precision Land Surveying, Inc., Scale 1” = 40’ dated September 26, 2016 (the “Survey”) as follows:

a. driveway and overhead wires of #35 North Pleasant Street encroach onto insured property by up to 5.8 feet;

b. area in use by inhabitants of #40 and #42 Grove Street (multiple encroachments)

c. parking lot in use by insured property and inhabitants of #53 Grove Street;

d. fence encroaches onto land n/f of Thibodeau by up to 3.4 feet;

e. overhead wires servicing insured property cross onto land n/f Pelletier by up to 1.0 feet;

f. overhead wires cross lot lines onto land n/f Roman Catholic Archbishop of Fall River;

g. 5 ft. chain link fence and stone retaining wall meander along lot line; and

h. Morton Hospital and Thayer Building operated as interconnected facilities without regard to lot lines and without a reciprocal easement agreement as to easements, encroachment and access issues.

13. Petition for Special Permit/Site Plan Removal, recorded with said Deeds, Book 21680, Page 195.

AFFECTS TRACT II

1. Matters as shown on a survey entitled “ALTA/NSPS Land Title Survey in Taunton, MA (Bristol County), Tract II #14 and #36 North Pleasant Street,” by Precision Land Surveying, Inc., Scale 1” = 20’ dated September 26, 2016 (the “Survey”), as follows:

a. area maintained by n/f deMelo encroaches onto insured property by up to 3 ft.; and

b. fence crosses lot lines

Exhibit B-4

Permitted Exceptions - St. Anne’s Land

1. Zoning Decision, Fall River Board of Appeals dated August 16, 1973, notice of which is recorded at Book 1081, Page 379.

2. Zoning Decision, Fall River Board of Appeals dated April 21, 1977, notice of which is recorded at Book 1169, Page 212. Affects I.

3. Zoning Decision, Fall River Board of Appeals dated November 21, 1979, notice of which is recorded at Book 1300, Page 82. Affects I.

4. Zoning Decision, Fall River Board of Appeals dated September 2, 1980, notice of which is recorded at Book 1328, Page 254. Affects I.

5. Terms and provisions of Lease in which St. Anne’s Hospital Corporation is the Landlord and Omnipoint Communications, Inc. is the Tenant, a Memo of which is dated April 10, 2006 and recorded at Book 6317, Page 228, as affected by an Assignment and Assumption of Lease from St. Anne’s Hospital Corporation to Steward St. Anne’s Hospital Corporation dated November 5, 2010 and recorded on November 9, 2010 in Book 7559, Page 21. Affects I.

6. Zoning Decision, Fall River Zoning Board of Appeal dated August 1, 2006, notice of which is recorded at Book 6388, Page 345. Affects I.

7. Decision by the Fall River Zoning Board of Appeals, dated January 8, 2008 recorded at Book 6849, Page 92. Affects I.

8. Notice of Activity and Use Limitation by St. Anne’s Hospital Corporation, dated as of July 24, 2008, recorded at Book 6997, Page 123, and filed as Document No. 40203. See Plan Book 146, Page 15. Affects I.

9. Lease Agreement dated November 11, 2008, by and between Saint Anne’s Hospital Corp., as Lessor and Metro PCS Massachusetts LLC, as Lessee, a Memorandum and Notice of which is dated November 18, 2008, recorded April 3, 2009 at Book 7149, Page 128, as affected by Assignment and Assumption Agreement from St. Anne’s Hospital Corporation to Steward St. Anne’s Hospital Corporation dated November 5, 2010 and recorded on November 9, 2010 in Book 7559, Page 14. Affects I.

10. Easement reserved and provisions contained in Report of Discontinuance of Oliver Street by the City of Fall River City Council dated December 4, 1979 and filed as Document No. 12247.

11. Zoning Decision by the Fall River Zoning Board of Appeals dated August 24, 2006 and filed as Document No. 38096.

12. Easement to Massachusetts Electric Company dated March 1, 2010 and recorded at Book 7414, Page 119.

13. Discontinuance of Forest Street by the City of Fall River dated April 8, 2010 and recorded on October 13, 2010 as Instrument No. 16729.

14. Reciprocal Easement Agreement between Steward St. Anne’s Hospital Corporation, Steward Fall River Management Care Services LLC and HTA-St. Annes MOB 2, LLC dated March 29, 2012 and recorded in Book 7894, Page 107, as affected by Amended and Restated Reciprocal Easement Agreement, dated May 15, 2013, recorded with said Deeds, Book 8233, Page 85, as affected by Lender Consent and Subordination to Easement Agreement, undated but acknowledged on April 23, 2013, recorded with said Deeds, Book 8233, Page 104 and as further affected by Lender Consent and Subordination to Easement Agreement, undated but acknowledged on April 10, 2013, recorded with said Deeds, Book 8233, Page 102.

15. Reciprocal Easement Agreement between Por Cristo, Inc., HTA- St. Annes MOB 1, LLC and Steward St. Anne’s Hospital Corporation, dated March 29, 2012 and recorded in Book 7893, Page 268 as affected by Termination of Reciprocal Easement Agreement, dated December 28, 2012, recorded with said Deeds, Book 8119, Page 323.

16. Grant of Easement to Comcast of Southern New England Inc., dated December 1, 2012, recorded with said Deeds, Book 8173 Page 17.

17. Matters disclosed by a Plan entitled “Correction Plan 81X, Plan of Land in Fall River Massachusetts, Owned by St. Annes Hospital Corporation, dated March 27, 2012 by Cooperative Land Surveys LLC, recorded with said Deeds, Plan Book 151 Page 63.

18. Grant of Easement to Massachusetts Electric Company, dated March 4, 2013 recorded in Book 8186, Page 154.

Exhibit B-5

Permitted Exceptions - St. Elizabeth Land

1. Easement granted to the City of Boston for the right to slope or bank the fillings where required for grading Cambridge Street by instrument dated November 20, 1899 and recorded at Book 2647, Page 417. Affects II

2. Easement granted to the City of Boston for the right to slope or bank the fillings where required for grading Cambridge Street by instrument dated November 20, 1899 and recorded at Book 2647, Page 590. Affects II

3. Easement to slope or bank granted by Ida Mason, et al, Executors, to the City of Boston by instrument dated February 4, 1908 and recorded at Book 3269, Page 562. Affects II.

4. Reservation of the right to slope or bank the filling where required for grading Nevins Street as set forth in deed to St. Elizabeth’s Hospital of Boston dated March 26, 1917, recorded at Book 4022, Page 521. Affects II and IV.

5. Reservation of the right to slope or bank the filling where required for grading, filling and constructing Nevins Street as set forth in deed to The Passionist Missionary Society of Boston dated March 26, 1917, recorded at Book 4045, Page 341. Affects II and IV.

6. Easement granted to Boston Edison Company dated August 9, 1989 and recorded at Book 15781, Page 25. Affects II.

7. Matters set forth, including Drainage Easements, in Deed by St. Elizabeth’s Hospital Foundation, Inc. to Saint Elizabeth’s Hospital of Boston dated April 26, 1991 and recorded at Book 16819, Page 168. Affects V.

8. Preservation Restriction Agreement between the Commonwealth of Massachusetts by and through the Massachusetts Historical Commission, and the St. Elizabeth’s Hospital Foundation, Inc., for St. Gabriel’s Monastery Building, dated October 3, 2002, recorded at Book 31813, Page 52. Affects II.

9. License Maintenance and Indemnification Agreement with the City of Boston, acting by and through its Public Improvement Commission, dated June 11, 2007, recorded at Book 42761, Page 178, as shown on Plan No. 828 of 2007 and Plan No. 829 of 2007. Affects II.

10. License for passageway set forth in an Instrument dated January 15, 1953 and recorded in Book 6844, Page 593. (affects Parcel IV)

11. Easement contained in a deed from St. Elizabeth’s Hospital of Boston, Inc. to St. Elizabeth’s Hospital Foundation, Inc. dated October 14, 1982 and recorded in Book 10091, Page 239, as affected by a Confirmatory Deed from St. Elizabeth’s Hospital of Boston to St. Elizabeth’s Hospital Foundation, Inc. dated September 26, 1988 and recorded in Book 15050, Page 314. (affects Parcel I and II)

12. Easement Agreement from St. Elizabeth’s Hospital Foundation, Inc. to St. Elizabeth’s Hospital Foundation, Inc. as trustee u/d/t dated December 30, 1982, which Agreement is dated November 8, 1988 and recorded in Book 15663, Page 199. (affects Parcel IV)

13. Reciprocal Easement Agreement between Steward St. Elizabeth’s Medical Center of Boston and Steward St. Elizabeth’s Realty Corp. and HTA St. Elizabeth’s MOB 1, LLC dated March 29, 2012 and recorded at Book 49309 Page 82, as affected by and Amended and Restated Reciprocal Easement Agreement dated May 15, 2013 and recorded in Book 51465, Page 117. (affects all)

14. Amendment and Assumption Agreement to License Maintenance and Indemnification Agreement by the City of Boston Public Improvements Commission, dated April 29, 2013, recorded with said Deeds, Book 52409, Page 85. (affects Parcel II)

15. Easement Agreement, dated December 29, 2015, recorded with said Deeds, Book 55541, Page 8. (affects Parcel IV)

16. The following matters shown on a plan of survey entitled “ALTA/NSPS Land Title Survey 736 Cambridge Street, 159, 201 Washington Street & 45 Nevins Street, Boston, Suffolk County Massachusetts Date 8-26-16, Prepared by: Holden Engineering & Surveying, Inc. (the “Survey”):

a. Existing 8’ high iron fence on excepting parcel, Parcel A crosses over onto Land.

Exhibit C

Existing Subleases

None

Exhibit D

Excluded Subsidiaries

Steward PET Imaging LLC

Tailored Risk Assurance Company, Ltd.

Steward-Compass Ventures, LLC

Miller Street Medical Center, LLC

Steward Medical Laboratories LLC

Steward Special Projects LLC

Massachusetts Express Care, PLLC

Orchard Surgical Center, LLC

Provider Network Alliance, LLC

Schedule 1-A

MPT of Brighton-Steward, LLC,

MPT of Brockton-Steward, LLC,

MPT of Fall River-Steward, LLC

MPT of Methuen-Steward, LLC, and

MPT of Taunton-Steward, LLC,

each a Delaware limited liability company, collectively, jointly and severally, as Lessor.

Schedule 1-B

Steward St. Elizabeth’s Medical Center of Boston, Inc.,

Steward Good Samaritan Medical Center, Inc.,

Steward Holy Family Hospital, Inc.,

Steward St. Anne’s Hospital Corporation, and

Morton Hospital, A Steward Family Hospital, Inc.,

each a Delaware corporation, collectively, jointly and severally, as Lessee.

Schedule 1-C

Non-Permitted Assignees

National Providers

HCA

Tenet

Community

Regional Care / Capella

IASIS

Prime

Prospect

Ardent

Payors

Optum

United

BCBS of MA

BCBS of RI

CIGNA

AETNA

Tufts

HPHC

BMC Health Net

Centene

Local Providers

Partners, et al.

BIDCO/BIDPO

Southcoast / Care New England

Lifespan

UMass

Boston Medical Center

Tufts Medical Center / Wellforce

Schedule 3.1(a)

Lease Bases

The “Lease Base” for each of the Properties are as follows:

Property	Lease Base

Good Samaritan	$98,000,000
Holy Family (Hospital)	$129,000,000
Morton	$88,000,000
St. Anne’s	$96,000,000
St. Elizabeth	$189,000,000

$600,000,000

and, in each case, plus all out of pocket costs and expenses not included in such sum which are incurred or paid in connection with the purchase and lease of each of the Properties, including, but not limited to property transfer taxes, legal, appraisal, title, survey, environmental, seismic, engineering and other fees and expenses paid in connection with the inspection of the Properties and each Facility, and paid to advisors and brokers (except to the extent such items are paid by the Lessees), and shall include the costs of Capital Additions funded by Lessor (and Lessor’s Affiliates) as provided in Section10.3 of this Lease with respect to each Property. Notwithstanding any provision hereof, no item shall be included in the Lease Base for purposes of this Lease to the extent that such item (i) is paid separately by Lessee or is subject to a separate repayment obligation of Lessee, or (ii) was expressly required to be paid by Lessor or its Affiliates pursuant to the Real Estate Contact.

Schedule 10.3

Capital Additions

With respect to any Capital Additions funded by Lessor pursuant to Article X, the following terms and conditions shall apply:

(a) Lessee agrees to pay or reimburse all of Lessor’s reasonable, out-of-pocket costs and expenses paid or incurred in connection with such Capital Addition, including the reasonable costs of any construction consultant engaged by Lessor.

(b) Lessee shall submit to Lessor a draw request in form reasonably acceptable to Lessor not less than twenty (20) days before the date on which Lessee desires a funding.

(c) Lessee shall have the sole right to designate and/or approve the general contractor, developer, architect, construction company, engineer and other parties that will participate in the construction and development of such Capital Addition (each a “Third Party Contractor”). Lessee shall control the preparation and negotiation of the definitive agreements with Third Party Contractors but shall not execute any definitive agreements with such Third Party Contractor’s without the giving Lessor a reasonable opportunity to review and comment to such definitive agreements prior to execution.

(d) Lessee shall not authorize or permit any material change, modification, supplement or substitution to any construction contract, architect agreement, the site plan, the plans and specifications (or any working drawings), or the scope of work pursuant to any of the foregoing, without the prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed.

(e) Lessee shall submit to Lessor copies of all approvals, governmental approvals and permits necessary for such Capital Addition.

(f) Lessee shall provide Lessor with all other customary documentation for projects similar in cost and scope of such Capital Addition, including without limitation, all executed contracts, collateral assignments of construction contracts and lien waivers in favor of Lessor, and certificates of insurance and insurance policies required under the construction contract for such Capital Addition, showing Lessor as named obligee, additional insured and loss payee.

Schedule 40.25

State Specific Provisions

None.